EXHIBIT 10.31(a)





             CLEVELAND HOPKINS INTERNATIONAL AIRPORT

               SPECIAL FACILITIES LEASE AGREEMENT

                              WITH

                   CONTINENTAL AIRLINES, INC.

       __________________________________________________

                    1997 Concourse Expansion

       __________________________________________________



                           Dated as of
                        October 24, 1997

       __________________________________________________

                       TABLE OF CONTENTS


ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . .2

ARTICLE II - RIGHTS, PRIVILEGES AND PREMISES . . . . . . . . . .9

     2.01   Lease and Use of Continental Special Facilities. . .9
     2.02   Space in and Adjacent to Terminal Building . . . . 10
     2.03   Access . . . . . . . . . . . . . . . . . . . . . . 11
     2.04   Use by Airline . . . . . . . . . . . . . . . . . . 12
     2.05   Environmental Compliance . . . . . . . . . . . . . 12

ARTICLE III - OCCUPANCY; TERM. . . . . . . . . . . . . . . . . 16

     3.01   Term . . . . . . . . . . . . . . . . . . . . . . . 16
     3.02   Relationship to Other Agreements . . . . . . . . . 18

ARTICLE IV - QUIET ENJOYMENT . . . . . . . . . . . . . . . . . 20

ARTICLE V - ISSUANCE OF BONDS AND GARBS; CONSTRUCTION
            OF 1997 CONCOURSE EXPANSION; PAYMENT OF
            COSTS OF THE 1997 CONCOURSE EXPANSION. . . . . . . 21

     5.01   Issuance of the Bonds; Deposit of Bond Proceeds;
              Deposit of Airline's Funds . . . . . . . . . . . 21
     5.02   Issuance of GARBs. . . . . . . . . . . . . . . . . 23
     5.03   Allocation of Costs of Facilities. . . . . . . . . 24
     5.04   Reimbursements and Disbursements Generally . . . . 24
     5.05   Specific Reimbursement and Disbursement Matters. . 25
     5.06   Airline's Obligation to Complete Construction of the
              1997 Concourse Expansion . . . . . . . . . . . . 27
     5.07   Construction of 1997 Concourse Expansion . . . . . 28
     5.08   Subsequent Improvements by Airline . . . . . . . . 32
     5.09   Environmental Compliance, Remediation and Liability
              During the Construction Phase. . . . . . . . . . 32
     5.10   FAA Coordination . . . . . . . . . . . . . . . . . 34
     5.11   ODOT Coordination. . . . . . . . . . . . . . . . . 34
     5.12   Regulatory Delays. . . . . . . . . . . . . . . . . 34
     5.13   Permanent Rental Car Facilities. . . . . . . . . . 35
     5.14   Default, Notice and Termination During the
              Construction Period. . . . . . . . . . . . . . . 36

ARTICLE VI - OPERATION AND MAINTENANCE OF CONTINENTAL SPECIAL
             FACILITIES; UTILITIES . . . . . . . . . . . . . . 39

     6.01   Operation and Maintenance of Continental
              Special Facilities . . . . . . . . . . . . . . . 39
     6.02   Efficient Use of Space . . . . . . . . . . . . . . 40
     6.03   Hydrant Fueling System . . . . . . . . . . . . . . 40
     6.04   Loading Bridges. . . . . . . . . . . . . . . . . . 41
     6.05   Ramp Areas . . . . . . . . . . . . . . . . . . . . 41
     6.06   Construction, Installation and Maintenance
              of Utilities . . . . . . . . . . . . . . . . . . 41
     6.07   Relocation of Underground Utilities. . . . . . . . 41
     6.08   Security . . . . . . . . . . . . . . . . . . . . . 41
ARTICLE VII - BASIC RENT, CHARGES AND FEES; BOND RENT. . . . . 43

     7.01   Payment of Rentals, Charges and Fees . . . . . . . 43
     7.02   Basic Rent . . . . . . . . . . . . . . . . . . . . 43
     7.03   Determination and Annual Adjustment of Basic Rent. 43
     7.04   Basic Rent Reserve . . . . . . . . . . . . . . . . 45
     7.05   Bond Rent. . . . . . . . . . . . . . . . . . . . . 46
     7.06   Utilities. . . . . . . . . . . . . . . . . . . . . 47
     7.07   Concession for Sale of Alcoholic Beverages . . . . 47
     7.08   Additional Payments by City. . . . . . . . . . . . 47

ARTICLE VIII - RELATED INDENTURE PROVISIONS & UNDERSTANDINGS . 48

     8.01   Trust Indenture and Financial Structure. . . . . . 48
     8.02   Airline to Maintain Its Legal Existence. . . . . . 48
     8.03   Financial Reports. . . . . . . . . . . . . . . . . 48
     8.04   Tax Matters. . . . . . . . . . . . . . . . . . . . 48
     8.05   Continuing Disclosure. . . . . . . . . . . . . . . 50

ARTICLE IX - RULES AND REGULATIONS; COMPLIANCE WITH LAWS;
             ADDITIONAL COVENANTS. . . . . . . . . . . . . . . 51

     9.01   Rules and Regulations. . . . . . . . . . . . . . . 51
     9.02   Compliance with Laws . . . . . . . . . . . . . . . 51
     9.03   Ramp Usage and Servicing . . . . . . . . . . . . . 52
     9.04   New Employee Parking Lot . . . . . . . . . . . . . 52
     9.05   Noise Abatement. . . . . . . . . . . . . . . . . . 53

ARTICLE X - RELEASE AND INDEMNIFICATION; DAMAGE
            OR DESTRUCTION; INSURANCE. . . . . . . . . . . . . 54

     10.01  Release and Indemnification. . . . . . . . . . . . 54
     10.02  Insurance. . . . . . . . . . . . . . . . . . . . . 54
     10.03  Damage or Destruction. . . . . . . . . . . . . . . 55
     10.04  Waiver of Subrogation; Property Damage Insurance . 57

ARTICLE XI - CERTAIN RIGHTS OF CITY. . . . . . . . . . . . . . 58

     11.01  Eminent Domain . . . . . . . . . . . . . . . . . . 58
     11.02  Right to Enter, Inspect and Repair . . . . . . . . 59
     11.03  Accommodation of Airport Construction. . . . . . . 60

ARTICLE XII - DEFAULTS . . . . . . . . . . . . . . . . . . . . 63

     12.01  Events of Default. . . . . . . . . . . . . . . . . 63
     12.02  Remedies . . . . . . . . . . . . . . . . . . . . . 64
     12.03  Effect of Termination. . . . . . . . . . . . . . . 65
     12.04  Additional Rights  . . . . . . . . . . . . . . . . 65

ARTICLE XIII - ASSIGNMENT AND SUBLETTING . . . . . . . . . . . 66

     13.01  Assignment or Sublease . . . . . . . . . . . . . . 66
     13.02  Requests for Assignment or Sublease. . . . . . . . 67
     13.03  Filing of Assignment or Sublease . . . . . . . . . 67
     13.04  Application of Rent. . . . . . . . . . . . . . . . 67
     13.05  Insufficient Utilization of Concourse D Gates
              by Assignee. . . . . . . . . . . . . . . . . . . 67
     13.06  Assignments by City. . . . . . . . . . . . . . . . 68

ARTICLE XIV - AIRLINE'S RIGHT TO TERMINATE . . . . . . . . . . 69

     14.01  Airline's Right to Terminate . . . . . . . . . . . 69

ARTICLE XV - DELIVERY OF POSSESSION. . . . . . . . . . . . . . 70

ARTICLE XVI - HOLDING OVER . . . . . . . . . . . . . . . . . . 71

ARTICLE XVII - MISCELLANEOUS PROVISIONS. . . . . . . . . . . . 72

     17.01  Employment Opportunities . . . . . . . . . . . . . 72
     17.02  No Personal Liability. . . . . . . . . . . . . . . 72
     17.03  Taxes. . . . . . . . . . . . . . . . . . . . . . . 72
     17.04  Interpretation of Agreement. . . . . . . . . . . . 73
     17.05  Notices, Requests and Other Communications . . . . 73
     17.06  Entire Agreement; Amendment. . . . . . . . . . . . 75
     17.07  Waiver . . . . . . . . . . . . . . . . . . . . . . 76
     17.08  Non-Discrimination . . . . . . . . . . . . . . . . 76
     17.09  Force Majeure. . . . . . . . . . . . . . . . . . . 76
     17.10  Severability . . . . . . . . . . . . . . . . . . . 77
     17.11  Headings . . . . . . . . . . . . . . . . . . . . . 77
     17.12  Non-Exclusivity. . . . . . . . . . . . . . . . . . 77
     17.13  Approvals. . . . . . . . . . . . . . . . . . . . . 77
     17.14  Binding Nature . . . . . . . . . . . . . . . . . . 77
     17.15  Incorporation of Exhibits. . . . . . . . . . . . . 77
     17.16  Memorandum of Lease. . . . . . . . . . . . . . . . 77
     17.17  No Agency. . . . . . . . . . . . . . . . . . . . . 77
     17.18  Counterparts . . . . . . . . . . . . . . . . . . . 78
     17.19  Rights and Obligations as to Rates and Charges . . 78
     17.20  Accommodation of 1997 Concourse Expansion. . . . . 78
     17.21  Letter Agreement . . . . . . . . . . . . . . . . . 78
     17.22  Special Obligation of City; Subject to Laws. . . . 78

SIGNATURES
NOTARIZATION

EXHIBIT A - Original Lease
EXHIBIT B - Continental Special Facilities
    B-1 - Concourse D
    B-2 - Concourse C
    B-3 - Deicing Pad
    B-4 - Hydrant Fueling System
EXHIBIT C - Cost Allocation Policy
EXHIBIT D - Disbursement Request Forms
    D-1 - Disbursements from Bond Proceeds
    D-2 - Disbursements from GARB Proceeds
EXHIBIT E - Competitive Bidding Procedures for Public and Non-
Public Areas
EXHIBIT F - Maintenance and Repair Responsibilities
    DEFINITIONS AND REFERENCES
EXHIBIT G - Equal Opportunity Clause
EXHIBIT H - Blacklined MOU
EXHIBIT I - 1997 Concourse Expansion Budget
EXHIBIT J - GARB Improvements
     J-1    Concourses C & D Public Areas and
              Concourse D Concession Areas
     J-2    Certain Utilities
     J-3    Aircraft Ramp & Other Aircraft Paving
     J-4    Permanent Rental Car Facilities
     J-5    New Employee Parking Lot
     J-6    Triturator
     J-7    Outbound Bag Room, Bag Claim & Security Check
              Point Expansion in the Terminal Building
EXHIBIT K - Letter Agreement

    THIS SPECIAL FACILITIES LEASE AGREEMENT ("Agreement") is made and entered into as of the 24th day of October, 1997, by and between the CITY OF CLEVELAND, a municipal corporation and political subdivision of the State of Ohio ("City"), and CONTINENTAL AIRLINES, INC., a corporation organized and existing under the laws of the State of Delaware and authorized to do business in the State of Ohio ("Airline"). Capitalized words and terms in these preambles, unless stated otherwise or unless the context dictates otherwise, shall have the meanings given to them in Article I hereof.

                           WITNESSETH:

     WHEREAS, City owns and operates Cleveland Hopkins
International Airport ("Airport"); and

     WHEREAS, the Council of City, pursuant to Ordinance No. 1585-A-76, passed by the Council on August 16, 1976, authorized City to enter into agreements and leases substantially in the form attached to that Ordinance as Exhibit A setting forth the terms on which certain airlines would lease portions of the Airport from City and be permitted to use the Airport's facilities; and

     WHEREAS, the Council of City, pursuant to Ordinance No.
2551-A-82, passed by the Council of City on June 15, 1983, authorized City to enter into additional such agreements and leases with additional Scheduled Airlines (as defined therein); and

     WHEREAS, pursuant to Ordinance No. 2551-A-82, City entered into an Agreement and Lease with Airline, dated as of May 15, 1987; and

     WHEREAS, Section 20.20 of the Original Lease and Section 3(e) of Ordinance No. 1773-A-76, passed by the Council of City on August 16, 1976 and incorporated into the Indenture (as defined in the Original Lease) permit City to issue Special Revenue Bonds to finance the construction of any Special Facilities (both as defined in the Original Lease); and

     WHEREAS, Airline desires to construct Special Facilities and to fund the costs thereof from Special Revenue Bonds of City payable solely from the Bond Rent to be paid by Airline under this Agreement and other amounts derived by City or the Trustee under this Agreement; and

     WHEREAS, Airline estimates that its City-based work force will increase by the equivalent of approximately 524 full-time jobs over the next five years as Airline adds employees to support the increased flights that will be accommodated in large part by those Special Facilities and related improvements;

     WHEREAS, pursuant to Ordinance No. 561-97, passed by the Council of City on June 2, 1997 ("Authorizing Ordinance"), the
Council of City authorized City, among other things, to execute and deliver this Agreement; and

     WHEREAS, pursuant to Ordinance No. 923-97, passed by the Council of City on June 9, 1997, the Council of City authorized City, among other things, to issue Series 1997 Project Bonds (as defined therein) for the purpose of funding a portion of the costs of City's Airport System Capital Improvement Program 1997-2001, which includes the 1997 Concourse Expansion;

     WHEREAS, the Authorizing Ordinance requires that this Agreement be signed and delivered before those Series 1997 Project Bonds to be issued for such related improvements may be issued; and

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                    ARTICLE I - DEFINITIONS

     Unless otherwise defined herein and except as otherwise stated herein, all capitalized words and terms defined in the Original Lease and used herein are used herein with the definition assigned to them in the Original Lease as in effect on the date hereof and as attached hereto as Exhibit A. The following words and terms are used herein with the following definitions:

     "1989 Special Facilities Lease" means the Special Facilities Lease Agreement dated as of December 1, 1989, by and between City and Airline relating to certain improvements constructed from the proceeds of City's $76,320,000 Airport Special Revenue Bonds, Series 1990 (Continental Airlines, Inc. Project).

     "1997 Concourse Expansion" means the Continental Special Facilities and the improvements specifically described in Section 5.02(a) of this Agreement. However, whenever "1997 Concourse Expansion" is used with reference to any obligation of Airline, it shall not include the permanent rental car facilities being constructed by City.

     "Additional Bond Rent" means: (i) such amounts as shall be required to satisfy any requirement under the Code to pay to the United States any excess investment income on certain investments acquired from the proceeds of the Bonds as provided in Section 148 of the Code, applicable Treasury regulations and the Indenture; and
(ii) to the extent not paid out of the proceeds of the Bonds, (a) the reasonable fees and other costs incurred for services of the Trustee and any other entity serving as paying agent, authenticating agent and registrar of the Bonds, (b) all reasonable fees and other costs incurred by or on behalf of the Trustee or City in connection with the issuance of the Bonds or the purchase or redemption by Airline of any Bonds or making any examinations or reports or giving any opinions required by the Indenture or otherwise satisfying any requirement of the Indenture, and (c) except as otherwise specifically provided in the Indenture, the reasonable fees and other costs incurred by or on behalf of the Trustee or City in defense of any action or proceeding with respect to the Bonds or in enforcing any obligation of Airline with respect to the Bonds.

     "Additional Rent" means all forms of "additional rent" referred to in this Agreement except Additional Bond Rent.

     "Assumed Amortization" means the debt service on the Bonds that would be payable as of the date of calculation assuming that
(i) the principal of the Bonds had been retired based on annual level debt service payments, and (ii) the Bonds bear interest at an interest rate equal to the weighted average of the actual interest rates at which the Bonds were sold.

     "Basic Rent" means the rent payable by Airline pursuant to
Article VII hereof.

     "Basic Rent Reserve" means: (i) during the period preceding the first determination of the Basic Rent pursuant to Article VII hereof, the estimate of the Basic Rent which would be payable during the first full calendar year following the Commencement of Occupancy (as certified to Airline by the Director of Port Control of City); and (ii) from and after the determination of Basic Rent pursuant to Article VII hereof, the amount of Basic Rent payable during the then current calendar year.

     "Basic Rent Reserve Fund" means the Fund of that name established pursuant to Section 7.04 hereof.

     "Best Efforts", when describing an obligation of City, shall not include the obligation to invoke City's police powers or any other power or authority derived solely from City's status as a municipal corporation or public utility that is different from the power or authority of a private commercial landlord.

     "Bond Fund" means the Fund of that name to be established under the Indenture in the custody of the Trustee for the deposit of Bond Rent to be paid by Airline or other monies to pay Bond
Service Charges on the Bonds.

     "Bond Ordinance" means the ordinance to be passed by the Council of City authorizing the issuance and sale of the Bonds.

     "Bond Rent" means the rent payable by Airline pursuant to
Section 7.05 hereof.

     "Bond Service Charges" means, for any applicable time period or payment date, the principal (including any mandatory sinking fund installments), interest, and redemption premium, if any, required to be paid by City on the Bonds during such period or on such payment date.

     "Bonds" means the Airport Special Revenue Bonds to be issued by City at the request of Airline to pay the Costs of the Facilities of the Continental Special Facilities and the Related
Facilities.

     "City Project Manager" means the appropriately qualified, full-time individual dedicated to managing the implementation of the 1997 Concourse Expansion, including without limitation: (a) coordinating the review of and response to plans and specifications submitted by Airline; (b) communicating City's written approvals of and written objections to such plans and specifications, upon which written communications (or written communications of City Project Manager's designee) Airline may rely, for purposes of this Agreement, without independent verifications thereof with respect to matters described in Section 5.07(a)(2) hereof and matters within City's jurisdiction; and (c) receiving requests from Airline for any consents, approvals or disbursements of funds relating to the construction of the GARB Improvements.

     "Code" means the Internal Revenue Code of 1986, as amended, including, where appropriate, the statutory predecessor of the Code and all applicable Treasury regulations.

     "Commencement of Occupancy": (a) for purposes of determining the Term of the lease of each element of the Continental Special Facilities pursuant to Section 3.01 of this Agreement, means the date on which the construction of the applicable Continental Special Facilities (the Concourse C Expansion Special Premises, the Concourse D Special Premises, the Deicing Pad Special Premises or the Hydrant Fueling System Special Premises, as the case may be), together in each case with any associated GARB Improvements, has been substantially completed and such element is usable for its intended purposes; and (b) for purposes of the payment of Basic Rent for the Concourse D Special Premises and the Concourse C Expansion Special Premises, means the earlier of (i) the end of the capitalized interest period for the GARBs or (ii) the date on which construction of the Concourse D Special Premises or the Concourse
C Expansion Special Premises, respectively, and, as to each, any associated GARB Improvements, has been substantially completed and the Concourse D Special Premises or the Concourse C Expansion Special Premises, respectively, is usable by Airline for its intended purposes.

     "Concourse C" means generally the existing concourse at the Airport that is referred to at Section 1.19 of the Original Lease as the South Concourse, as the same may be changed, expanded or modified.

     "Concourse C Expansion Special Premises" means that portion of the Continental Special Facilities located on or in Concourse C, as more specifically described in Exhibit B-2 to this Agreement.

     "Concourse C Expansion Term" means the term of this Agreement pertaining to the Concourse C Expansion Special Premises.

     "Concourse D" means generally the concourse at the Airport that is to be constructed by Airline pursuant to the terms of this Agreement, as the same may be changed, expanded or modified.

     "Concourse D Special Premises" means that portion of the Continental Special Facilities located on or in Concourse D, as more specifically described in Exhibit B-1 to this Agreement.

     "Concourse D Term" means the term of this Agreement pertaining to the Concourse D Special Premises.

     "Concourse Improvements" means the Concourse C Expansion
Special Premises and the Concourse D Special Premises, as more specifically described in Exhibits B-2 and B-1, respectively.

     "Construction Fund" means the construction fund to be held by the Trustee under the Indenture for the deposit of proceeds of the Bonds to be used to pay Costs of the Facilities with respect to improvements to be financed with the proceeds of the Bonds.

     "Construction Period" means the period of time between the Effective Date and the date on which the construction of the 1997 Concourse Expansion has been substantially completed and those aspects of the 1997 Concourse Expansion to be used by Airline hereunder are useable by Airline for their intended purposes.

     "Continental Special Facilities" means the Concourse D Special Premises, the Concourse C Expansion Special Premises, the Deicing Pad Special Premises, and the Hydrant Fueling System Special Premises, as more specifically described in Exhibits B-1, B-2, B-3, and B-4 to this Agreement, respectively, which premises shall be reserved for the exclusive use and control of Airline to service its passengers, customers and operations and shall not be open to, available for, or used by the general public and/or by the passengers, customers or operations of other airlines or persons.

     "Costs of the Facilities" means the cost of the installation, construction, acquisition and development of the improvements in the 1997 Concourse Expansion and Related Facilities, and shall include, without limitation:

     (a) with respect to improvements financed with the proceeds of either the Bonds or the GARBs, or both, (i) the cost of engineering, architectural, construction management and other services relating to the design and construction of those improvements, plans, specifications and surveys and estimates of costs, (ii) the cost of preparation of the existing real estate that is the site of those improvements, (iii) the cost of any indemnity and surety bonds or other insurance coverage with respect to those improvements during construction, (iv) fees and expenses of the trustee in connection with the preparation, issuance and delivery of the Bonds or GARBs, as the case may be, including, without limitation, initial fees and expenses of the trustee and of its counsel, (v) interest that is due and payable on the Bonds or GARBs, as applicable, during construction of the improvements financed thereby and, in the case of the GARBs, any amounts necessary to fund any debt service reserve or other reserves as may be required by the agreements securing GARBs, (vi) the cost of issuance of the Bonds or GARBs, as the case may be, including, without limitation, discounts, commissions, financing charges and fees and expenses of underwriters, bond counsel and other attorneys, accountants, financial advisors and consultants, the cost of audits, the costs of any registration of the Bonds or GARBs, as the case may be, or of registration of the obligation of Airline to pay Bond Rent under federal and state securities laws and any qualifications of the Indenture under the Trust Indenture Act of 1939, (vii) reimbursement of monies advanced or applied by City or Airline from whatever source provided for the payment of any item of cost of the improvements in the 1997 Concourse Expansion, (viii) costs of compliance with environmental requirements (other than any remediation or clean-up costs), (ix) the cost of all utility services consumed during the construction and until substantial completion of the various elements of the 1997 Concourse Expansion, and (x) such other costs of the 1997 Concourse Expansion improvements, whether or not specified herein, necessary or incidental to the acquisition, construction, reconstruction, installation, equipping, furnishing or other improvement of the 1997 Concourse Expansion improvements, the financing thereof and the placing thereof in condition for use and operation and all like or related costs and expansions; provided that such costs are permitted by applicable laws to be funded by the Bonds or GARBs, including the Code in the case of an issue of Bonds or GARBs that are to be qualified under the Code as obligations the interest on which is excluded from gross income for federal income tax purposes;

            (b) with respect to improvements financed with the proceeds of the Bonds: (i) the actual, reasonable out-of-pocket expenses of City and Airline to the extent related to the issuance of the Bonds and the implementation of the 1997 Concourse Expansion (which does not include the permanent rental car facilities), with such implementation expenses to be allocated to the Bonds pursuant to Section 5.03(a) hereof, including legal, construction inspection and other consultant fees; and (ii) the direct labor costs of City and Airline employees dedicated to the 1997 Concourse Expansion (which does not include the permanent rental car facilities), with such labor costs to be allocated to the Bonds pursuant to
     Section 5.03(a) hereof, provided that the direct labor costs of City shall not exceed those for the equivalent of 10 full-time City employees; and

            (c) with respect to improvements financed with the proceeds of the GARBs: (i) the actual, reasonable out-of-pocket expenses of City and Airline to the extent related to the issuance of the GARBs and the implementation of the 1997 Concourse Expansion (with such implementation expenses to be allocated to the GARBs pursuant to Section 5.03(a) hereof), including legal, construction inspection and other consultant fees; and (ii) the direct labor costs of City and Airline employees dedicated to the 1997 Concourse Expansion (with such labor costs to be allocated to the GARBs pursuant to Section 5.03(a) hereof), provided that the direct labor costs of Airline shall not exceed those for the equivalent of 10 full-time Airline employees.

     "Defeasance Date" means the date on which all Bonds shall have been paid and discharged, or shall be deemed paid and discharged, and the Indenture shall have been defeased in accordance with its terms.

     "Deicing Pad Special Premises" means that portion of the Continental Special Facilities more specifically described in Exhibit B-3 to this Agreement.

     "Deicing Pad Term" means the term of this Agreement pertaining to the Deicing Pad Special Premises.

     "Effective Date" means the date of issuance of the GARBs.

     "Environmental Laws" means, collectively, any federal, state, or local law, rule, regulation or standard (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) pertaining to protection of health, safety or the environment, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Paragraph 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. Paragraph 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. Paragraph 1251 et seq.; the Clean Air Act, 42 U.S.C. Paragraph 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Paragraph 2601 et seq. ("TSCA"); the Hazardous Materials Transportation Act, 49 U.S.C. Appx. Paragraph 1801 et seq., Ohio Revised Code Chapters 3704, 3710, 3714, 3734, 3737,
3742, 3745, 3751, 3752 and 3767; or any other applicable state statute or city or county ordinance regulating the generation, storage, containment or disposal of any Hazardous Material or providing for the protection, preservation or enhancement of the environment.

     "Event of Default" means any of the circumstances designated as such in Section 12.01 hereof.

     "Existing Contamination" means any and all pollution or contamination caused by any Hazardous Material, and not caused by Airline, its officers, employees, agents, contractors, subcontractors, successors, assigns, and any other person or entity acting for or through Airline, that previously existed or exists in, on, or under the soil or groundwater at or beneath the Continental Special Facilities on or before the Effective Date of this Agreement.

     "Expiration Date" means the scheduled expiration date of the latest-to-expire Term of the Continental Special Facilities as provided in Section 3.01 hereof.

     "Fiscal Officer" means the Director of Finance of City.

     "Force Majeure" means Force Majeure as described at Section
17.09 hereof.

     "GARB Improvements" means that portion of the 1997 Concourse
Expansion contemplated hereunder to be funded with the proceeds of the GARBs as described in Section 5.02 and Exhibit J hereof.

     "GARB Indenture" means the Trust Indenture dated as of November 1, 1976, as supplemented and amended by the First Supplemental Trust Indenture dated as of April 1, 1990 and the Second Supplemental Trust Indenture dated as of August 1, 1994, each between City and the GARB Trustee, as to be supplemented and amended by the Third Supplemental Trust Indenture between City and the GARB Trustee to be executed in connection with the issuance of the GARBs.

     "GARB Trustee" means Mellon Bank, F.S.B., Cleveland, Ohio, and any bank or trust company succeeding to the duties of the trustee under the GARB Indenture.

     "GARBs" means that portion of the general airport revenue bonds of City which is issued to pay the Costs of the Facilities of the GARB Improvements specifically described in Section 5.02 of this Agreement.

     "Hazardous Materials" means, but shall not be limited to, any oil or petroleum product, any hazardous or toxic waste or substance, and any substance which, because of its concentration or characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, petroleum or petroleum products, solvents, polychlorinated biphenyls (PCBs), toxic metals, explosives, reactive materials, pesticides, herbicides, radon gas, and chemical, biological and radioactive wastes, or any other materials or conditions which are or may in the future be included under or regulated by any Environmental Law.

     "Hydrant Fueling System Special Premises" means that portion of the Continental Special Facilities more specifically described in Exhibit B-4 to this Agreement.

     "Hydrant Fueling System Term" means the term of this Agreement pertaining to the Hydrant Fueling System Special Premises.

     "Indenture" means the trust indenture to be entered into by City and a bank or trust company serving as Trustee to provide for the terms of the Bonds, as same may be amended from time to time in accordance with its terms.

     "Interest Account" means the account of the Bond Fund to be established under the Indenture for the deposit of money to pay interest on the Bonds.

     "Interest Payment Date" means the dates to be set forth in the Indenture as the dates on which interest on the Bonds is payable to the holders of the Bonds.

     "Jet Gate" means an aperture in the wall of a Concourse specifically designed to accommodate a jet loading bridge;
provided, however, that a single such aperture to which a dual-loading capable jet bridge is connected shall constitute only one
Jet Gate for such purposes.

     "Original Lease" means the Agreement and Lease by and between City and Airline, dated as of May 15, 1987, as the same may be modified or amended from time to time.

     "Permanent Site Availability" means that (a) City has caused permanent rental car facilities to be made available in operational condition, (b) City has caused to vacate their premises all of the rental car company tenants which were not relocated to interim rental car facilities, (c) City has caused those rental car company tenants which were relocated to those interim rental car facilities to vacate those premises, and (d) City has delivered to Airline full possession of the premises described in (b) and (c) above, with all improvements (including, without limitation, all above-ground and underground storage tanks) in, on, or under the premises described in (b) above demolished and/or removed in accordance with applicable laws.

     "Principal Account" means the account of the Bond Fund to be established under the Indenture for the deposit of money to pay principal of the Bonds.

     "Redemption Account" means the account of the Bond Fund to be established under the Indenture for the deposit by Airline of money to pay Bonds upon call for redemption.

     "Related Facilities" means (i) fixtures, furnishings and equipment (including telecommunications equipment and regional jet-capable jetbridges) associated with the holdrooms, passenger and related space at three gates on Concourse A (currently identified as Gates A-9, A-9A, and A-11) to be occupied or used by Airline on an interim basis until the Commencement Date of the Concourse D Special Premises, (ii) fixtures, furnishings and equipment (including telecommunications equipment and regional jet-capable dual jetbridges) associated with the conversion of an existing airline lounge on Concourse C to holdrooms, passenger and related space, and (iii) fixtures, furnishings and equipment (including telecommunications equipment and narrow body-capable jetbridges) associated with other holdrooms, passenger and related space on Concourse C.

     "Support Facilities" means the Deicing Pad Special Facilities and the Hydrant Fueling System Special Facilities.

     "Term" means, with respect to each element of the Continental Special Facilities, the term of the lease of those facilities pursuant to this Agreement, as more specifically set forth in
Section 3.01.

     "Termination Date" means, with respect to this Agreement, the earlier of: (a) the Expiration Date; or (b) the date of the termination of this Agreement pursuant to any applicable provision hereof.

     "Trustee" means the bank or trust company designated in the Bond Ordinance to be the trustee under the Indenture and such entity's successors under the Indenture.

                       (End of Article I)

                ARTICLE II - RIGHTS, PRIVILEGES
                          AND PREMISES

     2.01   Lease and Use of Continental Special Facilities

     In addition to such rights as Airline has under the Original Lease, any agreement which may succeed or supersede the Original Lease, the 1989 Special Facilities Lease and any other agreements Airline may have with City until the respective terminations thereof in accordance with their respective terms, for the rent, upon the agreements, and subject to the terms and conditions hereinafter set forth and subject to the rules and regulations prescribed by City, City hereby agrees to lease the Continental Special Facilities to Airline, and Airline agrees to lease the Continental Special Facilities from City, and City agrees that Airline shall have the right to conduct from and at the Continental Special Facilities its air transportation activities for the carriage of persons, property and mail, the operation of an airline lounge, and activities incidental thereto.

     Specifically and without limitation, the following rights are included among the rights hereby conferred:

     a. The use, in common with other duly authorized users, of the public areas of the Terminal Complex.

     b. The right of ticketing passengers, and of loading and unloading persons, property and mail at the Continental Special Facilities by such motor vehicles or other means of conveyance as Airline may require as is consistent with normal airport practice and the Original Lease. Notwithstanding the preceding sentence, the Concourse D Special Premises will be used primarily in connection with Airline's passenger operations. Any material deviations to such primary use must first be mutually agreed upon by Airline and City.

     c. The right to install at Airline's expense identifying signs on the Concourse Improvements, the number, type, size, design and location of which shall all be consistent with such reasonable graphic standards as City may from time to time adopt. Outside the leaselines of the Concourse Improvements, Airline's ability to advertise shall be subject to City's right to lease space for advertising signs throughout the Terminal Complex. Inside the leaselines of the Concourse Improvements, Airline shall not display advertising for persons or entities other than Airline, its subsidiaries, or entities providing commuter services for Airline, and such advertising shall be limited to that for air transportation services or related transportation services offered by Airline, its subsidiaries, or entities providing commuter services for Airline, which air or related transportation services are available (either directly, or indirectly through connecting flights) to Airport passengers. Airline shall make no such installation of identifying signs or display of advertising without the prior written approval of the Director of Port Control of City, which approval shall not be unreasonably withheld, conditioned or delayed.

     d. The right to install, maintain and operate such radio, communication, meteorological, security screening and aerial navigation equipment and facilities as may be necessary in the opinion of Airline for its operation; provided, however, that the location of such equipment and facilities must be first approved by City, which approval shall not be unreasonably withheld, conditioned or delayed, and which location shall not interfere with the full and proper use of the Airport System.

     e. Airline shall retain exclusive rights to the Concourse D Jet Gates (excluding Ramp Areas) and to the Concourse C Jet Gates (excluding Ramp Areas) that are constructed or modified using the proceeds of the Bonds, and shall not be obligated to make such gates available to any other carriers during the Concourse D Term or the Concourse C Expansion Term, respectively.

     f. Airline shall not install or operate pay telephones, coin-operated or credit-card operated machines and devices, or similar machines and devices, in the Continental Special Facilities, but may have such installed by companies having agreements with City for such installations, if such shall be for the use of Airline's employees and located in the Continental Special Facilities; provided, however, that if such company or companies choose not to install such devices, Airline may make arrangements for the installation of same, subject to City's standard fees and charges, and provided that Airline shall have the right to charge for the cost of electric power used in the operation of such machines; and provided also that Airline may install or operate such or similar devices on the Continental Special Facilities for the sale or issuance of Airline's tickets, subject to City's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

     g. The right of landing, taking off, taxiing, pushing, towing, loading, unloading, repairing, maintaining, conditioning, servicing, testing or parking its aircraft of its choice or other equipment owned or operated by Airline, including the right to provide or handle all or part of the operations or services of another air transportation company.

     h. The right of purchase, sale, disposal and exchange of Airline's aircraft, engines, accessories, fuel, oil, lubricants and other equipment, and materials or supplies.

     i. The right of servicing of aircraft and other equipment owned, or operated, by Airline or other Scheduled Airlines, by truck or otherwise, with fuel, oil, lubricants, parts, or aircraft supplies, at aircraft loading and unloading aprons and other locations designated by City for such servicing; provided, however, that any entity providing such service at the Airport for profit may be required to first secure and thereafter hold a valid lease, license or other agreement with City for the right to operate at the Airport, and shall pay City such reasonable rentals, fees and/or percentages of the charges for such services as City and such entity may agree upon for such right.

     j. Any uses not permitted herein shall be negotiated in good faith by City and Airline to be consistent with Airline's planned hub growth and City's reasonable need to plan and manage the Airport in a prudent manner.

     2.02   Space in and Adjacent to Terminal Building

     a.     From and after its commencing to occupy the Concourse
Improvements, Airline shall lease the following Concourse
Improvements for the respective purposes shown:

     Concourse C

            (1)    Airline lounge. . . . . . . 10,548 square feet

     Concourse D

            (2)    Holdroom, passenger
                   and related space . . . . . 52,482 square feet

            (3)    Concourse office and
                   Operations space. . . . . . 50,654 square feet

            (4)    Ramp control tower. . . . . . .324 square feet

     b. The dimensions of the areas to be occupied by Airline as set forth in Section 2.02(a) above are approximate only, and upon completion of the construction of the Concourse Improvements, actual dimensions thereof shall be taken by City and Airline representatives, measuring from the center line of walls for interior space and to the inside space of exterior walls. The actual square foot dimensions shall thereupon be incorporated in a writing signed by City and Airline representatives within six months after the Commencement of Occupancy for all elements of the Concourse Improvements, and shall be the basis for determining the amount of the Basic Rent pertaining thereto; provided, however, that until such actual dimensions shall have been taken, Airline's rental payments shall be based upon the approximations in Section 2.02(a) hereof. If the actual square foot dimensions prove to be different than the approximate dimensions, the total amount of overpayment or underpayment of Basic Rent shall be corrected by City granting rent credits or requiring additional rent, as the case may be, in six equal installments (which together shall equal the total amount of overpayment or underpayment) over the six-month period beginning the month after the writing containing the actual square foot dimensions is signed by City and Airline representatives.

     2.03  Access

     a. Subject to the provisions hereof, such restrictions as Airline may impose with respect to the Continental Special Facilities and the rules and regulations prescribed by City with respect to the Airport System, City hereby grants to Airline, its agents, suppliers, employees, contractors, passengers, guests and invitees the right and privilege of ingress and egress to the Continental Special Facilities and to public areas and public facilities of the Terminal Complex. City agrees that, subject to the provisions of this Agreement, there shall be no unreasonable interference with Airline's access to or use of the GARB Improvements or in connection with Airline's access to or use of the Continental Special Facilities.

     b. The ingress and egress provided for above: (i) shall not be used, enjoyed or extended to any person engaging in any activity or performing any act or furnishing any service for or on behalf of Airline that Airline is not authorized to engage in or perform under the provisions hereof unless expressly authorized by City; and (ii) shall be used and exercised in accordance with and subject to any security measures required by federal, state or local law or otherwise reasonably deemed necessary by City.

     c. All means of access up to the leaselines of the Continental Special Facilities provided by City pursuant to this
Section 2.03 shall be in common with such other persons as City may authorize or permit, and all of such rights of access shall be exercised subject to and in accordance with all applicable laws and ordinances whether federal, state, or local.

     d. City shall have the right at any time or times to close, relocate, reconstruct, change, alter or modify any such means of access provided for Airline's use pursuant to this Agreement or otherwise, either temporarily or permanently; provided that reasonable notice to Airline and a reasonably convenient and adequate means of access for ingress and egress shall exist or be provided in lieu thereof. City shall suffer no liability by reason thereof and such action shall in no way alter or affect any of Airline's obligations under this Agreement.

     Notwithstanding the foregoing or any other provision of this Agreement, City's right to close, relocate, reconstruct, change, alter or modify the connector tunnel listed at Section 5.02(a)(i) shall be subject to Airline's approval. Prior to taking such actions, City must submit plans sufficient to disclose the nature and extent of the work to be performed to Airline, and City shall not commence such proposed action until Airline approves such plans or any disagreements are resolved in the manner set forth in this paragraph. If Airline objects to such plans of City, it must give City specific written notice of its objections within 30 days, otherwise City's plans shall be deemed approved. In the event Airline timely objects to such plans of City, the parties hereby agree to work cooperatively in an attempt to reach a mutually satisfactory resolution of any such differences. If such resolution is not achieved within seven days after City's receipt of Airline's written notice of objections, the parties hereby agree to have the dispute resolved by an arbitration process to be agreed upon by the parties at the time, but which process, in any event, shall take no longer than 30 days; provided, however, that if such arbitration process is not agreed upon within three days after said seven-day period, the dispute will be referred to the American Arbitration Association, which will establish the process by which to resolve it, but which process the parties at the time shall exercise all reasonable efforts to complete within 30 days. Notwithstanding the foregoing in this paragraph, City may commence emergency maintenance or repairs of, or initiate emergency security procedures or measures involving, the connector tunnel upon such prior written notice to Airline as is reasonable under the circumstances.

     2.04   Use by Airline

     In connection with the exercise of its rights under this Agreement, and as may be supplemented by Section 2.05 of this Agreement, Airline:

     a. Shall not cause or create nor permit to be caused or created (except by City, its officers, employees, agents, contractors, subcontractors, successors, assigns, and any other person or entity acting for or through City -- collectively, and for purposes of this Section 2.04, "City Actors," which term shall not include Airline) within the Continental Special Facilities any noxious odors or smokes, or noxious gases or vapors. Neither the creation of exhaust fumes by the operation of aircraft engines, when operated in a manner approved by the Federal Aviation Administration, nor the existence of gasoline or other fumes resulting from the proper fueling of aircraft or motor vehicles, nor the existence of paint fumes or odors, provided the same occur during lawful use of the Continental Special Facilities and lawful operation by Airline therefrom in accordance with the other provisions of this Agreement, shall constitute a violation of this subsection.

     b. Shall not do or permit to be done (except by City Actors) anything at or on the Continental Special Facilities which may interfere with the effectiveness or accessibility of the drainage and sewage system, fire protection system, sprinkler system, alarm system, fire hydrants and hoses, water system, ventilation, air-conditioning and heating systems, communications systems, and key-card access systems, if any, installed or located on or within the Continental Special Facilities or the Airport.

     c. Shall not do or permit to be done (except by City Actors) any act or thing at or on the Continental Special Facilities which will by itself invalidate or conflict with any fire or other casualty insurance policies (copies of which, together with premium schedules, shall be furnished to Airline upon request) covering the Airport or any part thereof.

     d. Shall not dispose of or permit any other person (except City Actors) to dispose of any waste material (whether liquid or solid) taken from or products used with respect to its aircraft into the sanitary or storm sewers at the Airport unless such waste material or products shall first have been properly treated by equipment installed with the approval of City for that purpose.

     e. Shall not keep or store flammable liquids within the enclosed portion of the Continental Special Facilities in excess of Airline's working requirements during any 24-hour period except in facilities complying with applicable law and the rules, regulations and policies of City and City's Department of Port Control.

     2.05   Environmental Compliance

     a. Throughout the term of this Agreement, Airline shall observe and obey all applicable Environmental Laws and comply with Airline's obligations under this Section 2.05 and shall cause its employees, agents, contractors, subcontractors, and licensees to observe and obey all applicable Environmental Laws and comply with Airline's obligations under this Section 2.05.

     b. Except as may be permitted by and only in accordance with applicable Environmental Laws, Airline shall not cause, directly or indirectly, any Hazardous Materials to exist or be stored, located, possessed, managed, processed, or otherwise handled on, or discharged or released into the environment about, the Continental Special Facilities, and shall comply with all Environmental Laws affecting the use or operation of the Continental Special Facilities. Airline shall not use, or allow others within Airline's control to use, Hazardous Materials on or about the Continental Special Facilities, except for those Hazardous Materials customarily used in the industry for operations of the type conducted by Airline. No activity shall be undertaken by Airline on the Continental Special Facilities which would cause (i) the Continental Special Facilities to be considered on the date of the activity a hazardous waste treatment, storage or disposal facility under any applicable Environmental Laws, or (ii) an unpermitted or unlawful release of any Hazardous Materials into the environment, excluding Existing Contamination, the release of which Airline agrees to exercise commercially reasonable efforts to minimize.

     c. Airline shall, with all due diligence, and at its own cost and expense, take all actions as may be required by applicable Environmental Laws for the remediation of all releases of Hazardous Materials at or from the Continental Special Facilities (other than Existing Contamination, and/or contamination of the 1997 Concourse Expansion caused by Hazardous Materials to the extent such contamination results from the acts or omissions of persons or entities other than Airline, its employees, agents, contractors, subcontractors, and licensees), which actions shall be taken in accordance with all applicable Environmental Laws. In connection with any remedial work under this Agreement, Airline will only be required to meet the least stringent standards of applicable Environmental Laws, provided such least stringent standards do not materially interfere with City's Airport operations and City's intended use of the facilities, and City will cooperate with Airline in Airline's design and performance of cost-effective remedies. Airline shall further pay or cause to be paid at no expense to City all clean-up, administrative, and enforcement costs of applicable government agencies or the parties protected by such Environmental Laws which may be asserted against the Continental Special Facilities as a result of any such release by Airline but only to the extent that such costs are incurred in causing the resulting contamination to be remediated as required by the least stringent standards of applicable Environmental Laws. City and Airline acknowledge and agree that the foregoing sentence shall in no way modify or affect the rights and claims of the parties with respect to the Existing Contamination. If, under Section 10.01 of this Agreement City is entitled to indemnification by Airline of costs incurred by City in connection with Airline's obligations, warranties, representations or other matters addressed in this
Section 2.05, Airline shall be obligated to pay all amounts owing under such indemnification obligation upon 30 days written notice by City, with interest thereon at the rate of 1% per month from the expiration of the 30-day notice period.

     d. In designing or performing any environmental remedial work under this Agreement, the party planning or performing such work shall give reasonable advance notice of, and an opportunity to comment on, any such proposed remedial work. City shall have the right, but not the obligation, to approve any work plan proposed by Airline to the extent that the manner in which the remedial work is to be performed reasonably is expected to impact Airport operations (other than those of Airline), which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that if any superior governmental authority with jurisdiction over the Continental Special Facilities approves a remediation plan or schedule for the Continental Special Facilities, such plan or schedule shall prevail; and further provided that City may modify the work plan proposed by Airline to include costs or elements beyond those required by the least stringent standards of applicable Environmental Laws ("Extra Remedial Costs") only if City provides funding for such Extra Remedial Costs. Any work done by City shall be designed and performed, to the extent practicable, in a way that minimizes interference with Airline's operations at the Airport.

     e. Airline and City shall promptly notify each other in writing should either become aware of any: (i) release or threatened release of Hazardous Materials or other occurrence with respect to the Continental Special Facilities which reasonably is expected to give rise to claims or liabilities or to any restriction in ownership, occupancy, transferability or use of the Continental Special Facilities under any Environmental Laws; (ii) lien filed, action taken or notice given of any liabilities under Environmental Laws with respect to the Continental Special Facilities or conditions which, with any applicable notice, lapse of time, or failure to take certain curative or remedial actions, is reasonably expected to result in liabilities under Environmental Laws; or (iii) notice given from any subtenant or other occupant of the Continental Special Facilities or the Airport or any notice from any governmental authority with respect to any potential liabilities under any Environmental Laws in connection with the Continental Special Facilities.

     f. Airline and City shall, promptly upon receipt or issuance, as the case may be, provide each other with copies of any permits or any notices of releases of Hazardous Materials, studies or correspondence which are given by or on behalf of Airline or City, respectively, to, or which are received from, any federal, state or local agencies or authorities regarding the 1997 Concourse Expansion. In addition, in connection with any environmental litigation or threat of environmental litigation affecting the 1997 Concourse Expansion, Airline and City shall deliver to each other any non-privileged, non-proprietary, relevant documentation or records (or copies thereof) as City or Airline, respectively, may reasonably request and which are susceptible of being obtained by Airline or City, respectively, without undue cost or expense, and shall give written notice to each other of any subsequent developments. Such documentation, records or copies shall be provided as soon as practicable.

     g. City shall have the right, but not the obligation, to conduct environmental audits of the Continental Special Facilities and Airline's operations, equipment, facilities and fixtures thereon, which right shall be exercised in such a manner as not to unreasonably interfere with Airline's operations. If the resulting audit report reveals material non-compliance (considering the significance of the non-compliance) by Airline with any of its environmental obligations under this Agreement, City shall submit the audit report to Airline. Airline may in good faith contest such report and/or required remedial actions within 30 days of receipt of such report. Airline shall not be deemed in default under this Agreement for failure to complete the required remedial actions while diligently and in good faith contesting such report or the required remedial actions. Absent such contest or following resolution of such contest resulting in a final determination of non-compliance by Airline pursuant to this paragraph: (i) Airline shall promptly reimburse City for the reasonable costs of such audit; and (ii) if Airline does not complete the required remedial actions within a reasonable time, City shall have the right, but not the obligation, to enter upon the Continental Special Facilities without abatement of any rent and implement any remediation actions which it reasonably deems necessary or prudent to address such requirements. If City implements any remediation action pursuant to the foregoing sentence, Airline shall pay as additional rent City's reasonable direct cost of performing any remediation as is required by Airline hereunder. If such additional rent is not paid within 30 days of City's written demand therefor from Airline, Airline shall pay interest thereon at the rate of 1% per month from the expiration of such 30-day period. City's right to conduct environmental audits under this Section 2.05(g) shall be limited in frequency to once per year unless there is a pattern of material non-compliance by Airline warranting more frequent audits.

      h. The Hydrant Fueling System Special Premises shall be designed and maintained under good engineering practices for the industry. Airline shall, at its own expense, install and maintain in proper working condition spill detection instruments and alarms as well as spill containment devices if and to the extent required by the good engineering practices in the industry. Airline shall for all purposes be considered the owner and operator of the Hydrant Fueling System Special Premises, and, as owner and operator of the Hydrant Fueling System Special Premises, shall comply with all provisions of all laws, rules and regulations applicable to the "owner" or "operator" of the Hydrant Fueling System Special Premises. Nothing contained herein shall diminish any of the obligations of Airline to remove the Hydrant Fueling System Special Premises as may be required by applicable Environmental Laws nor any of the obligations of Airline to remove the Hydrant Fueling System Special Premises at the expiration of the Hydrant Fueling System Term, unless City purchases the Hydrant Fueling System Special Premises as provided for in Section 6.03 hereof. If Airline fails at the expiration of the Hydrant Fueling System Term to remove the Hydrant Fueling System Special Premises upon reasonable request of City or any other appropriate government entity, City may remove the same, all at Airline's expense, and take such other measures as it reasonably deems necessary for the protection of people, property and the environment and any reasonable expenses of City related thereto shall be paid by Airline as additional rent. Airline agrees to cooperate with City or any other governmental entity in furnishing such information related to the Hydrant Fueling System Special Premises as is reasonably required by City or by any other government entity.

     i. City covenants that, to the extent required by any governmental authority or by any court of competent jurisdiction, or if it is reasonably expected that remediation is necessary to avoid a remediation order or material liability arising from a third party claim, City will remediate: (a) Existing Contamination; and (b) environmental contamination of the 1997 Concourse Expansion caused by Hazardous Materials to the extent such contamination results from the acts or omissions of persons or entities other than Airline. In connection with any remedial work under this Agreement, unless otherwise directed by any governmental authority or court of competent jurisdiction, City will only be required to meet the least stringent standards of applicable Environmental Laws, provided such least stringent standards do not materially interfere with Airline's operations or Airline's proposed construction and intended use of the facilities, and Airline will cooperate with City in City's design and performance of cost-effective remedies. City shall exercise promptly and in good faith, diligent efforts to recover such costs of remediation from the party or parties responsible for such contamination and restore the same to the appropriate cost center, or in the absence of recovery from the responsible parties to charge such costs to the appropriate cost center.

     If City does not, upon reasonable written notice from Airline, and upon reasonable opportunity to City to cure, commence such remediation, or fails to diligently continue to complete such remediation pursuant to this Section 2.05, then Airline, in addition to any other remedy which may be available to it, shall have the right, but not the obligation, following reasonable written notice, to enter the affected areas and perform such remediation. Airline shall be entitled to reimbursement from City within 30 days of written demand to City from Airline for payment for any and all reasonable direct costs incurred in completing such remediation.

                       (End of Article II)

                 ARTICLE III - OCCUPANCY; TERM

     3.01   Term

     a. This Agreement shall be effective as of the Effective Date and shall terminate with respect to each element of the Continental Special Facilities at the end of the applicable Term for that element, as set forth in this Section, subject to earlier termination as provided for in this Agreement.

     b. Unless earlier terminated pursuant to any of the provisions of this Agreement, the Terms of the respective elements of the Continental Special Facilities shall be as follows:

     1. The Concourse C Expansion Term shall begin upon the Commencement of Occupancy of the Concourse C Expansion Special Premises and shall end on the earlier to occur of the following:
(i) that date which is 80 percent of the weighted average reasonably expected economic life of the Continental Special Facilities and Related Facilities; or (ii) December 31, 2019.

     2. The Hydrant Fueling System Term shall begin upon the Commencement of Occupancy of the Hydrant Fueling System Special Premises and shall terminate on the earlier to occur of the following: (i) that date which is 80 percent of the weighted average reasonably expected economic life of the Continental Special Facilities and Related Facilities; or (ii) 30 years from the Commencement of Occupancy of the Hydrant Fueling System Special Premises.

     3. The Deicing Pad Term shall begin upon the Commencement of Occupancy of the Deicing Pad Special Premises and shall terminate on the earlier to occur of the following: (i) that date which is 80 percent of the weighted average reasonably expected economic life of the Continental Special Facilities and Related Facilities; or (ii) 30 years from the Commencement of Occupancy of the Deicing Pad Special Premises.

     4. The Concourse D Term shall begin upon the Commencement of Occupancy of the Concourse D Special Premises and shall terminate on the earlier to occur of the following: (i) that date which is 80 percent of the weighted average reasonably expected economic life of the Continental Special Facilities and Related Facilities; or (ii) 30 years from the Commencement of Occupancy of the Concourse D Special Premises, but in no event later than 30 years from April 22, 2000, unless the Commencement of Occupancy has been delayed beyond April 22, 2000 due to Force Majeure or regulatory delays. For purposes of making the foregoing determination with respect to the Concourse D Term, April 22, 2000 shall be extended by one day for each day after November 22, 1997 that City fails to deliver Permanent Site Availability.

     The determination of 80 percent of the weighted average reasonably expected economic life of the Continental Special
Facilities and Related Facilities will be made by City based on the certification by Airline to City prior to issuance of the Bonds, and in any event on or prior to December 31, 1997, of the reasonably expected economic life of each of the facilities comprising the Continental Special Facilities and Related
Facilities and the date such facilities are expected to be placed in service.

     c. Upon 90 days prior written notice to City, Airline may terminate this Agreement by: (i) making payment or provision for payment, in accordance with the Indenture, of the Bonds issued to fund the Continental Special Facilities and by making payment or provision for payment of all other amounts then due and owing to City or the Trustee with respect to the Bonds; and (ii) depositing (notwithstanding any provision in this Agreement to the contrary) in the Basic Rent Reserve Fund an amount sufficient to cause the balance in that Fund to be not less than two times the amount of Basic Rent payable during the then current calendar year (the "Two-Year Reserve Requirement").

     Airline's obligation to deposit the Two-Year Reserve Requirement may be satisfied by delivery to City for deposit in the Basic Rent Reserve Fund of cash or a credit facility in the form of an irrevocable, direct-pay letter of credit in a stated amount not less than the Two-Year Reserve Requirement payable to City, provided that City has received evidence satisfactory to it that
(i) the provider of the credit facility has a credit rating in one of the two highest credit rating categories by two nationally recognized rating agencies, (ii) the term of the credit facility is at least 36 months, unless such term cannot be obtained on commercially reasonable terms, in which case the term of the credit facility is at least 12 months and the provider agrees to notify City of the renewal of the credit facility, and (iii) the provider of the credit facility shall be obligated to notify City (A) immediately in the event of any nonreinstatement of the letter of credit following a draw to a stated amount not less than the Two-Year Reserve Requirement, or in the event of termination of the credit facility and (B) at least three months prior to expiration of the credit facility. If (i) City receives notice of nonreinstatement or expiration, (ii) City receives notice of the termination of the credit facility, or (iii) the credit rating of the provider of such credit facility is no longer in the two highest credit rating categories by two nationally recognized rating agencies, Airline shall (A) provide a substitute credit facility that meets the requirements set forth in the foregoing sentence, or (B) deposit cash equal to the Two-Year Reserve Requirement to the Basic Rent Reserve Fund. In the event that Airline fails to take either action, City may draw on such credit facility in the amount of the Two-Year Reserve Requirement and deposit the proceeds from such drawing in the Basic Rent Reserve Account (1) prior to expiration of the credit facility in the case of receipt of an expiration notice, (2) prior to the termination date in the case of receipt of a termination notice, or (3) immediately in the case of such reduction in credit rating or nonreinstatement to the required stated amount. The terms of the credit facility referenced in this paragraph may be amended, deleted, or otherwise modified upon written agreement of the parties to this Agreement.

     Upon such termination, Airline shall be obligated to make monthly payments on the first business day of each month until the scheduled expiration of the Concourse D Term and the Concourse C Expansion Term, as the case may be, of such approximately equal monthly amounts which, when multiplied by 12, will be sufficient to pay: (A) the debt service requirements with respect to the GARBs during the succeeding twelve-month period, less any amounts (net of operating and maintenance expenses attributable to the Continental Special Facilities not paid by third parties or Airline) to which City is contractually entitled from third parties for such period as a result of reletting any of the Continental Special Facilities; and (B) the operation and maintenance costs associated with the Continental Special Facilities, provided that City shall be obligated to minimize such operation and maintenance costs to the extent practicable under the circumstances. In the event that at any time or times during such succeeding 12-month period City becomes contractually entitled to receive from third parties any amounts attributable to the Continental Special Facilities which were not taken into account in calculating the amount of the monthly payments owed by Airline as described above, or if for any other reason such monthly payments prove to be inaccurate for their intended purpose, City and Airline shall make appropriate adjustments to future monthly payments owed by Airline to reflect the amounts which City has become so entitled to receive from third parties or to correct such inaccuracy. If Airline terminates this Agreement pursuant to this Section 3.01(c), City shall use Best Efforts to fill the vacancy thereby created in the Continental Special Facilities that are subject to this Agreement for the balance of the applicable Term at the maximum rental rate reasonably attainable; provided, however, that if the Concourse D Special Premises, the Concourse C Expansion Special Premises, the Deicing Pad Special Premises, or the Hydrant Fueling System Special Premises cannot be relet at a rental rate sufficient to fully cover the incremental operation and maintenance costs in excess of those minimized costs described in subsection (B) of this paragraph upon such reletting of the Concourse D Special Premises, the Concourse
C Expansion Special Premises, the Deicing Pad Special Premises, or the Hydrant Fueling System Special Premises, respectively, City shall not undertake such reletting. Amounts paid to City under leases or other agreements pertaining to such reletting will be paid, to the extent applicable, first, to the Basic Rent Reserve Fund to cover any deficiency therein; second, to the payment of those amounts Airline is obligated to pay pursuant to subsections
(A) and (B) of this paragraph; third, to the payment of any Additional Rent required to be paid pursuant to this Agreement; fourth, to the payment of any Additional Bond Rent; and fifth, to the payment to Airline of an amount equal to the principal of the Bonds which would have been outstanding on the date of termination of this Agreement if the Bonds had not been paid (or provision made for their payment pursuant to the Indenture) and if the Bonds had been issued payable on the Assumed Amortization terms. Except as otherwise provided in this Section 3.01(c) or elsewhere in this Agreement, and excepting accrued liabilities to City, Airline shall be released from its obligations and responsibilities hereunder upon termination of this Agreement pursuant to this Section 3.01(c).

     d. In the event that Airline does not exercise its option to terminate this Agreement prior to the Expiration Date upon defeasance of any Bonds, Airline shall continue to pay Basic Rent and all other amounts payable hereunder except the Bond Rent and Additional Bond Rent for which payment or provision for payment has been made.

     3.02   Relationship to Other Agreements

     a. The execution and delivery of this Agreement shall in no way affect the validity and binding effect of the Original Lease or 1989 Special Facilities Lease. No reference to the Original Lease or the 1989 Special Facilities Lease herein shall be deemed an agreement of the parties hereto to cause the Original Lease or the 1989 Special Facilities Lease to extend beyond its terms in accordance with its terms.

     On or after January 1, 2004, and in a manner consistent with City's obligations to other airlines, City may request that the parties to the Original Lease commence to negotiate in good faith the master use agreement that shall govern upon expiration of the Original Lease. Upon such request, Airline agrees to participate in such good faith negotiations.

     b. The provisions of the Memorandum of Understanding for Proposed Expansion of Continental Airlines Facilities at Cleveland Hopkins International Airport, dated March 26, 1997, by and between City and Airline ("MOU") relating to matters that are specifically provided for in this Agreement are hereby superseded by this Agreement. Provisions of the MOU relating to matters not specifically addressed in this Agreement shall remain in full force and effect unless and until superseded by definitive agreements with respect to those matters or terminated in accordance with the terms of the MOU. A blacklined MOU is attached as Exhibit H and, notwithstanding anything in this Agreement to the contrary, is specifically not incorporated herein by reference. It is attached for purposes of demonstrating the agreement of the parties as to which MOU provisions have been superseded (i.e., those stricken) and which MOU provisions remain in effect despite the execution of this Agreement (i.e., those provisions not stricken).

     c. City acknowledges that Airline intends to occupy and use the Concourse Improvements as part of a comprehensive operation with passenger departure lounges and with ticket counters, offices, and other support facilities that it occupies and uses in the Terminal Complex under the Original Lease and the 1989 Special Facilities Lease. City and Airline each acknowledge that no portion of the Continental Special Facilities is or shall be encumbered by the Original Lease or the 1989 Special Facilities Lease. Nothing herein shall be construed to negate or diminish the provisions of the Original Lease incorporated herein by reference.

     d. City further acknowledges that the value of the leasehold interest in the Concourse D Special Premises acquired hereunder by Airline will be enhanced if Airline also acquires hereunder the right to continue to occupy and use such facilities in the Terminal Complex and Airfield Area as are necessary for Airline to continue to conduct its operations in the Concourse D Special Premises after its rights to do so under the Original Lease have terminated. Accordingly, City agrees that, from and after the termination of the Original Lease and until the earlier of (i) the date on which Airline and City shall have entered into a subsequent lease or other agreement providing for Airline's occupancy and use of such facilities in the Terminal Complex and Airfield Area, or
(ii) the date on which this Agreement terminates, Airline shall be entitled to occupy or use such facilities in the Terminal Complex (including, without limitation, ticket counters, operational areas, and offices, but excluding gates, holdrooms and passenger departure lounges) and the Airfield Area as City, in consultation with Airline, reasonably determines are necessary for Airline to utilize the Concourse D Special Premises fully. Airline understands, acknowledges, and agrees that its right hereunder does not apply to any particular facilities and that City reserves the right and discretion (subject to the following sentence) to fulfill its obligations hereunder by permitting Airline to use and occupy facilities other than those actually used and occupied by Airline prior to the termination of the Original Lease and to change the facilities Airline is permitted to use and occupy hereunder from time to time. The terms on which Airline shall be entitled to such occupancy and use of the facilities inside the Terminal Complex shall be those agreed upon by Airline and City at the time, provided that, in the absence of such agreement, the terms shall be no less favorable than those which City shall have offered to any passenger airline for such occupancy and use of the facilities inside the Terminal Complex at the time, including, without limitation, terms that will not impose unreasonable costs upon Airline to refit any such other facilities to make them comparable to facilities occupied and used by Airline prior to the termination of the Original Lease; the terms on which Airline shall be entitled to such use of the facilities in the Airfield Area shall be those agreed upon by Airline and City at the time, provided that, in the absence of such agreement, the terms shall be no less favorable than those which City shall have offered to any similarly situated passenger airline at the Airport for such use of the Airfield Area at the time.

                      (End of Article III)

                 ARTICLE IV - QUIET ENJOYMENT

     As long as Airline shall have paid all rents required to be paid hereunder, made all other payments required to be made hereunder, and shall not have permitted any default hereunder on its part to occur and be continuing beyond applicable notice and cure periods, then City, so long as it is the owner and operator of the Airport, and thereafter its successors and assigns, shall take no act or action and shall not permit any action to be taken, except as otherwise provided by this Agreement, that will prevent Airline from peaceably having and enjoying the Continental Special Facilities, together with the appurtenances, facilities, rights, licenses and privileges granted herein. Notwithstanding the foregoing, City shall not be obligated to invoke its police powers or any other power or authority derived solely from City's status as a municipal corporation or public utility that is greater than the power or authority of a private commercial landlord.

                       (End of Article IV)

           ARTICLE V - ISSUANCE OF BONDS AND GARBS;
            CONSTRUCTION OF 1997 CONCOURSE EXPANSION;
        PAYMENT OF COSTS OF THE 1997 CONCOURSE EXPANSION

     5.01   Issuance of the Bonds; Deposit of Bond Proceeds;
            Deposit of Airline's Funds.

     a. In order to provide funds for payment of the Costs of the Facilities comprising the Continental Special Facilities and Related Facilities incurred under or in connection with this Agreement that are eligible for funding under applicable federal and State laws, City agrees to work cooperatively with Airline to authorize, issue, sell and deliver an original issue of Bonds in accordance with Airline's scheduling needs and in an amount not to exceed $225 million, provided that Airline has taken all actions necessary on its part in connection with the issuance of the Bonds and Airline is not in default under this Agreement. The maximum maturity of the Bonds shall be the earlier of (a) the maximum maturity permitted by federal tax law requirements or (b) the Expiration Date. City agrees to deposit the proceeds from the sale of the Bonds with the Trustee for application as follows: (i) to the Interest Account to be held by the Trustee under the Indenture, such amount from the proceeds as may be designated by the Fiscal Officer as accrued interest on the Bonds; (ii) to the Construction Fund to be held by the Trustee under the Indenture, such amount from the proceeds as may be designated by the Fiscal Officer as available to pay interest on the Bonds during construction of the Continental Special Facilities; and (iii) to the Construction Fund, the balance of the proceeds of the Bonds.

     b. In the event that City shall fail to take any action reasonably necessary to cause an original issue of Bonds in an amount specified by Airline (but not to exceed $225 million) to be issued by that date which is six months following Airline's written request for such Bonds to be issued, despite Airline having taken, reasonably in advance of such date, all actions necessary on its part in connection with such issuance, and provided that Airline shall not be in default under this Agreement remaining uncured beyond any applicable notice and cure periods, Airline shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU, and City shall reimburse Airline for all of the costs (including all out-of-pocket expenses and direct dedicated labor costs) incurred by Airline in connection with the GARB Improvements and the Continental Special Facilities. Upon any such termination, and in the event Airline has not been so reimbursed, City shall grant to Airline exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law, receive a security interest, subject only to any security interest required to be created pursuant to the GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline may reasonably request) and to the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the Continental Special Facilities, as applicable. At any time during such exclusive use period, City may repurchase such rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive rights with respect to any portion of the GARB Improvements or the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities and the GARB Improvements. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements and the Continental Special Facilities from the proceeds of the GARBs. Until such time as City shall have fully reimbursed Airline, reimbursement payments with respect to the GARB Improvements and the Continental Special Facilities shall be made by City to Airline from the Airport Improvement Fund, which shall be dedicated exclusively to reimburse Airline (as evidenced by documentation acceptable to Airline in its reasonable discretion) until such time as full reimbursement of Airline shall have been made. In the event that the Airport Improvement Fund shall cease to exist or cannot be used consistent with applicable Majority In Interest procedures of Section 8.07 of the Original Lease prior to Airline being fully reimbursed with respect to the GARB Improvements and the Continental Special Facilities, City shall so dedicate other sources of Airport funds from which City shall continue to make to Airline reimbursement payments at a level not less than the level of payments which previously had been made to Airline from the Airport Improvement Fund.

     c. Airline at its discretion may, but shall not be obligated to, deposit its own funds into the Construction Fund at any time for use for the purposes of that Construction Fund in accordance with the provisions of this Agreement.

     d.     In the event the cost to complete the Continental
Special Facilities exceeds that portion of the net proceeds of the Bonds available therefor:

     (i) at Airline's request, Airline and City shall work cooperatively and reasonably to issue additional Bonds (to the extent legally permissible) to complete the Continental Special
Facilities;

     (ii) failing (i), Airline may propose a reduction in the scope of the Continental Special Facilities (the plans and specifications for which scope reduction shall be prepared and submitted by Airline for City's approval in accordance with Section
5.07 below) so that the Continental Special Facilities may be completed at a cost within the net proceeds of the Bonds (provided that the scope of improvements shall not be reduced in a manner or to an extent that would render the improvements comprising the 1997 Concourse Expansion unusable for the purposes which the improvements are intended);

     (iii) failing (i) and (ii), Airline and City shall work cooperatively to reach another mutually acceptable course of action; or

     (iv) failing (i), (ii) and (iii), Airline shall substantially complete the construction of the Continental Special Facilities in accordance with Section 5.06 and pay all costs therefor in excess of the money available in the Construction Fund.

     e. The Bonds are to be issued under, secured by, and payable in accordance with the Indenture. The principal of, interest on, and any premiums associated with the Bonds shall not be payable from any funds of City (other than the Bond Rent which City will assign to the Trustee under the Indenture), and the Bonds shall not be secured by any assets of City. No amount of the Costs of the Facilities shall be paid or provided for by the use of tax abatements or monies in City's general fund.

     f. The proceeds of the Bonds may be used to pay Costs of the Facilities of the Related Facilities provided that Airline's right to use and occupy the Related Facilities shall terminate on the earlier to occur of: (i) that date which is 80 percent of the weighted average reasonably expected economic life of the Continental Special Facilities and the Related Facilities; or (ii) that date which is the later of (A) the end of the lease term under the applicable existing agreement governing Airline's occupancy of the Related Facilities or the site thereof, being the Assignment and Novation from US Airways, Inc. to Continental Airlines, Inc. (City Contract No. 28672, dated October 16, 1997) (the "Assignment and Novation") in the case of those Related Facilities associated with Concourse A, and the 1989 Special Facilities Lease in the case of those Related Facilities associated with Concourse C, as either of the same may be replaced, amended, restated, supplemented, renewed or extended, or (B) the expiration date of the agreement governing any of the premises at the Airport to which any of the moveable Related Facilities are relocated by Airline. There shall be no extension of the terms of the Original Lease, the Assignment and Novation, or the 1989 Special Facilities Lease implied by the use of the proceeds of the Bonds to acquire or improve the Related Facilities.

     5.02   Issuance of GARBs

     a. In order to provide funds for payment of the costs of constructing permanent improvements to the Airport related to the 1997 Concourse Expansion, the Council of City has authorized, subject to the signing and delivery by Airline of this Agreement, and City hereby agrees, subject to the signing and delivery by Airline of this Agreement, to issue, sell and deliver GARBs. The GARBs will fund the construction of the following improvements, described more particularly in Exhibit J:

     (i) Concourses C and D public areas (including connector tunnel between such areas), and Concourse D concession areas;

     (ii) Utilities to a line running five feet from the outermost exterior walls with respect to the Concourse D Special
Premises;

     (iii)  Aircraft ramp and other aircraft paving;

     (iv)   Permanent rental car facilities;

     (v)    New employee parking lot;

     (vi)   Triturator; and

     (vii) Outbound bag room, bag claim expansion, and security check point expansion in the Terminal Building.

     b. The proceeds of the GARBs shall be deposited and disbursed as provided in the GARB Indenture, subject to and consistent with the 1997 Concourse Expansion Budget set forth in Exhibit I, as the same may be supplemented or amended by subsequent written agreement of the parties. The allocation of the Costs of the Facilities contained in the 1997 Concourse Expansion Budget in Exhibit I was prepared by Airline for preliminary planning and budgeting by the parties. That allocation is not the agreement of the parties as to the actual allocation of the Costs of the Facilities, which shall be governed by the Cost Allocation Policy set forth in Exhibit C.

     c. In the event that the cost to complete the GARB Improvements exceeds the portion of the net proceeds of the GARBs which is available to be utilized for such improvements, Airline and City shall work cooperatively and reasonably to agree upon a supplemental financing plan (based upon a mutually agreed revised budget) involving issuance of additional general airport revenue bonds (to the extent legally permissible) or other funding sources (other than the Bonds or Airline credit) to complete such improvements. If no such supplemental financing plan can be implemented, Airline shall propose a reduction in the scope of such improvements (the plans and specifications for which scope reduction shall be prepared and submitted by Airline for City's approval in accordance with Section 5.07 below) so that the same may be completed within the net proceeds of the GARBs available to be utilized for such improvements; provided, however, that the scope of the improvements shall not be reduced in a manner or to an extent that would render the improvements comprising the 1997 Concourse Expansion unusable for the intended purposes. If no such supplemental financing plan can be implemented and if such scope reduction cannot be effectuated, Airline and City shall work cooperatively to reach another mutually acceptable course of action. If and to the extent the 1997 Concourse Expansion Budget set forth in Exhibit I changes pursuant to this Section 5.02(c), an amended or supplemented 1997 Concourse Expansion Budget, approved by the Fiscal Officer and the Director of Port Control of City, shall be attached to this Agreement and submitted to the GARB Trustee and shall thereupon be deemed incorporated herein.

     d. In the event that the cost to complete the GARB Improvements is less than the portion of the net proceeds of the GARBs available to be utilized for such improvements, Airline and City agree that any such excess GARB proceeds may be used to pay costs of other Airport capital projects, consistent with applicable Majority In Interest ("MII") procedures under the Original Lease, provided that such use shall not adversely affect the exclusion from gross income under the Code of the interest on the GARBs, and provided further that the debt service associated with such excess GARB proceeds shall be charged to the appropriate Airport cost center. In the event that City reasonably determines, based on an established construction budget for all 1997 MII-approved projects intended to be funded by the GARBS, that the costs of other Airport capital projects funded with proceeds of an issue of general airport revenue bonds (of which the GARBs are a portion) are less than the net proceeds of those bonds available to be utilized for such projects, City shall apply such excess bond proceeds to pay costs of the GARB Improvements to the extent those costs exceed the net proceeds of the GARBs.

     5.03   Allocation of Costs of the Facilities

     a. City and Airline acknowledge that the Costs of the Facilities to be incurred under construction and other contracts to be entered into by Airline in connection with certain of the Concourse Improvements will be funded by both the Bonds and the GARBs. City and Airline agree that such costs shall be allocated to the GARBs and the Bonds in accordance with the methodology set forth in Exhibit C attached to this Agreement (the "Cost Allocation Policy"), as may be subsequently supplemented or amended. Any supplemented or amended Cost Allocation Policy must be approved by Airline and by the Fiscal Officer and Director of Port Control of City and shall be attached to this Agreement and submitted to the GARB Trustee and shall thereupon be deemed incorporated herein. Upon completion of the 1997 Concourse Expansion, Airline shall perform an accounting with respect to all such allocation matters.

     b. In the event that a cost allocation methodology is adopted at the Airport which calls for allocating the construction costs of building support systems (e.g., HVAC, MEP Systems, etc.) to any cost center other than the Concourse in which such systems are located, the City will pay to Airline the Building Support Adjustment Payment so that Airline is not discriminated against with respect to the responsibility for these costs. The Building Support Adjustment Payment shall be an amount equal to the principal that would be outstanding as of the date such cost allocation methodology is adopted if the Bonds had been issued payable on the Assumed Amortization terms, on that portion of the Bonds allocable to payment of costs of construction of such systems in Concourse D, plus interest on that principal amount at the Assumed Amortization terms to the earliest date that such amount of the Bonds may be paid at stated maturity or by redemption without penalty or premium.

     5.04   Reimbursements and Disbursements Generally

     a. City shall, in the Indenture, authorize and direct the Trustee to use the monies in the Construction Fund for payment of the Costs of the Facilities for the improvements to be funded by the Bonds. Disbursements from the Construction Fund shall be made by the Trustee to Airline, in reimbursement for Costs of the Facilities paid or incurred by Airline (subject to applicable restrictions under the Code), or to the persons designated by Airline upon submission by Airline to Trustee of the Disbursement Request in substantially the form attached hereto as Exhibit D-1. A copy of each Disbursement Request submitted to the Trustee shall be delivered at the same time to the City Project Manager and to the Fiscal Officer.

     b. In the case of Costs of the Facilities for the GARB Improvements, Airline shall submit to the City Project Manager, Director of Port Control, Fiscal Officer, and Project Counsel a completed Disbursement Request in substantially the form attached hereto as Exhibit D-2, accompanied by all supporting documentation required by that Disbursement Request form, for review by City (including any consultants retained by City for the purpose) and approval by the Director of Port Control. Upon approval of the Disbursement Request by the Director of Port Control, the Fiscal Officer shall direct the GARB Trustee to disburse money from the GARB construction fund held by the GARB Trustee as provided in the GARB Indenture to pay, or to reimburse Airline for its payment of, costs of those improvements (subject to applicable restrictions under the Code).

     c. In the case of Costs of the Facilities of the 1997 Concourse Expansion to be paid from the proceeds of both Bonds and GARBs, Airline shall, consistent with the Cost Allocation Policy set forth in Exhibit C to this Agreement, allocate such Costs of the Facilities among those to be paid from the proceeds of Bonds and those to be paid from the proceeds of GARBs. Airline shall require contractors to provide, and Airline shall include in its Disbursement Requests, sufficient information to enable City to verify that the costs have been allocated consistent with the Cost Allocation Policy.

     d. Disbursements for Costs of the Facilities of the 1997 Concourse Expansion shall be solely for the payment of expenses properly incurred in connection with the 1997 Concourse Expansion, including construction in accordance with the plans and specifications delivered to and approved or deemed approved by City as required by this Agreement. In submitting any request for payment or reimbursement for advances for Costs of the Facilities to the Trustee or to City, Airline shall complete the applicable Disbursement Request form attached hereto, including the attachment of such invoices (or copies thereof) and other information required thereby. Airline hereby agrees to submit such other information not required by the applicable Disbursement Request form as the Trustee or GARB Trustee may reasonably require, promptly after request therefor.

     e. City and Airline shall have the right to reasonably review the books and records of the other party relating to the various costs to be reimbursed or paid from the proceeds of the Bonds or the GARBs, provided that no such review shall delay the construction schedule or unreasonably delay the receipt by Airline of reimbursement payments from the proceeds of the Bonds or GARBs. City and Airline each shall be entitled to conduct reasonable audits of the other party's costs and expenses for which payments are requested from the proceeds of the Bonds or the GARBs. City and Airline shall have the right of access to those books and records of the other party that are necessary to respond to an audit by a governmental entity, which right shall survive the termination of this Agreement.

     5.05   Specific Reimbursement and Disbursement Matters

     a. Subject to applicable restrictions under the Code, reimbursement for those Costs of the Facilities to be financed by GARBs incurred by Airline prior to issuance of the GARBs will be made within the later of (i) 5 business days of the issuance of the GARBs or (ii) 30 days after Airline's submission of a Disbursement Request form and all supporting documentation required thereon as shown at Exhibit D-2 hereto, which form pertains to such Costs of the Facilities. Airline shall be reimbursed from the proceeds of the Bonds for those Costs of the Facilities to be financed by the Bonds incurred by Airline prior to issuance of the Bonds according to the procedures set forth herein.

     City acknowledges receipt from Airline of a Certificate of Expenditures, dated October 20, 1997 and delivered to City prior to execution and delivery of this Agreement, setting forth all expenditures (other than preparation of plans and specifications, other preliminary engineering work, and other preliminary expenditures (within the meaning of Treasury Regulations Paragraph 1.150-2(f)(2)), not in excess of 20 percent of the issue price of the general airport revenue bonds of which the GARBs are a part) by Airline for Costs of the Facilities paid by Airline before February 13, 1997, for which Airline seeks reimbursement from the proceeds of the GARBs. City agrees to reimburse Airline for those expenditures from the proceeds of the GARBs. Airline agrees that no reimbursement will be made to Airline by City for any costs of the GARB Improvements to be funded by the GARBs for which payment was made by Airline prior to February 13, 1997, except for (i) preparation of plans and specifications, other preliminary engineering work, and other preliminary expenditures (within the meaning of Treasury Regulations Paragraph 1.150-2(f)(2)), not in excess of 20 percent of the issue price of the general airport revenue bonds of which the GARBs are a part and (ii) the payments described in the Certificate of Expenditures referenced in this
Section 5.05(a).

     b. Regardless of the actual date of issuance of the GARBs or submission of the Disbursement Request form and supporting documentation, Airline and City shall cooperate and work diligently and in good faith (including identifying and correcting any deficiencies in documentation) to ensure reimbursement prior to December 31, 1997 of Airline's upfront expenditures on those portions of the 1997 Concourse Expansion funded by GARBs. If Airline is not reimbursed for its upfront GARB-related expenditures in accordance with the time period prescribed in the first sentence of Section 5.05(a) hereof, and provided that Airline is not then in default under this Agreement remaining uncured beyond any applicable notice and cure periods, Airline shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU. In the event of such termination, City shall reimburse Airline for all of the costs (including all out-of-pocket expenses and direct dedicated labor costs) incurred by Airline in connection with the GARB Improvements and the Continental Special Facilities. Upon any such termination, and in the event Airline has not been so reimbursed, City shall grant to Airline exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law, receive a security interest, subject only to any security interest required to be created pursuant to the GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline may reasonably request) and to the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the Continental Special Facilities, as applicable. At any time during such exclusive use period, City may repurchase such rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive rights with respect to any portion of the GARB Improvements or the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities and the GARB Improvements. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements and the Continental Special Facilities from the proceeds of the GARBs. Until such time as City shall have fully reimbursed Airline, reimbursement payments with respect to the GARB Improvements and the Continental Special Facilities shall be made by City to Airline from the Airport Improvement Fund, which shall be dedicated exclusively to reimburse Airline (as evidenced by documentation acceptable to Airline in its reasonable discretion) until such time as full reimbursement of Airline shall have been made. In the event that the Airport Improvement Fund shall cease to exist or cannot be used consistent with applicable Majority In Interest procedures of Section 8.07 of the Original Lease prior to Airline being fully reimbursed with respect to the GARB Improvements and the Continental Special Facilities, City shall so dedicate other sources of Airport funds from which City shall continue to make to Airline reimbursement payments at a level not less than the level of payments which previously had been made to Airline from the Airport Improvement Fund.

     c. City shall complete all City reviews and take all necessary City actions to authorize the GARB Trustee to reimburse Airline for Costs of the Facilities that qualify under the Code, the Cost Allocation Policy and the 1997 Concourse Expansion Budget (attached as Exhibits C and I, respectively) as costs and expenses eligible to be funded by the GARBs, consistent with approved plans and specifications submitted by Airline pursuant to Section 5.07 hereof, within 30 days of Airline's submission to the City Project Manager, Fiscal Officer, Director of Port Control, and Project Counsel, of the Disbursement Request form and all supporting documentation required thereon as shown at Exhibit D-2. In the event City does not approve the Disbursement Request submitted by Airline, City shall within such 30-day period notify Airline in writing, specifying the reasons for disapproval, and such 30-day period shall be suspended from the date of notification to Airline of such disapproval through the date Airline submits such information as may be required by this Agreement to evidence that the Costs of the Facilities for which Airline is requesting reimbursement qualify for payment from proceeds of the GARBs, consistent with the approved plans and specifications, the requirements of the Code, the Cost Allocation Policy, and the 1997 Concourse Expansion Budget. Following Airline's submission of such information to the City Project Manager, Director of Port Control, and Project Counsel, City shall have the remaining balance of the 30-day period (taking into account any applicable suspension pursuant to the second sentence of this paragraph) to reconsider Airline's Disbursement Request, as supplemented and amended, and proceed to take all necessary actions to authorize the GARB Trustee to reimburse Airline.

     d. Notwithstanding any provision of this Agreement to the contrary, City shall be entitled to be reimbursed or paid from the proceeds of the Bonds for Costs of the Facilities that qualify under the Code, the Cost Allocation Policy and the 1997 Concourse Expansion Budget (attached as Exhibits C and I, respectively) as costs and expenses eligible to be funded by the Bonds. To obtain such reimbursement or payment, City shall submit to Airline an invoice (or copy thereof) and supporting documentation, which Airline shall, in turn, submit to the Trustee in Airline's next monthly requisition cycle (but in no event later than two months from the date of City's submission to Airline) in accordance with the applicable disbursement request procedures described in Section 5.04(a) hereof. If the Trustee then delivers payment or reimbursement for City's Costs of the Facilities directly to Airline, Airline shall, in turn, promptly deliver such payment or reimbursement to City. Airline shall be entitled to conduct reasonable audits of City's costs and expenses described in this
Section 5.05(d).

     5.06   Airline's Obligation to Complete Construction of the
1997 Concourse Expansion

     a. Airline shall use Best Efforts to proceed diligently to cause the 1997 Concourse Expansion to be completed in material compliance with applicable law and regulations. In any event, Airline shall undertake such efforts as will result in the substantial completion of Concourse D on or before April 22, 2001, subject to Force Majeure and/or regulatory delays, which April 22, 2001 deadline shall be extended by one day for each day after November 22, 1997, that City fails to deliver Permanent Site Availability.

     b. Promptly following the substantial completion of each element of the 1997 Concourse Expansion, as hereinafter described, Airline shall evidence such substantial completion by furnishing to City and the Trustee a completion certificate ("Completion Certificate") signed by the authorized representative of Airline
(i) stating that such element of the 1997 Concourse Expansion has been completed substantially in accordance with the final plans and all costs then due and payable in connection therewith have been paid, and that substantial completion has been accomplished in such a manner as to conform with all applicable zoning, planning, building, environmental and other regulations of all governmental authorities having jurisdiction, as the same may be amended by variance, except for such noncompliances which, singly or in the aggregate, could not have a materially adverse effect on the 1997 Concourse Expansion or their operations, (ii) specifying the actual date of substantial completion of such element of the 1997 Concourse Expansion, and (iii) stating that it is given without prejudice to any rights against third parties which then exist or may subsequently come into being. Reference to an element of the 1997 Concourse Expansion means, in the case of the Continental Special Facilities, the Concourse D Special Premises, the Concourse C Expansion Special Premises, the Deicing Pad Special Premises and the Hydrant Fueling Special Premises, and in the case of the GARB Improvements, means each of the improvements listed in subparagraphs (i) through (iii), and (v) through (vii), of Section 5.02(a).

     c. Airline acknowledges and agrees that the damages incurred by City as a result of any breach of obligations under this Section 5.06 are not readily ascertainable, that money damages or other legal relief will not adequately compensate City for any such breach, and that City is entitled to injunctive relief compelling the specific performance of the obligations under this
Section 5.06.

     5.07   Design and Construction of 1997 Concourse Expansion

     a. Airline shall be responsible for the design and construction of the 1997 Concourse Expansion. To the extent that construction of the 1997 Concourse Expansion has not already commenced as of the Effective Date, Airline, at its expense (subject to the applicable reimbursement provisions of this Agreement) and upon receipt of notification from City that such work may be commenced with respect to an element of the 1997 Concourse Expansion, shall proceed diligently to commence the construction of each such element of the 1997 Concourse Expansion. Airline's construction of the 1997 Concourse Expansion shall be subject to the following conditions:

     1. Before the commencement of any such work following the Effective Date, Airline shall submit two blueline sets and one electronic copy (in Autocad 12 Windows format on computer diskette) of all detailed plans and specifications for each material element of the 1997 Concourse Expansion to City's Director of Port Control and the City Project Manager. Airline shall submit such other number of blueline sets and electronic copies of such plans and specifications as the parties may agree upon to any other persons or City departments reasonably designated by the City Project Manager to receive such submissions, including, without limitation, the Properties Division of the Department of Port Control and City's Department of Community Development. All such work shall be done subject to and in accordance with the requirements of law and applicable regulations of all such governmental departments or authorities, the Director of Port Control and, where required, each affected public utility company. Each such submission by Airline shall include information reasonably sufficient to permit City to evaluate the impact of each proposed element on the 1997 Concourse Expansion as a whole. Airline shall include on the design team for the Concourse Improvements a design consultant designated by City to ensure the consistency of design with the other Concourses at the Airport.

     2. The City Project Manager or the City Project Manager's designee shall communicate to Airline's Director of Corporate Real Estate (Design and Construction) or such other person as Airline may designate, either (i) City's written approval (which may be by issuance of a permit or permits) of such plans and specifications, or (ii) City's specific written objections thereto, in either case within 30 days following submission of such plans and specifications by Airline. In the event City determines that a submission does not satisfy the requirements set forth in Section 5.07(a)(1) hereof, the City Project Manager shall notify Airline in writing of the specific deficiencies and the 30-day deadline for approval or objection shall be suspended from the date of notification to Airline of such deficiencies through the date Airline cures such deficiencies through resubmission of satisfactory plans and specifications pursuant to Section 5.07(a)(1) hereof. If the City Project Manager shall fail to communicate the written approval or specific written objections described in the first sentence of this paragraph within the 30-day time period there stated (taking into account any applicable suspension pursuant to the second sentence of this paragraph), then, in addition to any other remedies which may be available to Airline, all aspects of such plans and specifications which are not specifically subject to the Ohio Basic Building Code shall be deemed to have been approved by City. If City does object to a submission by Airline, City and Airline shall negotiate in good faith to reach a mutually acceptable resolution within no more than 60 days of the original submission (taking into account any applicable suspension pursuant to the second sentence of this paragraph). City shall not unreasonably withhold, condition or delay approval of plans and specifications. Airline shall be entitled to rely, without independent verification, on the written information provided by the City Project Manager or his or her designee with respect to the matters described in this Section 5.07(a)(2) and within City's jurisdiction.

     3. Any material revision(s) to plans and specifications which have been approved or deemed to have been approved by City shall require further City approval, which approval shall be delivered on a timely basis (consistent with the construction schedule and the process in this Section 5.07) and shall not be unreasonably withheld, conditioned or delayed.

     4. Subject to the provisions of this Agreement, City shall grant Airline continuous access for construction purposes to the sites necessary to construct the 1997 Concourse Expansion. City and Airline agree to work cooperatively and in good faith to promptly: (i) identify and cause to vacate their premises any tenants occupying space necessary for the construction of the 1997 Concourse Expansion; and (ii) identify and cause to be removed any improvements hindering such construction.

     5. Such work shall be performed in a first-class, workmanlike manner and substantially in accordance with the plans and specifications approved for the same. Airline shall redo or replace, at its sole cost and expense, any work which is not done substantially in accordance with such plans and specifications, as approved or deemed approved by City prior to or after completion of such work; however, any request to redo or replace any such work shall be made by City within 60 days after its receipt of notice of completion from Airline. The quality of the interior elements of the Concourse Improvements shall be at least comparable with that of the existing interior Concourse C improvements. The exterior finish of the new Concourse D shall be of a quality at least comparable to that of existing Concourses A, B and C. City and Airline will mutually agree upon the standards of any modifications to facilities or building maintenance systems on Concourse C needed to accommodate Concourse D and the connector tunnel.

     6. City shall hire a representative/construction inspector, and an accounting/audit consultant, both of whom shall be involved throughout the construction of the 1997 Concourse Expansion and shall be permitted reasonable access to plans, specifications and other project information by Airline. The salaries or fees and expenses of such City employees or consultants, as the case may be, shall be allocated to the Bonds and the GARBs in accordance with the Cost Allocation Policy attached hereto as Exhibit C. Continental Special Facility progress meetings involving City's representative/construction inspector shall be held on a regular basis.

     7. Airline's construction activities shall not unreasonably interfere with the business operations of other tenants at the Airport without City's prior consent, the parties acknowledging that relocation of rental car facilities, as referred to elsewhere in this Agreement, will, by its nature, necessarily result in some interference with certain tenants' business operations.

     8. Airline shall provide City with copies of all Disbursement Request forms submitted to the Trustee together with all required attachments, and all documents required to be submitted by Airline pursuant to Section 5.04(b) hereof. Within 12 months after the end of the Construction Period, the parties shall request from each other such other books and records and all other documents and papers relating to the construction of the 1997 Concourse Expansion as shall be necessary to determine and verify all costs and expenditures of funds pertaining thereto. The party from whom such books, records, documents and papers are requested shall provide such books, records, documents and papers, or copies thereof, to the requesting party within a reasonable period of time after said request or, with respect to requests for periodic information, within a reasonable period of time after coming into possession of requested documents.

     b. The 1997 Concourse Expansion, and all other alterations, additions or improvements at any time placed on, in or upon the 1997 Concourse Expansion, including movable furniture, movable personal property, and other removable trade fixtures, the cost of which is financed with the proceeds of Bonds or GARBs, shall be deemed to be and become part of the realty and the sole and absolute property of City upon completion thereof, subject to Airline's rights hereunder. Any alterations, additions, improvements, or property in or upon the Continental Special Facilities installed at the expense of Airline and not funded by the Bonds or GARBs, or at the expense of third parties (other than City) leasing to or from Airline, shall not be deemed to become property of City at or before the termination of this Agreement, and Airline shall have the right to remove that property from the Continental Special Facilities on or before the time of termination of this Agreement, subject to any valid lien which City may have thereon; but any damage to the Continental Special Facilities caused by such removal shall be repaired at Airline's expense. Airline hereby makes an irrevocable election, binding on itself and all successors in interest, not to claim any depreciation deductions or investment credits (within the meaning of Section 142(b)(1)(B) of the Code) with respect to any elements of the 1997 Concourse Expansion funded with the Bonds or GARBs.

     c. Airline shall promptly pay all lawful claims and discharge all liens made against it or against City by Airline's contractors, subcontractors, materialmen and workmen, and all such claims and liens made against Airline or City by other third parties arising out of or in connection with, whether directly or indirectly, any work done by Airline, its contractors, subcontractors or materialmen; provided, however, that Airline shall have the right to contest the amount or validity of any such claim or lien without being in default of this Agreement upon furnishing security satisfactory to the Director of Law of City guaranteeing that such claim or lien will be properly and fully discharged forthwith in the event that such contest is finally determined against Airline or City.

     d. Airline shall: (i) procure and maintain effective during construction of the 1997 Concourse Expansion and all other improvements by Airline pursuant to this Article V comprehensive public liability insurance for claims arising out of bodily injury or property damage, or, if the work is to be done by an independent contractor, Airline shall procure and maintain or require such contractor to procure and maintain such insurance in Airline's name, in either case, in limits and meeting the requirements otherwise specified in Article X of this Agreement, including the naming of City as additional insured to the extent of Airline's indemnification and defense obligations under Section 5.07(d)(iii) hereof; (ii) procure and maintain effective during construction of the 1997 Concourse Expansion and all other improvements by Airline pursuant to this Article V builder's all-risk insurance, including explosion hazard, underground property hazard, and collapse hazard insurance, or, if the work is to be done by an independent contractor, Airline shall procure and maintain or require such contractor to procure and maintain such insurance in Airline's name, in either case, naming City as additional insured to the extent of Airline's indemnification and defense obligations under
Section 5.07(d)(iii) hereof; and (iii) without limiting the time period over which the indemnification and defense obligations set forth in Section 10.01 hereunder apply, the indemnification and defense obligations set forth in Section 10.01 hereunder shall apply to the construction activities of Airline, its employees, agents, and contractors during the Construction Period.

     e. In all prime contracts Airline enters into for building and materials for the construction of the 1997 Concourse Expansion, Airline shall require the contractor to warrant all materials and workmanship for a period of one year following final acceptance of the work performed, and Airline will take all steps reasonably necessary to enforce full and faithful performance of such warranties. Airline agrees that it will not compromise or settle any resulting claim or litigation without the concurrence of City, which concurrence shall not be unreasonably withheld, conditioned, or delayed.

     f. Airline shall ensure that City is either furnished with or is a named beneficiary with respect to a bond or bonds in an amount equal to: (i) at least 50% of the total estimated cost of construction and installation of the entire 1997 Concourse Expansion to secure Airline's obligation to construct and install the 1997 Concourse Expansion; and (ii) 100% of the total estimated cost of each construction contract, but in no event shall any element of the construction project be required to be bonded greater than 100%.

     g. As soon as practicable, but in no event later than 180 days after the completion of construction or installation of all the 1997 Concourse Expansion improvements, Airline shall, at its expense, furnish the Director of Port Control with three sets of "as built" drawings on Autocad 12 Windows format on computer diskette of those improvements, which drawings shall be deemed incorporated in this Agreement by reference.

     h. Airline shall obtain all required building and other permits relating to the Continental Special Facilities (and City will assist in obtaining such permits on an expedited basis) and Airline shall comply with all of the following: (i) the State of Ohio prevailing wage requirements; (ii) City's Minority Business Enterprise ("MBE")/Female Business Enterprise ("FBE") goals of 30% MBE participation and 10% FBE participation for design and construction services, provided, however, that contracts for goods and services for which there is no qualified MBE/FBE provider, as determined in consultation with City's Director of the Office of Equal Opportunity, shall not be subject to such goals (based upon Airline's experience, Airline believes that contracts which will be so excluded from such goals will include, by way of example and not limitation, those for passenger loading bridges and baggage conveyor systems); (iii) the Competitive Bidding Procedures for Public and Non-Public Areas set forth in Exhibit E attached hereto, including the additional requirements that Airline provide the City Project Manager with at least 72 hours advance written notice of the time and place of bid openings and, if the City Project Manager or his or her designee appears at such time and place, that Airline permit such individual to be physically present when such bids are opened; (iv) City residency goal of 35% for construction new hires; and (v) City's Equal Opportunity Clause, which is Section 187.11(B) of City's Codified Ordinances (wherein Airline is referred to as the "contractor"), attached hereto as Exhibit G.

     5.08   Subsequent Improvements by Airline

     Subsequent to constructing the 1997 Concourse Expansion as expressly provided herein, Airline shall make no alterations, additions or improvements to the 1997 Concourse Expansion or other installation on the 1997 Concourse Expansion without the prior written approval of City, which approval shall not be unreasonably withheld, conditioned or delayed. All subsequent improvements, alterations or construction work done by Airline during the term of this Agreement shall be performed in accordance with the requirements of this Article V.

     5.09   Environmental Compliance, Remediation and Liability
            During the Construction Phase

     a. City and Airline shall coordinate to obtain any legally necessary environmental approvals for construction of the 1997 Concourse Expansion. The costs of obtaining such approvals: (i) with respect to the Continental Special Facilities, will be reimbursed from the proceeds of the Bonds; (ii) with respect to those portions of the 1997 Concourse Expansion funded with the proceeds of the GARBS, will be reimbursed from the proceeds of the GARBs; and (iii) with respect to those portions of the 1997 Concourse Expansion funded with a combination of Bonds and GARBs, will be reimbursed according to the Cost Allocation Policy attached hereto as Exhibit C. City and Airline shall provide to each other copies of all environmental and engineering studies, inspection reports and correspondence with state and federal governmental agencies relating to environmental matters in connection with the 1997 Concourse Expansion.

     b. Notwithstanding anything in this Agreement to the contrary, Airline shall not be responsible for any environmental contamination discovered in connection with the 1997 Concourse Expansion to the extent that the presence of the material resulting in the environmental contamination was not caused by Airline's acts or failures to act where Airline had a duty to act. During the Construction Period, City's obligations to remediate to the extent and in the manner set forth in Section 2.05(i) hereof shall apply.

     c. If, during the Construction Period, Airline plans to encounter or disturb that area commonly known as the "Five Points Burn Pit" underlying a portion of the construction site of certain of the 1997 Concourse Expansion improvements, Airline shall provide City with written notice of same as soon as practicable, along with any proposed plan of remediation or avoidance which Airline may, but is not required, to submit. City shall notify Airline as soon as practicable, but in any event within 21 days following the foregoing notice from Airline, of City's approval and authorization to proceed with any plan of remediation or avoidance offered by Airline and accepted by City, or of City's intention to develop an alternative plan of remediation or avoidance. In the latter case, City will then proceed to develop and implement any such plan of remediation or avoidance as soon as practicable under the circumstances.

     During the Construction Period, upon request by Airline, City will, as soon as practicable under the circumstances, take all actions necessary to remediate Existing Contamination (other than the Five Points Burn Pit) and/or contamination of the 1997 Concourse Expansion caused by Hazardous Materials to the extent such contamination results from the acts or omissions of persons or entities other than Airline, its employees, agents, contractors, subcontractors, and licensees, to the extent required under applicable Environmental Laws in order to permit Airline's proposed construction and intended use of the facilities. In connection with such remedial work, City will only be required to meet the least stringent standards of applicable Environmental Laws, provided such least stringent standards are consistent with Airline's proposed construction and intended use of the facilities. Airline will cooperate with City in City's design and performance of cost-effective remedies, provided that such remedies do not unreasonably interfere with the construction or use of the facilities.

     If City does not, upon reasonable written notice from Airline, and upon reasonable opportunity to City to cure, commence or diligently continue to complete any remediation to be performed pursuant to this Section 5.09, then Airline, in addition to any other remedy which may be available to it, may, following reasonable written notice, perform such remediation. Airline shall be entitled to reimbursement from City within 30 days of written demand to City from Airline for payment for any and all reasonable direct costs incurred in completing such remediation.

     In the event Existing Contamination unexpectedly encountered during the construction of the 1997 Concourse Expansion poses an immediate threat to the public health or safety, Airline shall provide notice of such situation to City as soon as reasonably practicable under the circumstances ("Emergency Notice"). In the event City fails, within 48 hours of receipt of such Emergency Notice, to notify Airline of its intention to respond immediately to such emergency situation or if City provides such notice but the City fails immediately so to respond, Airline is authorized to undertake steps reasonably calculated to eliminate the immediate threat to the public health or safety. Any authorized remediation undertaken by Airline pursuant to this Section 5.09(c) shall be reimbursed by City to the extent of Airline's reasonable direct expenditures.

     d. City shall exercise promptly and in good faith, diligent efforts to recover costs associated with the provisions of
Section 5.09 hereof from the party or parties responsible for such contamination and restore the same to the affected cost center, or in the absence of recovery from the responsible parties, to charge such costs to the appropriate cost center.

     e. At Airline's request, City promptly shall enforce to the fullest extent all rights which City has against rental car companies with respect to the removal of storage tanks from, and the remediation of any environmental contamination associated with, such companies' sites.

     f. In the event that an environmental study reveals materially adverse conditions, or if any other environmental circumstances outside of Airline's reasonable control relating to the Airport property or construction of the 1997 Concourse Expansion thereon are discovered which would substantially and materially impact the cost of, or delay the scheduled completion by more than 18 months of, the 1997 Concourse Expansion, Airline shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU. In the event of such termination, Airline shall be reimbursed by City for the costs to Airline (including all out-of-pocket expenses and direct dedicated labor costs) of all improvements constituting a portion of the GARB Improvements, but Airline shall not be entitled to reimbursement for the costs to Airline of those improvements constituting a portion of the Continental Special Facilities. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements from the proceeds of the GARBs. Until such time as full reimbursement shall have been made to Airline with respect to the GARB Improvements, City shall grant to Airline the right to exclusive use of the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law receive a security interest, subject only to any security interest required to be created pursuant to the existing GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline reasonably may request). Upon such termination, City also shall grant Airline exclusive use rights with respect to the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of those Continental Special Facilities. At any time during such exclusive use period, City may repurchase such exclusive use rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive use rights with respect to any portion of the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities (other than the Hydrant Fueling System Special Premises).

     5.10   FAA Coordination

     In connection with the construction of the 1997 Concourse
Expansion: (a) Airline shall prepare Forms 7460-1 (Notice of Proposed Construction or Alteration) and City shall submit that Form to the FAA; (b) Airline shall prepare the FAA safety phasing plans and City shall submit that plan to the FAA; and (c) City shall request an update to the Airport Layout Plan when and as appropriate, and which shall be consistent with the plan for constructing the 1997 Concourse Expansion. Airline shall contract for (and coordinate with City on) any required air quality studies, and City shall submit the same to the appropriate governmental agencies.

     5.11   ODOT Coordination

     In connection with the construction of the 1997 Concourse
Expansion, City shall be responsible for coordinating all highway signage and other matters with the Ohio Department of Transportation (ODOT).

     5.12   Regulatory Delays

     a. If any non-City regulatory delay substantially and materially impacts the cost of, or delays (or is jointly anticipated by City and Airline in the exercise of each party's reasonable discretion to delay) the scheduled completion by more than one year (or 18 months in the case of any required environmental impact statement) of, the 1997 Concourse Expansion, then City and Airline each shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU. In the event of such termination, Airline shall be reimbursed by City for the costs to Airline (including all out-of-pocket expenses and direct dedicated labor costs) of all improvements constituting a portion of the GARB Improvements, but Airline shall not be entitled to reimbursement for the costs to Airline of those improvements constituting a portion of the Continental Special Facilities. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements from the proceeds of the GARBs. Until such time as full reimbursement shall have been made to Airline with respect to the GARB Improvements, City shall grant to Airline the right to exclusive use of the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law receive a security interest, subject only to any security interest required to be created pursuant to the existing GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline reasonably may request). Upon such termination, City also shall grant Airline exclusive use rights with respect to the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of those Continental Special Facilities. At any time during such exclusive use period, City may repurchase such exclusive use rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive use rights with respect to any portion of the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities (other than the Hydrant Fueling System Special Premises).

     b. If any City regulatory delay (not resulting from Airline's failure to comply with this Agreement and the MOU) substantially and materially (which, for purposes of this sentence, shall mean by 12% or more) impacts the cost of, or delays (or is anticipated by Airline in the exercise of its reasonable discretion to delay) the scheduled completion by more than one year of, the 1997 Concourse Expansion, then Airline shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU. In the event of such termination, City shall reimburse Airline for all of the costs (including all out-of-pocket expenses and direct dedicated labor costs) incurred by Airline in connection with the GARB Improvements and the Continental Special Facilities. Upon any such termination, in the event Airline has not been so reimbursed, City shall grant to Airline exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law receive a security interest, subject only to any security interest required to be created pursuant to the GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline may reasonably request) and the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the Continental Special Facilities, as applicable. At any time during such exclusive use period, City may repurchase such rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive rights with respect to any portion of the GARB Improvements or the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities and the GARB Improvements. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements and the Continental Special Facilities from the proceeds of the GARBs. Until such time as City shall have fully reimbursed Airline, reimbursement payments with respect to the GARB Improvements and the Continental Special Facilities shall be made by City to Airline from the Airport Improvement Fund, which shall be dedicated exclusively to reimburse Airline (as evidenced by documentation acceptable to Airline in its reasonable discretion) until such time as full reimbursement of Airline shall have been made. In the event that the Airport Improvement Fund shall cease to exist or cannot be used consistent with applicable Majority In Interest procedures of Section 8.07 of the Original Lease prior to Airline being fully reimbursed with respect to the GARB Improvements and the Continental Special Facilities, City shall so dedicate other sources of Airport funds from which City shall continue to make to Airline reimbursement payments at a level not less than the level of payments which previously had been made to Airline from the Airport Improvement Fund.

     5.13   Permanent Rental Car Facilities

     a. Airline has contracted for the design of permanent rental car facilities, which contracts were assigned to City at no additional cost to City. City shall construct the permanent rental car facilities, and shall cause them to be made available in operational condition by April 15, 1998. City shall cause all of the rental car company tenants which were not relocated to interim rental car facilities to vacate their premises ("Premises A") by May 8, 1998. City shall also cause those rental car company tenants which were relocated to said interim rental car facilities to vacate such interim facilities ("Premises B") by May 31, 1998. City shall then deliver full possession of both Premises A and Premises B to Airline by June 1, 1998, with all improvements (including, without limitation, all above-ground and underground storage tanks) in, on, and under Premises A demolished and/or removed in accordance with all applicable laws. Thereafter, Airline shall have continuous access to Premises A and Premises B for construction purposes, provided that Airline shall not unreasonably interfere with the business operations of other tenants at the Airport without City's prior consent, acknowledging that relocation of rental car company tenants will, by its nature, necessarily result in some interference with such tenants' business operations. Upon obtaining access to Premises B from City for construction purposes, Airline shall demolish and/or remove, in accordance with all applicable laws, all improvements (including, without limitation, all above-ground and underground storage tanks) in, on, and under Premises B; Airline shall be reimbursed from the proceeds of the GARBs for such demolition and/or removal, and such destruction and/or removal shall be charged to the appropriate general cost center as may be specified by and to the extent permitted under the Original Lease.

     b. In the event that Permanent Site Availability does not occur by June 1, 1998, subject to (a) Force Majeure, (b) non-City regulatory delays, and (c) any binding court order precluding delivery of such site to Airline, Airline shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU. In the event of such termination, City shall reimburse Airline for all of the costs (including all out-of-pocket expenses and direct dedicated labor costs) incurred by Airline in connection with the GARB Improvements and the Continental Special Facilities. Upon any such termination, in the event Airline has not been so reimbursed, City shall grant to Airline exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law receive a security interest, subject only to any security interest required to be created pursuant to the GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline may reasonably request) and the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the Continental Special Facilities, as applicable. At any time during such exclusive use period, City may repurchase such rights from Airline at a cash price equal to the original amount of such unreimbursed costs. City shall not be entitled to repurchase from Airline such exclusive rights with respect to any portion of the GARB Improvements or the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities and the GARB Improvements. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements and the Continental Special Facilities from the proceeds of the GARBs. Until such time as City shall have fully reimbursed Airline, reimbursement payments with respect to the GARB Improvements and the Continental Special Facilities shall be made by City to Airline from the Airport Improvement Fund, which shall be dedicated exclusively to reimburse Airline (as evidenced by documentation acceptable to Airline in its reasonable discretion) until such time as full reimbursement of Airline shall have been made. In the event that the Airport Improvement Fund shall cease to exist or cannot be used consistent with applicable Majority In Interest procedures of Section 8.07 of the Original Lease prior to Airline being fully reimbursed with respect to the GARB Improvements and the Continental Special Facilities, City shall so dedicate other sources of Airport funds from which City shall continue to make to Airline reimbursement payments at a level not less than the level of payments which previously had been made to Airline from the Airport Improvement Fund.

     5.14   Default, Notice and Termination During Construction
Period

     a. If a substantial and material default by either party occurs with respect to a substantial and material obligation under this Agreement during the Construction Period, and the defaulting party fails to cure the default within 60 days following receipt of written notice from the non-defaulting party specifically describing the default, the non-defaulting party shall be entitled as its sole remedy to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU and exercise the remedies set forth in (i)
Section 5.14(b) of this Agreement if City is the non-defaulting party, or (ii) Section 5.14(c) of this Agreement if Airline is the non-defaulting party; provided, however, that if the non-defaulting party elects to so terminate any one of the agreements referenced in this sentence, it shall be obligated to terminate them all.
This same obligation shall apply generally to the right to terminate the aforementioned agreements specifically referenced in Sections 5.01(b), 5.05(b), 5.09(f), 5.12(a), 5.12(b), and 5.13(b).
Any provision of this Agreement to the contrary notwithstanding, notice of default given under this Article V by Airline to City shall be sent by U.S. registered or certified mail, postage prepaid, return receipt requested and, in addition to the addresses for City set forth in Section 17.05 below, any such notice also shall be sent to the Mayor of City and City Council at the addresses also set forth at Section 17.05 below.

     b.     In the event of a termination by City pursuant to
Section 5.14(a), Airline shall not be entitled to reimbursement for the costs of the GARB Improvements or the Continental Special Facilities and, to the extent that Airline shall have been reimbursed from the proceeds of the GARBs prior to the date of City's termination, Airline shall pay when due the principal of and interest on the GARBs, the proceeds of which shall have been disbursed to Airline, and shall pay or cause to be paid on a date selected by City, which date shall be on or before December 31, 2005 but not before June 1, 2004, the then unpaid principal of, and any premium and interest to the date of redemption on, those GARBs the proceeds of which shall have been so disbursed to Airline.
Upon such termination, provided Airline is not in breach of its obligations with respect to payment of the GARBs, City shall grant to Airline exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law receive a security interest, subject only to any security interest required to be created pursuant to the GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline reasonably may request) and the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the Continental Special Facilities, as applicable. At any time during such Airline exclusive use period, City may repurchase such rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive use rights with respect to any portion of the Continental Special Facilities or the GARB Improvements without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities (other than the Hydrant Fueling System Special Premises) and the GARB Improvements.

     c.     In the event of a termination by Airline pursuant to
Section 5.14(a), City shall reimburse Airline for all of the costs (including all out-of-pocket expenses and direct dedicated labor costs) incurred by Airline in connection with the GARB Improvements and the Continental Special Facilities. Upon any such termination, in the event Airline has not been so reimbursed, City shall grant to Airline exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which Airline shall, to the extent that Airline has not been reimbursed for costs of the permanent rental car facilities, or for one-half of the costs incurred by Airline with respect to the interim rental car facilities (but not exceeding $1,000,000), and to the fullest extent allowed by law receive a security interest, subject only to any security interest required to be created pursuant to the GARB Indenture, in the income stream therefrom evidenced by such documentation as Airline may reasonably request) and the Continental Special Facilities for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the Continental Special Facilities, as applicable. At any time during such exclusive use period, City may repurchase such rights from Airline at a cash price equal to the original amount of such unreimbursed costs to Airline. City shall not be entitled to repurchase from Airline such exclusive rights with respect to any portion of the GARB Improvements or the Continental Special Facilities without at the same time also repurchasing from Airline such exclusive use rights with respect to the remainder of the Continental Special Facilities and the GARB Improvements. City shall to the fullest extent legally possible reimburse Airline for such costs of the GARB Improvements and the Continental Special Facilities from the proceeds of the GARBs. Until such time as City shall have fully reimbursed Airline, reimbursement payments with respect to the GARB Improvements and the Continental Special Facilities shall be made by City to Airline from the Airport Improvement Fund, which shall be dedicated exclusively to reimburse Airline (as evidenced by documentation acceptable to Airline in its reasonable discretion) until such time as full reimbursement of Airline shall have been made. In the event that the Airport Improvement Fund shall cease to exist or cannot be used consistent with applicable Majority In Interest procedures of Section 8.07 of the Original Lease prior to Airline being fully reimbursed with respect to the GARB Improvements and the Continental Special Facilities, City shall so dedicate other sources of Airport funds from which City shall continue to make to Airline reimbursement payments at a level not less than the level of payments which previously had been made to Airline from the Airport Improvement Fund.

     d. At the end of the Construction Period, all default and termination provisions contained in this Section 5.14 and elsewhere in this Article V shall cease, leaving only those default and termination rights and remedies described in other provisions of this Agreement.

                       (End of Article V)

                  ARTICLE VI - OPERATION AND
         MAINTENANCE OF CONTINENTAL SPECIAL FACILITIES;
                            UTILITIES

     6.01   Operation and Maintenance of Continental Special
            Facilities

     a. Airline agrees that it will, with reasonable diligence, prudently operate the Continental Special Facilities, improve them and keep them in good repair, employing at all times adequate and qualified personnel for the purpose of doing so. Without limiting the generality of the foregoing, except if and to the extent that City is responsible for the maintenance and repair of any of the Continental Special Facilities as specified on Exhibit F hereto, Airline shall: (i) at all times keep the Continental Special Facilities appropriately neat, orderly, sanitary and presentable and perform certain maintenance, repair and cleaning; (ii) make such repairs and replacements to the Continental Special Facilities as City may from time to time reasonably direct Airline to make in order to keep the Continental Special Facilities in good repair;
(iii) furnish its own janitor service for the Continental Special Facilities; (iv) provide and maintain toilet facilities for the Continental Special Facilities; and (v) cause to be removed, at Airline's own expense, from the Continental Special Facilities, all waste, garbage and rubbish, and not deposit the same on any part of the Airport, except that Airline may deposit the same temporarily in the Terminal Complex at such spaces, if any, designated by City in connection with collection for removal, all as further described in Exhibit F hereto.

     b. Except if and to the extent that Airline is responsible for the maintenance and repair of any of the GARB Improvements as specified on Exhibit F hereto, City shall keep the GARB
Improvements appropriately neat, orderly, sanitary and presentable, and in doing so shall provide, with respect to the GARB
Improvements, such maintenance and cleaning services as are specified on Exhibit F hereto.

     c. If Airline does not, upon reasonable written notice and reasonable opportunity to Airline to cure, considering the nature of the maintenance or repair, commence such maintenance and repairs as Airline is required to perform pursuant to Section 6.01(a) hereof or fails to diligently continue to complete such maintenance or repairs, then City, in addition to any other remedy which may be available to it, may, following reasonable written notice, enter the Continental Special Facilities and perform such maintenance or repair as City determines, in its reasonable discretion, is required. Airline shall indemnify and save harmless City from all injury, loss or damage to any person or property occasioned by City's completion of such maintenance or repair, except to the extent such loss or damage is the result of negligence or willful misconduct (whether act or failure to act where City has the duty to act) of City, its employees, agents or contractors. Airline shall reimburse City for any and all reasonable direct costs incurred in completing such maintenance or repair within 30 days of receiving written demand therefor from City.

     d. If City does not, upon reasonable written notice to City's Director of Port Control from Airline's Hub Vice President or Station Manager or equivalent, as applicable, and upon reasonable opportunity to City to cure, considering the nature of the maintenance or repair, commence such maintenance and repairs as City is required to perform pursuant to Section 6.01(b) hereof or fails to diligently continue to complete such maintenance or repairs, then Airline, in addition to any other remedy which may be available to it, may, following reasonable written notice, enter the affected areas and perform such maintenance or repair as Airline determines, in its reasonable discretion, is required. Airline shall be entitled to reimbursement from City within 30 days of written demand to City from Airline for payment for any and all reasonable direct costs incurred in completing such maintenance or repair.

     e. In no event shall total collections from all Airport tenants (including Airline) for the costs of maintenance and repair at any time exceed actual Airport maintenance and repair costs.

     f. If maintenance and repair responsibilities arise out of the 1997 Concourse Expansion which are not covered by this Agreement or other existing agreements between the parties, those responsibilities will be negotiated in good faith by Airline and City for the purpose of allocating appropriately those maintenance and repair costs among the various parties engaged in operations at the Airport.

     6.02   Efficient Use of Space

     Airline acknowledges that a portion of the Continental Special Facilities is to be used by the traveling public. Airline shall make available such space to its passengers and to the traveling public on a nondiscriminatory basis. Airline shall not use its Continental Special Facilities so as to unreasonably interfere with the operations of abutting tenants or the utilization of the public spaces in the Airport, including concession areas.

     6.03   Hydrant Fueling System

     a. Airline shall be responsible for the operation, maintenance and repair of its Hydrant Fueling System Special Premises; provided, however, that if City, pursuant to this Section 6.03, elects to purchase from Airline the rights to Airline's Hydrant Fueling System Special Premises in order to incorporate said system into a larger fuel distribution system at the Airport, Airline shall no longer be solely responsible for the costs of ongoing maintenance and repair of the Hydrant Fueling System Special Premises, but will rather share responsibility for such costs associated with the larger fuel distribution system in accordance with a formula to be agreed upon by City and the users of such system.

     b. In addition to the requirements listed in Article V and elsewhere in this Agreement for the construction of the Continental Special Facilities generally, upon request of City, Airline will provide to City an estimate of the associated cost to make the Hydrant Fueling System Special Premises capable of being expanded beyond Concourse C and Concourse D (as in a multi-user system). City will provide to Airline its decision whether to allocate funds to make the Hydrant Fueling System Special Premises capable of being expanded prior to Airline beginning the construction thereof. City shall have the right, on terms acceptable to City and Airline in their respective reasonable discretions, to purchase from Airline the rights to the Hydrant Fueling System Special Premises if City incorporates said system into a larger fuel distribution system for the Airport, in which event the Hydrant Fueling System Term shall terminate and Airline shall pay for its fair share of such larger system based upon system cost and use. Airline shall not be obligated to participate in any manner in the cost of a hydrant fueling system for Concourses other than Concourse C and Concourse D unless City shall so purchase Airline's Hydrant Fueling System Special Premises and incorporate it into such a larger system.

     c. If City has not purchased from Airline Airline's leasehold rights to the Hydrant Fueling System Special Premises pursuant to this Section 6.03 during the Hydrant Fueling System Term, City and Airline shall cooperate in an effort to reach an agreement as to the disposition of the Hydrant Fueling System Special Premises at the scheduled expiration of the Hydrant Fueling System Term or upon such damage or destruction or such taking by eminent domain which results in Airline's termination of its rights, obligations and responsibilities under this Agreement with respect to the Hydrant Fueling System Special Premises under
Section 10.03 or Section 11.01 hereof, respectively. In the event that no such agreement can be reached, Airline agrees that, at the end of the Hydrant Fueling System Term, Airline shall remove the Hydrant Fueling System Special Premises, fill any resulting tunnels, holes and depressions, and return the site affected by such removal to grade, including restoration of surface areas to their states immediately before such removal.

     6.04   Loading Bridges

     Airline shall, at Airline's sole cost and expense, install, keep, and maintain and, within a reasonable time period, repair any damage to the loading bridges serving the gates at Concourse D (including any connecting equipment, joints and the like, required to connect the loading bridges to the concourses); provided, however, that if Airline determines that its operations do not require such loading bridges serving such gates, it may relocate them on the Airport premises, unless such relocation would adversely affect the tax-exempt status of the Bonds.

     6.05   Ramp Areas

     City shall perform structural maintenance and repairs and non-structural surface maintenance to the Ramp Areas adjacent to Concourse D in accordance with Exhibit F. Ordinary maintenance will be Airline's responsibility, including but not limited to cleaning and removal of snow, debris, spillage and other foreign matter.

     6.06   Construction, Installation and Maintenance of Utilities

     Airline shall construct and install (but only on Airport property) all utilities required for the 1997 Concourse Expansion (including bringing such utilities to the 1997 Concourse Expansion, which encompasses concession areas), including, without limitation, heating, cooling and ventilation facilities, electrical connections, water facilities and sanitary sewer facilities. Airline shall be financially responsible (subject to reimbursement from the Bonds) for the costs of constructing and installing all utilities within its leasehold. City shall be financially responsible for the costs to bring the utilities to the leaseline of each of the Continental Special Facilities and to the perimeter of each of the GARB Improvements; and Airline acknowledges that such costs shall be funded from the proceeds of the GARBs, consistent with the 1997 Concourse Expansion Budget attached as
Exhibit I. The 1997 Concourse Expansion shall be maintained in accordance with the division of responsibilities listed at Exhibit F hereto.

     6.07   Relocation of Underground Utilities

     Airline shall be responsible for relocating all underground utilities affected by construction and installation of the 1997 Concourse Expansion; these costs will be paid for 100% by GARBs for any such relocation in public areas or preferential use areas (i.e., used by Airline on a priority basis over all other users in connection with all of Airline's airline-wide scheduled and associated irregular operations) and will be paid for 50% by GARBs and 50% by Bonds for any such relocation within exclusive leased areas.

     6.08   Security

     Airline shall, at Airline's sole cost and expense, provide all personnel and equipment necessary in accordance with all applicable laws and regulations for passenger screening and other security services for passengers using the gates at Concourse D using contractors reasonably acceptable to City. Airline will make all necessary arrangements with City and pay for all services for law enforcement or security officers required under this Section 6.08.

     Airline shall take such security precautions, with respect to the Continental Special Facilities and Ramp Areas adjacent to Concourse D, and Airline's operations and service personnel related thereto, as City in its sole discretion may, from time to time, require, consistent with Federal Aviation Administration rules and regulations, as promulgated from time to time; provided, however, that Airline shall be afforded a reasonable opportunity to discuss such required security precautions with City. Airline further stipulates that it shall be solely responsible for providing security to and within the Continental Special Facilities and Ramp Areas adjacent to Concourse D, with no right of reimbursement from City.

                       (End of Article VI)

     ARTICLE VII - BASIC RENT, CHARGES AND FEES; BOND RENT

     7.01   Payment of Rentals, Charges and Fees

     Airline agrees to pay City, without notice or demand and without deduction or setoff, for the use of the Continental Special Facilities, for the rights, licenses and privileges granted hereunder, and for the undertakings of City hereunder, the Basic Rent, the Bond Rent, the Additional Bond Rent, and all additional rentals, charges, and fees payable hereunder during the Terms contained within this Agreement. Without limiting the generality of the foregoing, Airline agrees that it shall not have the right of setoff or deduction respecting Basic Rent or other rental payments due and owing to City hereunder upon the assertion of an exercise of a self-help right hereunder, claim of breach hereunder, or claim to reimbursement hereunder.

     On or before December 15 of each year, City shall transmit to Airline a statement of the Basic Rent payable for each month during the next year and on or before the 10th day of each month a statement of all additional rentals (other than Bond Rent and Additional Bond Rent and other amounts relating to the Bonds), charges and fees then payable. Airline shall pay the Basic Rent on or before the first day of each month and shall pay the additional rentals within 30 days of receipt of such statement by check made payable to City at the place and in the manner specified by the Director of Port Control in such statement. Any payment not received by such dates, as applicable, shall thereafter bear interest at the rate of 1% per month until paid in full.

     The Bond Rent and Additional Bond Rent and other amounts relating to the Bonds shall be payable at the times and in the manner set forth in Section 7.05 hereof. City and Airline acknowledge that City will irrevocably pledge all of its right, title and interest in and to the Bond Rent, including its right to receive the same from Airline, to the Trustee under the Indenture as security for the Bonds.

     7.02   Basic Rent

     From and after Airline's Commencement of Occupancy of the Concourse Improvements, Airline shall pay to City Basic Rent for each category of space in the Concourse Improvements. The amount of Basic Rent to be paid each calendar year shall be determined pursuant to Section 7.03.

     7.03   Determination and Annual Adjustment of Basic Rent

     a. As long as the Original Lease remains in effect, the Basic Rent payable by Airline pursuant to Section 7.02 hereof shall be determined and readjusted annually as though such Basic Rent were "Rentals" for purposes of Article VIII of the Original Lease. For purposes of making such adjustments, the parties hereto acknowledge and agree that:

            (i) The Concourse Improvements shall constitute part of the "Concourses" and shall further constitute "Terminal Concourse space or Terminal Building Space leased to a Scheduled Airline" for the purpose of allocating the rent due under the Original Agreement, provided however that the Concourse Improvement Factor, referred to in Section 8.04(a)(iii) of the Original Agreement, allocable to the Concourse C Expansion Special Premises shall exclude any debt incurred prior to the Effective Date.

            (ii) Debt service requirements of the GARBs allocable to the connector tunnel described herein at Section 5.02(a)(i) shall be allocated solely to Concourse D Special Premises for purposes of calculating the Concourse Improvement Factor referred to in Section 8.04(a)(iii) of the Original Agreement. Costs allocable to a subsequent connector to Concourse D shall be allocated solely to the Terminal Complex cost center excluding the Concourse D cost center.

     b. From and after the termination of the Original Lease, Airline shall continue to pay the Basic Rent payable pursuant to
Section 7.02 hereof, as the same shall have been readjusted prior to such termination pursuant to paragraph (a) of this Section 7.03, and such Basic Rent shall be subject to further readjustment as follows:

            (i) If City then permits the Scheduled Airlines to continue to use the Airport on the same terms as would apply if the Original Lease and the other, substantially similar agreements with the other Scheduled Airlines were still in effect, then the Basic Rent shall continue to be readjusted pursuant to paragraph (a) of this Section 7.03 on those terms.

            (ii) If City shall have entered into substantially similar agreements with each of the airlines then leasing space in the Terminal Complex directly from City to succeed or supersede the Original Lease and the other, substantially similar agreements with the other Scheduled Airlines, then Airline shall pay Basic Rent for the Concourse Improvements on the same basis and terms on which the airlines which are party to such agreements pay for space of the same categories under such agreements; provided, however, that if such other agreements require other airlines to lease certain areas classified as public areas under the Original Lease, then Airline shall also be required to pay for the cost of such space adjoining its leased premises to obtain such rate. For the purposes of this subparagraph (ii), City shall be deemed to have entered into an agreement with an airline notwithstanding the absence of any written agreement between City and such airline if the terms on which such airline is in fact leasing space in the Terminal Complex directly from City are substantially the same as those in the substantially similar agreements then in effect between City and the other airlines then leasing space in the Terminal Complex directly from City.

            (iii) If City shall have entered into one or more agreements with any of the airlines then leasing space in the Terminal Complex directly from City, pursuant to which such airlines pay rental for space of the same categories as are included in the Concourse Improvements, then Airline shall pay Basic Rent for the Concourse Improvements at the most favorable (from the perspective of the airlines) rates then payable for such space by any such airline; provided, however, that if such other agreements require other airlines to lease certain areas classified as public areas under the Original Lease, then Airline shall also be required to pay for the cost of such space adjoining its leased premises to obtain such rate.

            (iv) If none of the circumstances described in subparagraphs (i), (ii) or (iii) above applies, then Airline shall continue to pay Basic Rent for the Concourse Improvements on the same basis and terms on which it paid Basic Rent during the last Additional Term prior to the termination of the Original Lease.

     7.04   Basic Rent Reserve

     There is hereby created by and with City a trust fund which shall be designated the "City of Cleveland, Ohio, 1997 Concourse Expansion Basic Rent Reserve Fund - Continental 1997 Expansion Program" (the "Basic Rent Reserve Fund"). Simultaneously with the issuance of the GARBs, and as a prepayment of the last year's Basic Rent due hereunder, Airline shall cause to be deposited in the Basic Rent Reserve Fund an amount equal to the Basic Rent Reserve. Within 30 days of the effective date of any determination or adjustment in the Basic Rent pursuant to Section 7.03 hereof, Airline shall deposit in the Basic Rent Reserve Fund the additional amount, if any, then necessary to cause the amount on deposit therein to equal the Basic Rent Reserve.

     Airline's obligation to deposit the Basic Rent Reserve may be satisfied by delivery to City for deposit in the Basic Rent Reserve Fund of cash or a credit facility in the form of an irrevocable, direct-pay letter of credit in a stated amount not less than the Basic Rent Reserve payable to City, provided that City has received evidence satisfactory to it that (i) the provider of the credit facility has a credit rating in one of the two highest credit rating categories by two nationally recognized rating agencies,
(ii) the term of the credit facility is at least 36 months, unless such term cannot be obtained on commercially reasonable terms, in which case the term of the credit facility is at least 12 months and the provider agrees to notify City of the renewal of the credit facility, and (iii) the provider of the credit facility shall be obligated to notify City (A) immediately in the event of any nonreinstatement of the letter of credit following a draw to a stated amount not less than the Basic Rent Reserve, or in the event of termination of the credit facility and (B) at least three months prior to expiration of the credit facility. If (i) City receives notice of nonreinstatement or expiration, (ii) City receives notice of the termination of the credit facility, or (iii) the credit rating of the provider of such credit facility is no longer in the two highest credit rating categories by two nationally recognized rating agencies, Airline shall (A) provide a substitute credit facility that meets the requirements set forth in the foregoing sentence, or (B) deposit cash equal to the Basic Rent Reserve to the Basic Rent Reserve Fund. In the event that Airline fails to take either action, City may draw on such credit facility in the amount of the Basic Rent Reserve and deposit the proceeds from such drawing in the Basic Rent Reserve Account (1) prior to expiration of the credit facility in the case of receipt of an expiration notice, (2) prior to the termination date in the case of receipt of a termination notice, or (3) immediately in the case of such reduction in credit rating or nonreinstatement to the required stated amount. The terms of the credit facility referenced in this paragraph may be amended, deleted, or otherwise modified upon written agreement of the parties to this Agreement.

     In the event of any failure by Airline to make any payment of Basic Rent (or portion thereof) as and when due, City may withdraw from the Basic Rent Reserve Fund an amount equal to the amount of Basic Rent Airline has failed to pay. The disbursement of monies to City from the Basic Rent Reserve Fund shall not be deemed a payment of the Basic Rent Airline had failed to pay, nor shall such disbursement be deemed a cure of the default hereunder occasioned by such failure to pay Basic Rent, unless and until Airline shall have fully restored the balance in the Basic Rent Reserve Fund to the Basic Rent Reserve. Airline may direct that any amount in the Basic Rent Reserve Fund at any time in excess of the Basic Rent Reserve (including any excess arising from earnings on amounts in the Basic Rent Reserve Fund) be withdrawn from the Basic Rent Reserve Fund and credited against the next payable payment for Basic Rent. Monies in the Basic Rent Reserve Fund shall be invested with other funds of the Airport unless otherwise directed by Airline in writing to the Director of Port Control and the earnings on amounts in that Fund shall be credited to said Fund and held therein pending their application in accordance with this paragraph. Except as otherwise provided herein, Airline may direct that any monies on deposit in the Basic Rent Reserve Fund during the year preceding the Termination Date be withdrawn therefrom for and applied to the payment of Basic Rent.

     7.05   Bond Rent

     a. Airline shall pay Bond Rent by making payments to the Trustee for the account of City on the following dates and in the following amounts:

            (i) On or before each Interest Payment Date and each other date on which Bonds are to be paid upon redemption or acceleration, Airline shall pay an amount which, together with other amounts on deposit in the Interest Account, will be sufficient to pay the interest on Bonds due on that date.

            (ii) On or before each date on which principal of Bonds is due and payable, whether at the stated maturity, mandatory redemption or acceleration of such Bonds by the Trustee in accordance with the Indenture, Airline shall pay an amount which, together with other amounts on deposit in the Principal Account, will be sufficient to pay the principal of Bonds due on that date.

            (iii) On or before each optional redemption date, Airline shall pay an amount which, together with other amounts on deposit in the Redemption Account, will be sufficient to pay the principal of and premium, if any, on Bonds to be redeemed by optional redemption on that date.

     b. In addition to the Bond Rent, and in the manner hereinafter provided, Airline shall pay Additional Bond Rent.

     c. All Bond Rent and Additional Bond Rent shall be paid by Airline in lawful money of the United States of America in immediately available funds, provided that Airline may offset (notwithstanding any provision of this Agreement to the contrary), against amounts payable as Bond Rent under subdivision (a)(ii) of this Section 7.05 for the retirement or the redemption pursuant to mandatory sinking fund redemption of Bonds of a given maturity, the principal amount of any Bonds of that maturity delivered in lieu of such Bond Rent by Airline to the Trustee. Bonds delivered in lieu of Bond Rent due on or before a redemption date for the redemption of Bonds must be delivered to the Trustee before the Trustee selects the Bonds to be redeemed on that date. All such rental payments and delivery of Bonds in lieu thereof shall be made to the Trustee, at its designated corporate trust office, and the Trustee shall hold and apply the same in accordance with the provisions of the Indenture.

     d. Airline shall have the right to prepay all or any part of the Bond Rent in order to cause Bonds to be redeemed or to be deemed paid and discharged in accordance with the terms and provisions of the Indenture. City agrees that it will give notice to the Trustee to redeem Bonds as may be provided in the Indenture in such principal amounts and at such times as Airline shall request in writing.

     e. Airline's obligation to pay Bond Rent and Additional Bond Rent at the times and in the amounts specified in this Section
7.05 shall be absolute and unconditional and shall continue in any event, including without limitation, whether or not (1) any of the respective Terms provided for herein shall have commenced or been terminated or Airline shall remain in possession of the Continental Special Facilities or be able to use the same, or (2) the Original Lease, the 1989 Special Facilities Lease or this Agreement shall have terminated or been canceled, or (3) the Continental Special Facilities or any interest therein are taken for any period by condemnation or other means by any governmental authority, or (4) the Continental Special Facilities deteriorate or become obsolete or are damaged or destroyed for any cause whatsoever, or become unusable by Airline, or (5) City fails to perform and observe any agreement, express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. All Bond Rent and Additional Bond Rent shall be made absolutely net, free from all claims, demands, defenses or offsets against City of any kind or nature whatsoever other than payment. Nothing contained in this subsection shall be construed to release City from the performance of any of the agreements on its part herein contained, and in the event City shall fail to perform any such agreement on its part, Airline may institute such action against City as Airline may deem necessary to compel performance, provided that no such action shall
(1) violate the agreements on the part of Airline contained in the first two sentences of this paragraph or (2) diminish the payments and other amounts required to be paid by Airline pursuant to this
Section 7.05. Airline may, however, at its own cost and expense and in its own name or in the name of City (provided City is a necessary party) prosecute or defend any action or proceeding or take any other action involving third persons which Airline deems reasonably necessary in order to secure or protect its rights hereunder, and in such event City hereby agrees to cooperate fully with Airline and to take all action necessary to effect the substitution of Airline for City in any such action or proceeding if Airline shall so request.

     f. In the event Airline shall fail to make any of the Bond Rent or Additional Bond Rent payments required in this Section 7.05, each payment so in default shall continue as an obligation of Airline until the amount in default shall have been fully paid, and Airline will pay interest on each overdue Bond Rent payment at the rates specified in the Indenture or, if not so specified, the average rate borne by the Bonds on the date each such payment became due.

     7.06   Utilities

     Airline shall pay for its usage of all utilities to be furnished to or for the Continental Special Facilities. Airline shall pay City for all electricity used at or on the Continental Special Facilities at the metered rates which would be charged by the public utility electric company serving the area to like users in the vicinity of the Airport. Charges shall be paid by Airline when billed, and the quantity consumed shall be measured by a meter or meters installed by Airline for such purpose; provided, however, that if for any reason any such meter or meters shall become inoperative for any period of time, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period either immediately before or after the period during which said meter or meters are inoperative, as elected by City.

     7.07   Concession for Sale of Alcoholic Beverages

     Airline shall make concession payments to City in an amount equal to the percentage, established by City ordinance (currently 19%), of gross sales of alcoholic beverages in the airline lounge operated by Airline, unless Airline furnishes such beverages through City's primary concessionaire, in which case such gross sales shall be included in the amount on which that concessionaire makes concession payments to City, and in which case Airline shall not be required to make any payment to City in respect thereto.

     7.08   Additional Payments by City

     City may, but is not obligated to, cure any default on Airline's part in fulfilling Airline's covenants and obligations under this Agreement upon reasonable notice to Airline. Any amounts paid by City to cure any such default are hereby agreed and declared to be additional rent. Unless otherwise provided herein, all additional rent shall be due and payable with the next installment of Basic Rent due thereafter under this Agreement.

                      (End of Article VII)

ARTICLE VIII - RELATED INDENTURE PROVISIONS AND UNDERSTANDINGS

     8.01   Trust Indenture and Financial Structure

     City and Airline will work cooperatively to enter into the Indenture. City and Airline will negotiate in each such party's reasonable discretion mutually agreeable terms regarding the financial structure of the Bonds. Without limiting the foregoing, City and Airline will work cooperatively to structure the Bonds so as to minimize the bond interest rates and provide for provisions that are consistent with current market practices and City's operating needs.

     8.02   Airline to Maintain Its Legal Existence

     During any such time that Airline is using any of the Continental Special Facilities, Airline will maintain its status as a federally certificated air carrier and its qualification to do business in Ohio.

     8.03   Financial Reports

     Airline shall provide to City and the Trustee the following financial reports:

     a. Annual Reports. As soon as available to Airline, but in any event within 120 calendar days after the end of each of Airline's fiscal years during which this Agreement, or any portion of it, is in force and effect, plus any period of extension for filing Airline's 10-K Report permitted by Securities and Exchange Commission ("SEC") regulations, copies of Airline's 10-K Report, as filed with the SEC (or if Airline is not required to file such 10-K Report, then financial statements prepared in accordance with generally accepted accounting principles, audited and certified by the unqualified opinion of a Certified Public Accountant);

     b. Quarterly Reports. As soon as available to Airline, but in any event within 60 calendar days after the end of each of Airline's fiscal quarters during which this Agreement, or any portion of it, is in force and effect, plus any period of extension for filing Airline's 10-Q Report permitted by SEC regulations, copies of Airline's 10-Q Report, as filed with the SEC (or if Airline is not required to file such 10-Q Report, then quarterly financial statements, including a statement of income and cash flow for Airline with respect to the period then ended, certified by Airline's chief financial officer or president); and

     c. Current Reports. Simultaneously with the filing by Airline with the SEC, copies of any Form 8-K Current Reports.

     8.04   Tax Matters.  Airline covenants as follows:

     a. Airline has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it alone or in conjunction with City for the interest on the Bonds to be and to remain excluded from gross income of the owners of Bonds for federal income tax purposes (other than a "substantial user" of the Continental Special Facilities or Related Facilities or a "related person"), and that it has not taken or permitted to be taken on its behalf, any action that, if taken, would adversely affect such exclusion under the provisions of the Code. Airline's failure to comply with such covenant shall not give rise to or constitute an Event of Default hereunder to the extent that any affected Bonds are redeemed in accordance with the Indenture.

     b. No acquisition or construction of the Continental Special Facilities or Related Facilities to be funded by the Bonds was commenced prior to the 60th day preceding the Declaration of Official Intent made by the Fiscal Officer on April 14, 1997, pursuant to Resolution No. 1945-96, adopted by the Council of City on April 14, 1997, except for (i) preparation of plans and specifications, other preliminary engineering work, and other preliminary expenditures (within the meaning of Treasury Regulations Paragraph 1.150-2(f)(2)), not in excess of 20 percent of the issue price of the Bonds, and (ii) the construction described in a certificate to be delivered by Airline to City prior to the issuance of the Bonds.

     c. At least 95% of the net proceeds of the Bonds (as defined in Section 150 of the Code) will be used to provide an airport within the meaning of Section 142(a)(1) of the Code. As used herein and in Section 142(a)(1) of the Code, the term airport means (1) items of property which are directly related and essential to servicing aircraft, enabling aircraft to take off and land, or transferring passengers or cargo to or from aircraft, and
(2) property located at or adjacent to an airport that is functionally related and subordinate to such facilities and which is of a character and size commensurate with the character and size of the airport and in either case is a capital expenditure that constitutes land or is of a character subject to the allowance for depreciation under Sections 167 and 168. All of such property will be available to and will serve the general public on a regular basis, including serving private companies operating as common carriers that serve the general public on a regular basis. All of such property is, or upon completion of acquisition or construction will be, situated at or immediately contiguous and adjacent to an airport and must be so located in order to perform their functions. The term airport does not include the costs of any office building or office space within a building or a computer facility, either of which serves a system-wide or regional function of Airline. All of such property financed by the net proceeds of the Bonds are, or upon completion will be, owned by City or another governmental unit within the meaning of Section 142(b)(1) of the Code. Airline will not request or authorize any disbursement pursuant to Section 5.04 hereof, or otherwise that, if paid, would result in less than 95% of the net proceeds of the Bonds being so used. The costs of issuance financed by the Bonds will not exceed 2% of the proceeds of the Bonds (within the meaning of Section 147(g) of the Code), and Airline will not request or authorize any disbursement pursuant to Section 5.04 hereof or otherwise, that, if paid, would result in more than 2% of the proceeds of the Bonds being so used. None of the proceeds of the Bonds will be used to pay for working capital expenditures (within the meaning of Treasury Regulations Paragraph 1.150-1(b)).

     d. In accordance with Section 147(b) of the Code, the weighted average maturity of the Bonds does not exceed 120% of the weighted average reasonably expected economic life of the property financed by the Bonds.

     e. None of the proceeds of the Bonds will be used to provide any airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; any store the principal business of which is the sale of alcoholic beverages for consumption off premises; any hotels or other lodging facilities; any retail facilities (including food and beverage facilities) in excess of the size necessary to serve passengers (and persons who meet or accompany them) and employees at the Airport; any retail facility including, but not limited to, rental car lots (other than parking for the general public that is no more than a size necessary to serve passengers and employees at the Airport) for passengers or the general public located outside the Airport terminals; office buildings for individuals who are not employees of a governmental unit or of City; industrial parks or manufacturing facilities or; any office space that is not located on the premises of the Airport, or in which more than a de minimis amount of the functions to be performed will not be directly related to the day-to-day operations at the Airport.

     f. Except for land acquired by City in connection with an airport for noise abatement or wetland preservation or for future use as an airport and as to which there is not other significant use of such land, less than 25% of the net proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein, and none of such land is being or will be used for farming purposes; no portion of the net proceeds of the Bonds will be used to acquire existing property or any interest therein unless the first use of such property or interest therein is pursuant to such acquisition or the rehabilitation requirements of Section 147(d)(3) of the Code are satisfied with respect to such property.

     g. Except for proceeds of the Bonds invested during the applicable temporary periods under Section 148(d)(3) of the Code, at no time during any bond year will the aggregate amount of gross proceeds of the Bonds invested in higher yielding investments (within the meaning of Section 148(b) of the Code and Treasury Regulations Paragraph 1.148-2(f)(2)(iv)) exceed 150% of the debt service on the Bonds for such bond year, and the aggregate amount of gross proceeds of the Bonds invested in higher yielding investments, if any, will be promptly and appropriately reduced as the amount of outstanding Bonds are reduced, provided, however, that the foregoing shall not require the sale or disposition of any investments in higher yielding investments if such sale or disposition would result in a loss which exceeds the amount which would be paid to the United States pursuant to Section 148(f) of the Code (but for such sale or disposition) at the time of such sale or disposition if a payment under Section 148(f) of the Code were due at such time.

     The terms "bond year", "gross proceeds", "higher yielding investments", "yield", and "debt service" have the meanings assigned to them for purposes of Section 148 of the Code.

     h. The Bonds are not "federally guaranteed" within the meaning of Section 149(b) of the Code.

     i. At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code. Airline shall restrict the use of Bond proceeds in such manner and to such extent necessary to assure that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

     j. Airline will comply fully with its representations, warranties and covenants set forth in this Agreement.

     8.05   Continuing Disclosure

     Airline shall enter into continuing disclosure agreements with City or the GARB Trustee (with respect to the GARBs) and with the Trustee (with respect to the Bonds) with respect to the continuing disclosure required by Rule 15c2-12 promulgated by the SEC under the Securities and Exchange Act of 1934, as amended, 14 C.F.R. Paragraph 240.15c2-12 (the "SEC Rule"). Airline shall comply with and carry out all of its continuing disclosure obligations under those agreements. However, any failure by Airline to comply with any requirements under such agreements shall not give rise to or constitute an Event of Default hereunder.

                      (End of Article VIII)

              ARTICLE IX - RULES AND REGULATIONS;
           COMPLIANCE WITH LAWS; ADDITIONAL COVENANTS

     9.01   Rules and Regulations

     Airline covenants and agrees to observe and obey all reasonable and lawful rules and regulations (not in conflict with this Agreement and the rules, regulations, and orders of the Federal Aviation Administration) which are now in effect or as may from time to time during the term hereof be promulgated by City, the Director of Port Control or the Commissioner of Cleveland Hopkins International Airport regarding the operation of the Airport, including such rules as apply to Airline's use of the 1997 Concourse Expansion.

     9.02   Compliance with Laws

     a. In connection with its operations in and on the Continental Special Facilities, Airline:

     1. Shall comply with and conform to all present and future laws and ordinances of City, federal, state and other governmental bodies of competent jurisdiction and the rules and regulations promulgated thereunder, applicable to or affecting, directly or indirectly, Airline, the 1997 Concourse Expansion, or Airline's operations and activities under this Agreement.

     2. Shall, at its expense, make all non-structural improvements, repairs, and alterations to the Continental Special Facilities and its equipment and personal property required to comply with or conform to any of such laws, ordinances, rules and regulations referred to in subsection (a) above, to which this Agreement is expressly subject.

     3. Shall at all times during the term of this Agreement comply with the Workers' Compensation Laws of the State of Ohio and pay such premiums, if any, as may be required thereunder and save City harmless from any and all liability arising from or under said laws. Airline shall also furnish, upon commencing operations under this Agreement and at such other times as may be requested, a copy of the official certificate or receipt showing the payments hereinbefore referred to or a copy of an official certificate from the State of Ohio evidencing permission for Airline to self-insure Workers' Compensation liability.

     4. Shall be and remain an independent contractor with respect to all installations, construction and services performed hereunder and agrees to and does hereby accept full and exclusive liability for the payment of any and all contributions or taxes for social security, unemployment insurance, or old age retirement benefits, pensions, or annuities now or hereafter imposed under any state or federal law which are measured by the wages, salaries, or other remuneration paid to persons employed by Airline on work performed under the terms of this Agreement and further agrees to obey all rules and regulations which are now or hereafter may be issued or promulgated under said respective laws by any duly authorized state or federal officials; and Airline shall indemnify and save harmless City from any such contributions or taxes or liability therefor.

     5. Shall be responsible for compliance with the Americans with Disabilities Act of 1990 ("ADA," 42 U.S.C. Paragraph 12101 et seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto. Airline recognizes that City is a public entity subject to Title II of the ADA. To the extent permitted by law, Airline shall assume and be obligated to comply with any obligations to which City may be subject under Title II of the ADA with respect to any programs, services, activities, alterations or construction conducted or undertaken by Airline in the 1997 Concourse Expansion. Airline shall also be responsible for compliance with any other applicable handicap accessibility laws including, but not limited to, the Air Carriers Access Act ("ACAA," 49 U.S.C. Paragraph 41705), and regulations implementing the ACAA. It is acknowledged by the parties that such compliance with federal regulations may require the provision of handicap access lifts at or near gate areas for commuter aircraft, which provision will be the subject of a separate agreement between City and Airline.

     b. Notwithstanding the foregoing or any other provision of this Agreement, Airline may contest any laws, ordinances, rules or regulations (including, without limitation, Environmental Laws) by appropriate proceedings duly instituted in good faith and diligently prosecuted at Airline's expense. Airline shall not be deemed in default under this Agreement for failure to comply with such laws, ordinances, rules or regulations while Airline is contesting them diligently and in good faith if the Continental Special Facilities are not thereby subjected to imminent loss or forfeiture; provided, however, that if such contest is ultimately resolved against Airline, Airline shall hold City harmless for any consequence of Airline's failure to comply with such contested laws, ordinances, rules or regulations.

     9.03   Ramp Usage and Servicing

     a. Notwithstanding any provision of this Agreement, Airline shall have an appurtenant right to preferential use of the Ramp Area adjacent to the Concourse D Special Premises throughout the Concourse D Term. Airline's use of that Ramp Area is subject to all applicable rules and regulations adopted from time to time by City as referenced in Section 9.01 hereof, as the same may be amended, including any ramp area use policy of general application to the airlines operating at the Airport.

     b. Airline may perform, while its aircraft are parked upon the Ramp Area adjacent to the Concourse D Special Premises, customary fueling and servicing of aircraft preparatory to loading and takeoff or immediately following landing and unloading. Except to the extent consistent with Airline's preferential use rights and any ramp area use policy of general application to the airlines operating at the Airport, Airline shall not do or perform any major repair or maintenance work upon aircraft while parked upon aprons or at gate positions nor shall there be any storage of aircraft upon the Ramp Area adjacent to the Concourse D Special Premises in a manner to restrict the parking, and/or loading or unloading of passengers by other airlines on such Ramp Area. As used here, "major" is defined to be work that normally requires more than four hours to complete; provided, however, that in exceptional circumstances, Airline may request advance permission from the Director of Port Control to park aircraft upon the Ramp Area for longer than four hours, which permission shall be granted or withheld at the Director of Port Control's reasonable discretion.

     9.04   New Employee Parking Lot

     Airline shall have an appurtenant right to preferential use of the new employee parking lot listed at Section 5.02(a)(v) hereto for so long as Airline shall continue to use it for such purpose.

     9.05   Noise Abatement

     Airline shall comply with any and all federal and other laws and regulations pertaining to noise abatement, including without limitation, FAR Part 91.

                       (End of Article IX)

        ARTICLE X - RELEASE AND INDEMNIFICATION; DAMAGE
                    OR DESTRUCTION; INSURANCE

     10.01  Release and Indemnification

     City, its officers and employees, shall not be liable to Airline, or to any other parties, for claims arising out of any injury, including death, to any persons, or for loss of or damage to any property, regardless of how such injury or damage may be caused, sustained or alleged to have been caused or sustained, as a result of any condition (including existing or future defects) or act or omission whatsoever in, on or about the Continental Special Facilities unless such claim shall arise from the sole negligence of City, its officers and employees. In addition, City, its officers and employees, shall not be liable to Airline or to any other parties for claims or liability arising out of injury to persons, loss of or damage to property, or breach of Airline's obligations under Section 2.05, caused or sustained as a result of any fault, negligence, act or omission of Airline, or any of its officers, employees, agents, or contractors, and Airline shall indemnify and save harmless City with respect to and shall assume the defense of any and all liabilities, obligations, damages, penalties, fines, assessments, claims, costs, charges and expenses, including reasonable attorneys' fees which may be imposed upon or incurred by City by reason of any such occurrences.

     10.02  Insurance

     In addition to any liability insurance required to be maintained by Airline pursuant to the Original Lease, Airline, at its sole cost and expense, shall purchase and maintain, from an insurance company acceptable to City in its reasonable discretion, public liability insurance for claims arising out of bodily injury or property damage occurring in, on or about the Continental Special Facilities and claims made in connection with operations of Airline in or about the 1997 Concourse Expansion, in an amount of at least $10,000,000 single limit (or equivalent split limits). City shall be named as an additional insured with respect to Airline's operation, maintenance and use of the Continental Special Facilities to the extent of Airline's indemnification and defense obligations under Section 10.01 hereof. Airline shall provide City with a certificate of insurance, which indicates that the insurance company will provide City and the Trustee with at least 30 days advance notice of cancellation or material restriction in coverage thereof. Airline shall purchase and maintain additional limits of liability insurance in such amounts as are considered customary in connection with the operation of the business of Airline but in no event less than $50,000,000 single limit (or equivalent split limit). Airline shall also maintain throughout the term of this Agreement, at its own expense: (1) host liquor insurance, during such times that Airline serves liquor at the Airport, in the amount of not less than $1,000,000 combined single limit for loss or injury to one or more persons; (2) for motorized equipment, vehicle and automobile liability coverage for owned, non-owned and hired vehicles, insuring Airline and City as an additional insured (to the extent of Airline's indemnification and defense obligations under Section 10.01 hereof) against liability from loss of life or damage or injury to persons or property at the Airport or arising from Airline's operations, with limits for each occurrence of not less than a combined single limit of $10,000,000; (3) environmental impairment liability insurance (unless City, pursuant to Section 6.03(b), elects to purchase the Hydrant Fueling System Special Premises) against risks arising from the operation of the Hydrant Fueling System Special Premises when such insurance becomes available at commercially reasonable rates, with limits for each occurrence of not less than a combined single limit of $10,000,000; and (4) any insurance or other form or evidence of financial responsibility required by the Ohio EPA and/or U.S. EPA for above-ground and/or underground storage tanks owned or used by Airline. Each policy of property insurance whether or not specifically referred to herein shall not, as a condition of coverage, prohibit any insured from waiving, prior to the loss, said insured's right of recovery against any party. The failure of City, at any time, to enforce the provisions of this paragraph concerning insurance coverage shall not constitute a waiver of those provisions nor in any respect reduce the obligation of Airline to defend and hold and save City harmless with respect to any injury or damage covered by this Article X. Upon the execution of this Agreement, Airline shall provide the Director of Law of City with a valid certificate or certificates evidencing the insurance policy or policies required hereunder. Such certificate or certificates shall as to form, coverage and carrier be subject to the reasonable approval by the Director of Law of City. If at any time during the term of this Agreement the form, coverage or carrier on any policy shall become unsatisfactory to the Director of Law of City, Airline shall, forthwith, obtain and supply City with a certificate evidencing a new policy meeting the requirements of the Director of Law of City provided that such requirements are in conformance with the conditions hereof, and are in keeping with policy conditions usual and customary to such types of policies. At least 30 days prior to the expiration or termination of any policy provided hereunder, Airline shall deliver to the Director of Law or Port Control of City and the Trustee verified certificates evidencing the renewal or replacement policies.

     City, for the mutual benefit of City and Airline, shall purchase and maintain public liability insurance for claims arising out of bodily injury or property damage occurring in, on or about the Airport System in an amount agreed upon from time to time by both City and Airline which shall not be less than $150,000,000. Any such insurance maintained by City may be counted toward the fulfillment of the requirements of this Section 10.02 as well as any requirements of the Original Lease that City maintain such insurance in any amount specified therein.

     10.03  Damage or Destruction

     a. If, prior to the Defeasance Date, the Continental Special Facilities shall be damaged or partially or totally destroyed by fire, flood, windstorm, or other casualty: (i) there shall be no abatement or reduction in the Bond Rent payable by Airline; (ii) respecting that area of the Continental Special Facilities which remains usable, there shall be no abatement or reduction in the Basic Rent payable by Airline; and (iii) respecting that area of the Continental Special Facilities which is rendered unusable due to such damage or destruction, Airline shall pay, in lieu of Basic Rent during the period of time that said area remains unusable, an amount equal to the GARB debt service component of such Basic Rent, provided, however, that Airline's obligation to make such payment described in this subsection (iii) shall be offset (notwithstanding any other provision hereof) by any proceeds from business interruption insurance that City may receive as a consequence of such damage or destruction. Upon such damage or destruction, Airline shall restore and replace to the extent physically possible that damaged or destroyed portion of the 1997 Concourse Expansion; provided, however, that Airline's obligation to restore and replace shall be limited to applicable insurance proceeds received as a consequence of the damage or destruction.
To accomplish such restoration and replacement: (A) Airline agrees to use therefor the applicable insurance proceeds (as supplemented by any other funds which may be secured by City) it may receive as a consequence of such damage or destruction; (B) City agrees to assign to Airline all its rights to applicable insurance proceeds it may receive as a consequence of such damage or destruction within 30 days of receipt thereof; and (C) Airline agrees to apply such assigned insurance proceeds to such restoration and replacement; provided, however, that if all insurance proceeds (as supplemented by any other funds which may be secured by City) available for such restoration and replacement are insufficient or restoration and replacement are otherwise not feasible: (x) that portion of the insurance proceeds allocable to the Continental Special Facilities shall be applied to the payment of Bond Service Charges by depositing such net proceeds with the Trustee for deposit in the Bond Fund and application in accordance with the Indenture; and (y) that portion of the insurance proceeds allocable to the GARB Improvements shall be applied to the payment of debt service charges on the GARBs by depositing such proceeds with the GARB Trustee for application in accordance with the GARB Indenture. To the extent that the insurance proceeds exceed the costs of restoration and replacement, that portion allocable to the Continental Special Facilities shall be applied to the payment of Bond Service Charges as described above, and that portion allocable to the GARB Improvements shall be applied to the payment of debt service charges on the GARBs as described above. If the applicable insurance proceeds received as a consequence of the above-described damage or destruction are insufficient to accomplish the restoration and replacement of the damaged or destroyed property, but such proceeds together with the amount of any deductibles under applicable insurance policies would be sufficient for the purpose, that party to this Agreement which is then carrying the applicable insurance (or both parties if both are then carrying such insurance) shall be obligated to contribute to the restoration or replacement an amount equal to the applicable policy's deductible; and such contributions shall be treated as insurance proceeds for purposes of this Section 10.03.

     b. If there is damage, destruction or loss of any portion of the Continental Special Facilities or the GARB Improvements listed at Section 5.02(a)(i) hereof by a risk required to be insured against under Section 10.04, and such damage, destruction or loss is not capable of being repaired within:

     1. 12 months, if the damage, destruction or loss is related to the Concourse D Special Premises, then Airline shall have the option, exercisable by written notice given to City within 60 days after the occurrence of such event, to terminate this Agreement forthwith; or

     2. 9 months, if the damage, destruction or loss is related to the Concourse C Expansion Special Premises, then Airline shall have the option, exercisable by written notice given to City within 60 days after the occurrence of such event, to terminate its rights, obligations, and responsibilities under this Agreement with respect to the Concourse C Expansion Special Premises forthwith; or

     3. 9 months, if the damage, destruction or loss is related to the Hydrant Fueling System Special Premises, then Airline shall have the option, exercisable by written notice given to City within 60 days after the occurrence of such event, to terminate its rights, obligations, and responsibilities under this Agreement with respect to the Hydrant Fueling System Special Premises forthwith; or

     4. 90 days, if the damage, destruction or loss is related to the Deicing Pad Special Premises, then Airline shall have the option, exercisable by written notice given to City within 60 days after the occurrence of such event, to terminate its rights, obligations, and responsibilities under this Agreement with respect to the Deicing Pad Special Premises forthwith;

provided, however, that precalculations of such time periods shall exclude consideration of reasonably anticipated acts of superior governmental authorities and weather conditions; and provided further, that, if (i) Airline proceeds in good faith with the diligent repair of the damaged or destroyed premises and (ii) the actual time period of such repair exceeds the applicable time period specifically set forth above in subsections (1) through (4) of this sentence (not adjusted for reasonably anticipated acts of superior governmental authorities and weather conditions), then Airline shall be entitled to an abatement of the GARB debt service component of Basic Rent described in Section 10.03(a)(iii) hereof for that time period representing the difference between the actual time period of such repair and such applicable time period. If this Agreement, or any of Airline's rights, obligations, and responsibilities hereunder with respect to a portion of the Continental Special Facilities, as the case may be, is or are thus terminated: (i) City shall have all rights to any insurance proceeds it receives as a consequence of the damage or destruction to the GARB Improvements; (ii) Airline shall have all rights to any insurance proceeds it receives as a consequence of the damage or destruction to the Continental Special Facilities, which, to the extent Bonds are outstanding, Airline agrees to apply to the payment of Bond Service Charges by depositing such net proceeds with the Trustee for application in accordance with the Indenture; and (iii) if any Bonds are outstanding, there shall be no abatement in the Bond Rent payable by Airline. If this Agreement, or any of Airline's rights, obligations, and responsibilities hereunder with respect to a portion of the Continental Special Facilities, as the case may be, is not or are not terminated as aforesaid, or if such damage, destruction or loss is capable of being repaired within the pertinent time period described in the first sentence of this
Section 10.03(b), the provisions of Section 10.03(a) hereof shall apply; provided, however, that if such damage, destruction or loss occurs within six months of the Expiration Date, or the scheduled expiration of the Term of the applicable portion of the Continental Special Facilities (i.e., Concourse C Expansion Term, Concourse D Term, Deicing Pad Term, and Hydrant Fueling System Term), as the case may be, then Airline shall have the option either to effect such repair, replacement, restoration or rebuilding or, in lieu thereof, to terminate forthwith this Agreement or its rights, obligations, and responsibilities hereunder with respect to the applicable portion of the Continental Special Facilities, as the case may be, and make payment to City of all insurance proceeds received by reason of such damage, destruction or loss, less an amount equal to the Bond debt service that would remain as of the date of termination based on the Assumed Amortization, which withheld amount, to the extent Bonds are outstanding, Airline agrees to apply to the payment of Bond Service Charges by depositing such net proceeds with the Trustee.

     10.04  Waiver of Subrogation; Property Damage Insurance

     City agrees to purchase property damage insurance covering the GARB Improvements and Airline agrees to purchase property damage insurance covering the Continental Special Facilities, both subject to such deductibles as are reasonable, at replacement cost on buildings, contents, equipment (mobile and fixed) and improvements and betterments owned or for which each may be responsible, to cover damage caused by fire and perils normally covered by extended coverage insurance, and such other perils as are customarily included in the term "all risk" available in Cleveland, Ohio. Upon request of either party, the other party shall provide to the requesting party a certificate of insurance which indicates the insurance company will provide City and the Trustee with at least 30 days advance notice of cancellation or material restriction in coverage thereunder. Each insurance policy, whether or not specifically referred to herein, shall not, as a condition of coverage, prohibit any insured from waiving, prior to the loss, said insured's right of recovery against any party for loss or damage to the insured property. City and Airline each hereby waive all claims and right of recovery against the other for damage to real or personal property to the extent that such loss or damage is required to be covered by the insurance policies required to be carried under this Section 10.04, less any deductibles applicable to any policy.

                       (End of Article X)

              ARTICLE XI - CERTAIN RIGHTS OF CITY

     11.01  Eminent Domain

     a. If, prior to the Defeasance Date, title to or the temporary use of the 1997 Concourse Expansion (which, for purposes of this Section 11.01, shall exclude the permanent rental car facilities listed at Section 5.02(a)(iv) hereof), or any part thereof, or improvement thereon, shall be taken under the exercise of the power of eminent domain by any governmental body or by any person or entity acting under governmental authority: (i) there shall be no abatement in the Bond Rent payable by Airline, except to the extent Net Proceeds are applied to the payment of such rent pursuant to this Section; (ii) respecting that area of the Continental Special Facilities which remains usable by Airline after the taking, there shall be no abatement or reduction in the Basic Rent payable by Airline; and (iii) respecting that area of the Continental Special Facilities which is rendered unusable after the taking, Airline shall pay, in lieu of Basic Rent during the period of time that said area remains unusable, an amount equal to the GARB debt service component of such Basic Rent, except to the extent Net Proceeds are applied to the payment of such rent pursuant to this Section. ("Net Proceeds" shall mean, for purposes of this Section 11.01, the gross proceeds of the award minus the reasonable costs and expenses (which costs and expenses shall not include administrative costs) of defending the condemnation action.) In the event of condemnation by City, City agrees to pay Airline just compensation for the property taken according to law, taking into account, to the extent permitted by law, the Bond debt service that would remain based on the Assumed Amortization and any Basic Rent allocable to debt service on GARBs outstanding. Upon condemnation by eminent domain, Airline shall restore any impairment to the remaining 1997 Concourse Expansion, and shall replace to the extent physically possible that condemned portion of the 1997 Concourse Expansion; provided, however, that Airline's obligation to restore and replace shall be limited to the Net Proceeds (as supplemented by any other funds which may be secured by City) of any associated award. To accomplish such restoration and replacement: (i) Airline agrees to use therefor the Net Proceeds it may receive upon such condemnation; (ii) City agrees to assign to Airline all its rights to the Net Proceeds it may receive upon such condemnation within 30 days of receipt; and (iii) Airline agrees to apply such assigned Net Proceeds (as supplemented by any other funds which may be secured by City) to such restoration and replacement; provided, however, that if all Net Proceeds available for such restoration and replacement are insufficient or restoration and replacement are otherwise not physically feasible:
(i) that portion of the Net Proceeds allocable to the Continental Special Facilities shall be applied to the payment of Bond Service Charges by depositing such net proceeds with the Trustee for deposit in the Bond Fund and application in accordance with the Indenture; and (ii) that portion of the Net Proceeds allocable to the GARB Improvements shall be applied to the payment of debt service charges on the GARBs by depositing such Net Proceeds with the GARB Trustee for deposit in the GARB bond fund and application in accordance with the GARB Indenture. To the extent that the Net Proceeds exceed the costs of restoration and replacement, that portion allocable to the Continental Special Facilities shall be applied to the payment of Bond Service Charges as described above, and that portion allocable to the GARB Improvements shall be applied to the payment of debt service charges on the GARBs as described above.

     b. If, following the Defeasance Date, title to or temporary use of the 1997 Concourse Expansion (which, for purposes of this Section 11.01, shall exclude the permanent rental car facilities listed at Section 5.02(a)(iv) hereof), or any part thereof, or improvement thereon, shall be taken under the exercise of the power of eminent domain by any governmental body or by any person or entity acting under governmental authority and such taking substantially and materially (considering both the extent and the duration of the taking) impairs use of all or a part of an element of the Continental Special Facilities (i.e., Concourse C Expansion Special Facilities, Concourse D Special Facilities, Deicing Pad Special Facilities, and Hydrant Fueling System Special Facilities), then Airline shall have the option to terminate its rights, obligations, and responsibilities hereunder with respect to such element of the Continental Special Facilities. If, pursuant to the foregoing sentence, Airline obtains the option to terminate its rights, obligations, and responsibilities hereunder with respect to all elements of the Continental Special Facilities, Airline shall have the option, exercisable by written notice from Airline to City within 60 days after the applicable taking, to terminate this Agreement. If this Agreement or any of Airline's rights, obligations, and responsibilities hereunder with respect to a portion of the Continental Special Facilities, as the case may be, is or are so terminated: (i) Airline shall make payment to City of any eminent domain awards received pertaining to the premises vacated by Airline upon such termination; and (ii) Airline shall not be responsible for payment of any remaining debt service on GARBs pertaining to the premises vacated by Airline upon such termination. If this Agreement, or any of Airline's rights, obligations, and responsibilities hereunder with respect to a portion of the Continental Special Facilities, as the case may be, is not or are not terminated as aforesaid, the provisions of
Section 11.01(a) shall apply; provided, however, that if such taking occurs within six months of the Expiration Date, or the scheduled expiration of the Term of the applicable portion of the Continental Special Facilities (i.e., Concourse C Expansion Term, Concourse D Term, Deicing Pad Term, and Hydrant Fueling System
Term), as the case may be, then Airline shall have the option either to effect the restoration and replacement of the taken property as set forth in Section 11.01(a) or, in lieu thereof, to terminate forthwith this Agreement or its rights, obligations, and responsibilities hereunder with respect to the applicable portion of the Continental Special Facilities, as the case may be, and make payment to City of any eminent domain awards received pertaining to the premises vacated by Airline upon such termination. Upon any such termination under the immediately preceding sentence, Airline shall not be responsible for payment of any remaining debt service on GARBs pertaining to the premises vacated by Airline upon such termination.

     11.02  Right to Enter, Inspect and Repair

     City reserves the right to enter upon the Continental Special Facilities, without abatement of any Basic Rent, Bond Rent, Additional Bond Rent or Additional Rent, at any and all reasonable times throughout the term of this Agreement, provided that it shall not interfere unduly with Airline's operations and that it gives Airline reasonable advance notice, for the following purposes:

     a. To inspect the Continental Special Facilities during regular business hours upon reasonable advance notice (or at any time in the case of emergency, in which case no notice shall be required) to ascertain the condition of the Continental Special Facilities and to determine Airline's compliance with the terms of this Agreement. The right of inspection shall impose on City no duty to inspect and shall impart no liability upon City for failure to inspect.

     b. To perform maintenance and make repairs and replacements in any event where Airline is obligated to do so under this Agreement and has failed to initiate such repairs and maintenance within the time periods provided for in the Agreement, if applicable, or, if no time period is provided, within 30 days after written notice from City, and thereafter to expeditiously complete such repairs or replacements. In the event that City, in its sole discretion, deems it necessary or prudent to perform such maintenance or make such repairs or replacements within 30 days in order to preserve all or any part of the Airport from damage or to correct any condition likely to lead to injury or damage, then City shall provide Airline with as much written notice as is reasonable under the circumstances.

     c. To perform any obligation of City under this Agreement and to make additions, alterations, maintenance and repairs to the Airport, subject to the limitations set forth herein.

     11.03  Accommodation of Airport Construction

     a. Airline acknowledges that from time to time City may undertake construction, repair or other activities related to the operation, maintenance and repair of the Terminal Complex or the Airport which will require temporary accommodation by Airline. City agrees to use reasonable efforts to minimize disruption in Airline's business operations during such period of construction.

     b. Without limiting the generality of the foregoing, City may temporarily or permanently close, alter, change, modify and/or relocate any entrances, passageways, doors and doorways, corridors, elevators, escalators or other parts of the Terminal Complex; and City may at any time and from time to time make such changes, alterations, additions, improvements, repairs or replacements in or to the Terminal Complex, as well as in or to the entrances, passages, elevators, escalators, and stairways thereof, as it may deem necessary or desirable, and to change the arrangement and/or location of entrances, passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Terminal Complex, and may stop or interrupt any service or utility system, when necessary by reason of accident or emergency or construction work until the necessity for the interruption or stoppage has ended. City will give Airline 30 days advance notice of such work; or, if 30 days advance notice is impracticable, City shall give Airline such notice as is reasonable under the circumstances.

     Notwithstanding the foregoing or any other provision of this Agreement, City's right to close, relocate, alter, change, or modify the connector tunnel listed at Section 5.02(a)(i) shall be subject to Airline's approval. Prior to taking such actions, City must submit plans sufficient to disclose the nature and extent of the work performed to Airline, and City shall not commence such proposed action until Airline approves such plans or any disagreements are resolved in the manner set forth in this paragraph. If Airline objects to such plans of City, it must give City specific written notice of its objections within 30 days, otherwise City's plans shall be deemed approved. In the event Airline timely objects to such plans of City, the parties hereby agree to work cooperatively in an attempt to reach a mutually satisfactory resolution of differences. If such resolution is not achieved within seven days after City's receipt of Airline's written notice of objections, the parties hereby agree to have the dispute resolved by an arbitration process to be agreed upon by the parties at the time, but which process, in any event, shall take no longer than 30 days; provided, however, that if such arbitration process is not agreed upon within three days after said seven-day period, the dispute will be referred to the American Arbitration Association, which will establish the process by which to resolve it, but which process the parties at the time shall exercise all reasonable efforts to complete within 30 days. Notwithstanding the foregoing in this paragraph, City may commence emergency maintenance or repairs of, or initiate emergency security procedures or measures involving, the connector tunnel upon such prior written notice to Airline as is reasonable under the circumstances.

     c. Airline further acknowledges that such improvements may require substantial construction work in the Terminal Complex during normal business hours, which may disrupt Airline's business operations and create noise, dust and other concomitants of construction work. City agrees that it will use commercially reasonable efforts (taking into account the degree of the disruption) to minimize these disturbances. Airline agrees that it shall have no right, except as expressly provided herewith, to any abatement of Basic Rent, Bond Rent, Additional Bond Rent or Additional Rent under this Agreement or of Rentals under the Original Lease or other compensation or to any claim of breach of City's covenant of quiet enjoyment (express or implied) or an actual or constructive eviction or for loss of business or inconvenience, or in any event for consequential damages on account of any such construction work, and without incurring any liability to Airline or otherwise affecting Airline's obligations under this Agreement. Airline agrees to accommodate City in such activities even though Airline's own operations may be inconvenienced or partially impaired.

     d. In the event City elects to exercise its rights under this Section 11.03 to close any portion of the Terminal Complex directly affecting the Continental Special Facilities, it shall use Best Efforts to give Airline not less than 60 days notice (except in the case of an emergency in which case City shall provide Airline with such prior written notice as is reasonable under the circumstances) of City's intent to temporarily close any such portion of the Terminal Complex, which portion shall be described in such notice (hereinafter the "Affected Space"). Airline may request alternative space to accommodate Airline's operations by giving City written notice of its election within 10 days of receipt of City's notice. If Airline's operations at the Airport would be substantially and materially impaired without the provision of adequate alternative space, City agrees to use Best Efforts to provide such alternative space during the period of interruption.

     If adequate alternative space is not provided as described in the immediately preceding paragraph, and if the Affected Space encompasses a Jet Gate, and:

     (i) if the period of interruption is more than 14 days and no more than two years, Bond Rent shall not abate and Airline shall pay, in lieu of any Basic Rent for such Affected Space, an amount equal to debt service on the GARBs allocable to such Affected Space for such period of interruption; or

     (ii) if the period of interruption exceeds two years, (1) City shall pay Airline during such period of interruption such semiannual amounts, payable prior to each Interest Payment Date for the Bonds, equal to the principal and interest that would be payable during such period on the portion of the Bonds allocable to such Affected Space, calculated based on the Bonds having been issued payable on the Assumed Amortization terms, and (2) Airline shall be entitled to an abatement of the portion of the Basic Rent allocable to such Affected Space for such period of interruption; or

     (iii) if Airline has consented to the permanent closure of a Jet Gate so encompassed, (1) City shall pay Airline the Demolition Payment described in Section 11.03(f), provided that all references therein to demolished facilities shall instead refer to the Affected Space, (2) Airline shall be entitled to an abatement of the portion of the Basic Rent allocable to such Affected Space for the period of time after such permanent closure, and (3) City shall reimburse Airline for the unamortized costs incurred by Airline to construct the Affected Space, to the extent the applicable improvements were approved by City and the costs thereof were not paid from proceeds of the Bonds, as of the date upon which Airline is deprived of use of such Affected Space, accounting for the period of time after Airline is deprived of use of such Affected Space.

     e. Notwithstanding any provision of this Agreement to the contrary, at any time after the first 20 years of the term of this Agreement, City shall have the right to alter or reconfigure the Concourse D Special Premises and the Concourse C Expansion Special Premises to accommodate future Airport expansion; provided, however, that no such alteration or reconfiguration shall materially interfere with Airline's operations or Airline's rights under this Agreement, and under no circumstances will any costs for such alteration or reconfiguration be paid for with any of Airline's rates and charges without Airline's express written consent.

     f. Notwithstanding any provision of this Agreement to the contrary, if, at any time after the first 20 years of the Concourse D Term, Airline shall fail to utilize the Concourse D Jet Gates at an average rate of at least two jet turns per Jet Gate per day during the preceding 12-month period, except due to events of Force Majeure or regulatory interruptions, City shall have the right to demolish Concourse D to accommodate future Airport expansion plans. In such event, (a) City shall pay Airline the Demolition Payment described below (along with any other costs arising by reason of the occupancy of such areas), and (b) Airline shall have no responsibility with respect to ongoing costs associated with the areas so demolished. However, prior to any demolition, City must facilitate the relocation of Airline to replacement facilities at locations and on cost terms reasonably acceptable to Airline.
Under no circumstances will the costs of demolition be paid for by any of Airline's rates and charges without Airline's express written consent.

     The Demolition Payment shall be, at the City's election, either (i) an amount equal to the principal that would be outstanding as of the demolition date if the Bonds had been issued payable on the Assumed Amortization terms, on that portion of the Bonds allocable to payment of costs of construction of the facilities to be demolished, plus interest on that principal amount at the Assumed Amortization terms to the earliest date that such amount of the Bonds may be paid at stated maturity or by redemption without penalty or premium, or (ii) to the extent that the Bonds allocable to the facilities may remain outstanding without adversely affecting the exclusion under the Code of the interest on the Bonds from gross income of the holders of the Bonds, such semiannual amounts, payable prior to each Interest Payment Date for the Bonds occurring on or after the demolition date, equal to the principal and interest that would be payable on the portion of the Bonds allocable to payment of costs of construction of the facilities to be demolished, calculated based on the Bonds having been issued payable on the Assumed Amortization terms.

                       (End of Article XI)

                    ARTICLE XII - DEFAULTS

     12.01  Events of Default

     Time is of the essence in this Agreement.

     a. From the Effective Date of this Agreement to the end of the Construction Period any substantial and material breach of a substantial and material obligation under this Agreement which occurs during such period of time and remains uncured following the 60-day notice and cure period described in Section 5.14(a) hereof shall constitute a "Construction Period Event of Default." Before the issuance date of the Bonds, the Construction Period Events of Default constitute the only events of default under this Agreement; provided that if the Bonds are not issued before the end of the Construction Period, no Construction Period Events of Default shall be deemed to arise after the expiration of the Construction Period. On and after the issuance date of the Bonds, those Events of Default described in Section 12.01(b)(1), (3), (4), (5), and (8) hereof shall also constitute events of default under this Agreement; provided that if the Bonds are not issued before the end of the Construction Period, said Events of Default shall constitute events of default under this Agreement after the end of the Construction Period.

     b. Airline agrees that, after the end of the Construction Period, each of the following circumstances or conditions shall constitute an "Event of Default" under this Agreement and, taken together, such Events of Default shall constitute the only events of default hereunder arising during such time period:

     1. if (i) Airline shall be in default in the payment of Bond Rent (which shall mean failure to pay Bond Rent to the Trustee within two business days after it is due and payable), or (ii) Airline shall be in default in the payment of Basic Rent, Additional Rent, or Additional Bond Rent or any other rentals or other payments to be made by it to City pursuant to this Agreement for 10 days after specific notice of such default shall have been made therefor by City or the Trustee; or

     2. if Airline shall neglect, violate, be in default under, or fail to perform or observe any of the other covenants, agreements, terms or conditions contained in this Agreement on its part to be performed and shall not have remedied, or commenced action which will promptly remedy same which action is thereafter diligently pursued, within 15 business days after specific written notice thereof given by City; or

     3. if any material execution or attachment shall be issued against Airline in connection with its operation at the Continental Special Facilities and such execution or attachment shall not be discharged or stayed within 90 days after levy or seizure thereunder; or

     4. if the Continental Special Facilities shall be occupied by someone other than Airline, its subsidiaries, or entities providing commuter services for Airline, other than as permitted under Article XIII hereof, and same is not remedied within ten days of specific written notice thereof given by City to Airline (except where same has occurred twice within the previous 12 months, in which case an Event of Default shall arise immediately upon said occurrence, without the necessity of notice); or

     5. if the Continental Special Facilities shall be deserted or vacated (which terms shall not mean mere failure to use so long as no other Construction Period Event of Default or Event of Default then exists hereunder); or

     6. if Airline shall violate any provision of any of the insurance policies referred to herein so that such policy shall be void or unenforceable in whole or in part and Airline shall not, within ten days after being specifically required in writing by City so to do, either cure such violation and cause such policy to be reinstated or procure other insurance of the same amount, which shall conform to the provisions for insurance referred to herein, and shall be enforceable; or

     7. if Airline shall in any way fail to perform and satisfy the requirements of any insurance policy referred to herein, and shall continue in such failure for ten days after being required in writing by City to conform to such requirements; or

     8.     if any of the following events shall have occurred:

     (i) the filing by Airline of a voluntary petition in bankruptcy or for an arrangement or any assignment for benefit of creditors of all or any part of Airline's assets; or

     (ii) the adjudication of Airline as a bankrupt pursuant to any involuntary bankruptcy proceedings; or

     (iii) the taking of jurisdiction by a court of competent jurisdiction of Airline or its assets pursuant to proceedings brought under the provisions of any federal reorganization act; or

     (iv) the appointment of a receiver or trustee of Airline's assets by a court of competent jurisdiction or a voluntary agreement with Airline's creditors.

     12.02  Remedies

     a. Whenever a Construction Period Event of Default shall have occurred and be continuing, the non-breaching party is entitled only to the applicable termination rights and other default remedies described in Article V of this Agreement.

     b. Notwithstanding any provision of this Agreement to the contrary, (i) whenever an Event of Default described in Section 12.01(b)(1), (3), (4), (5), or (8) shall have occurred on or after the issuance date of the Bonds, and be continuing, or (ii) whenever any Event of Default described in Section 12.01(b) shall have occurred after the end of the Construction Period and before the Termination Date, and be continuing, City may, in either case, take any one or more of the following remedial steps:

     1. City shall have the right, with or without terminating this Agreement, to re-enter the Continental Special Facilities and take possession of the same by summary proceedings, re-entry or otherwise, and remove all persons and/or property from the Continental Special Facilities (which property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Airline), without being liable to indictment, prosecution or damages therefor, and without prejudice to any other rights which City may have by reason of such Event of Default.

     2. City shall have the right to terminate this Agreement and all rights of Airline hereunder by 60 days written notice of such termination to Airline and the Trustee, subject to the limitations set forth in this Section 12.02, and provided that the Event of Default is not cured within such 60-day period.

Upon exercise of any one or more of such remedial steps, City shall exercise Best Efforts to relet the Continental Special Facilities and to maximize rentals, charges and fees collected from any such reletting; provided, however, that if the Concourse D Special Premises, the Concourse C Expansion Special Premises, the Deicing Pad Special Premises, or the Hydrant Fueling System Special Premises cannot be relet at a rental rate sufficient to fully cover the incremental operation and maintenance costs in excess of minimum operation and maintenance costs upon such reletting of the Concourse D Special Premises, the Concourse C Expansion Special Premises, the Deicing Pad Special Premises, or the Hydrant Fueling System Special Premises, respectively, City shall not undertake such reletting. Amounts paid to City under leases or other agreements regarding the reletting or use of the Continental Special Facilities will be paid, first, to the Basic Rent Reserve Fund to cover any deficiency therein; second, to the payment of Basic Rent that would have been payable under this Agreement by Airline; third, to the payment of any Additional Rent required to be paid pursuant to this Agreement; fourth, to the payment of any Additional Bond Rent; fifth, so long as the Bonds are outstanding under the Indenture, to the payment of Bond Rent; and sixth, in the event that the Bonds have been paid (or provision made for their payment in accordance with the Indenture), to the payment to Airline of an amount equal to the principal of the Bonds which would have been outstanding on the date of termination of this Agreement if the Bonds had been issued payable on the Assumed Amortization terms.

     12.03  Effect of Termination

     Notwithstanding any provision of this Agreement to the contrary: In case of termination of this Agreement pursuant to
Section 12.02 hereof, and subject to any right of the Trustee under the Indenture to declare all Bond Rent to be immediately due and payable in connection with a declaration of acceleration of the Bonds (a) all payments to be made by Airline to City (other than Bond Rent and Additional Bond Rent) pursuant to this Agreement shall be prorated for the portion of the current calendar year prior to the time of such termination and shall become due and payable forthwith, and (b) Airline shall also pay to City any deficiencies between (i) the Basic Rent which would have been payable by Airline to City through the Expiration Date, and (ii) the Basic Rent collected from any subsequent users of the Continental Special Facilities. Any such payments shall be made in monthly installments by Airline as determined upon statements rendered by City to Airline, and any lawsuit brought to collect the amount of deficiency for any month shall not prejudice in any way the rights of City to collect the deficiency for any subsequent month by a similar proceeding. Airline shall also remain liable for any loss, cost, damage or expense, including reasonable attorneys' fees, which City may sustain by reason of the happening of any such event, except that in no event shall Airline be liable to City for: (a) any special, incidental, indirect, punitive, reliance or consequential damages (including without limitation lost profits, revenues, or economic or business development opportunities), whether foreseeable or not, as a result of any breach of any of the provisions of this Agreement; (b) any of City's internal administrative expenses incurred, or any interest on any funds expended, in connection herewith; or (c) any amounts other than actual out-of-pocket expenses incurred by City as a direct result of the breach and such termination resulting therefrom.

     12.04  Additional Rights

     In the event of a Construction Period Event of Default or Event of Default by Airline or City of any of the covenants or provisions hereof, City or Airline, respectively, shall have the right to injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. A party's choice of any particular remedy shall not preclude it from any other remedy, in law or in equity.

                      (End of Article XII)

           ARTICLE XIII - ASSIGNMENT AND SUBLETTING

     13.01  Assignment or Sublease

     a. Airline covenants that it will not assign, transfer, convey, sublet, sell, mortgage, pledge or encumber this Agreement, the Continental Special Facilities or any part thereof, or any rights of Airline hereunder, or allow the use of the Continental Special Facilities hereunder by any other person or entity, except to the Trustee in accordance with the Indenture or as otherwise provided in this Agreement, without in each instance having first obtained written consent from the Board of Control of City; provided, however, that, without such consent:

     1. Airline may assign its rights under this Agreement to any corporation with which Airline may merge or consolidate or which may succeed to all or substantially all of the business of Airline;

     2. Airline may assign its rights under this Agreement to, sublease the Continental Special Facilities or any part thereof to, or allow the use of the Continental Special Facilities hereunder by, Continental Express, Inc., or any corporation with which Continental Express, Inc., may merge or consolidate or which may succeed to all or substantially all of the business of Continental Express, Inc., provided that Airline remains responsible for all obligations, covenants and liabilities under this Agreement and the provisions of Section 13.05 below shall be fully applicable to such merged, consolidated or successor entity; and

     3. Subject to any applicable provisions of the Indenture, Airline may grant a security interest in its leasehold interest in the Continental Special Facilities by means of mortgage, pledge or assignment, in order to secure Airline's future financing(s); provided, however, that (a) such security interest shall be subordinate to Airline's obligations hereunder to City and any party claiming by or through City, (b) the secured party shall not be an entity engaged in the business of providing air transportation services, (c) the foreclosure of such security interest shall not entitle the secured party to occupy or use any of the premises leased hereunder or to direct or restrict City or any other party as to the use, lease, or other disposition of the Continental Special Facilities, and (d) the documentation creating such security interest shall be subject to the prior written approval of the Director of Law of City, which approval shall not be unreasonably withheld, conditioned or delayed.

With respect to any assignment, transfer, subletting, mortgage, pledge or encumbrance which does not require the consent of City's Board of Control or the Director of Law of City, Airline shall provide City with notice thereof not later than contemporaneously with any public announcement thereof. With respect to any assignment, transfer, conveyance, subletting, sale, mortgage, pledge or encumbrance which does require the consent of City's Board of Control, City's administration shall exercise Best Efforts to ensure that such consent shall not be unreasonably withheld, conditioned or delayed. Consent by the Board of Control to any type of transfer described in this paragraph or elsewhere in this Agreement shall not in any way be construed to relieve Airline from obtaining authorization from the Board of Control for any subsequent transfer otherwise requiring consent as provided above.

     b. In the event of any assignment or sublease pursuant hereto of all or any portion of the Continental Special Facilities, the rental (i.e., Basic Rent equivalent) reserved in the assignment or sublease may not exceed the rental or pro rata portion of the Basic Rent, as the case may be, for such space reserved in this Agreement, plus an excess amount representing Airline's associated costs (e.g., the Bond Rent allocable to such rented space for the applicable time period, an amount equal to the principal amount of the Bonds allocable to such rented space that would be retired during the applicable time period if level debt service payments from the date of issuance of the Bonds to the scheduled Defeasance Date were assumed, operation and maintenance costs of Airline that are not encompassed by Basic Rent and that are allocable to such rented space for the applicable time period, an amount equal to the pro rata share (taking into account the duration of the rental period in proportion to the useful life of the applicable facilities) of Airline's costs of improvements to the applicable facilities not paid by the proceeds of the Bonds or the GARBs, and reasonable, associated administrative costs of Airline), which excess amount Airline may retain.

     13.02  Requests for Assignment or Sublease

     Any and all requests by Airline for authorization to make any transfer described in Section 13.01 shall be made in writing by certified mail to the Director of Port Control and shall include copies of the proposed documents of transfer.

     13.03  Filing of Assignment or Sublease

     If and when the Board of Control of City authorizes any transfer as described in Section 13.01, the instrument or document of authorization together with the instrument or document of transfer shall be filed with the Director of Port Control and attached to this Agreement. The instruments and documents shall not be effective without the prior approval of the Director of Law of City endorsed thereon. Airline shall remain primarily liable for the payment of rentals hereunder and the performance of all terms, conditions, covenants and conditions hereof, notwithstanding the authorization of any transfer, assignment, conveyance, subletting, sale, mortgage, pledge or encumbrance hereunder by the Board of Control of City.

     13.04  Application of Rent

     If this Agreement be assigned or if the Continental Special Facilities be sublet or occupied by any party other than by Airline, or should any other transfer of interest or rights of any nature prohibited by Section 13.01 occur other than to the Trustee in accordance with the Indenture without authorization of the Board of Control of City, City may collect rent from any assignee, sublessee or transferee and in such event shall apply the net amount collected to the rents payable by Airline hereunder, but such action by City shall not constitute a waiver of the covenant contained in Section 13.01, or acceptance of such assignee, sublessee, or transferee by City, or a release of Airline from this Agreement or any of its obligations hereunder.

     13.05 Insufficient Utilization of Concourse D Gates by Assignee

     If, following any assignment by Airline of its interest in Concourse D without the consent of City's Board of Control to any corporation into which Airline may merge or consolidate, or which may succeed to all or substantially all of the business of Airline, such assignee shall fail to utilize the Concourse D Jet Gates so assigned at an average rate of at least two jet turns per day during any consecutive 12-month period, except due to events of Force Majeure or regulatory interruptions, City shall have the right (notwithstanding any other provision hereof), but only within 12 months following the end of such 12-month period, to permanently recapture such number of Jet Gates (each of which shall include a pro rata share of all associated holdrooms, loading bridges, operational support areas, and associated administrative support areas in the Terminal Complex, including but not limited to applicable ticket counter space) in Concourse D as will reduce the remaining number of Concourse D Jet Gates which are subject to this Agreement to a level such that there shall have been an average rate of at least two jet turns per such remaining Jet Gate per day during such 12-month period. In such event, the particular Concourse D Jet Gates to be recaptured shall be mutually agreed upon by City and such assignee based upon the legitimate operational needs of both such parties, and such assignee shall have no responsibility with respect to ongoing costs associated with the areas so recaptured. As a condition to any such Concourse D Jet Gate recapture, City shall pay to such assignee a cash price equal to the original amount of the actual costs previously incurred by Airline or such assignee in connection with the construction and/or renovation of such recaptured areas less the amount of depreciation of such costs through the date of recapture based upon a straight-line depreciation method utilizing as the depreciation period the useful economic life (as determined in accordance with applicable tax law) of the applicable improvements. To the extent that Bonds are outstanding, such assignee shall promptly remit such amounts to the Trustee, which amounts shall be used to redeem Bonds in accordance with the terms of the Indenture. Under no circumstances will the costs of any such Concourse D Jet Gate recapture or any renovation or reutilization of such areas be paid for by any of such assignee's rates and charges without such assignee's express written consent. At no time shall the number of Concourse D Jet Gates be deemed to be less than 12, regardless of the actual configuration of Concourse D. Recaptured facilities shall no longer be deemed part of the Continental Special Facilities leased hereunder.

     13.06  Assignments by City

     City shall not assign its rights hereunder (other than to the Trustee as may be provided in the Indenture) to the extent that any such assignment would cause interest on the Bonds to be taxable for federal income tax purposes.

                      (End of Article XIII)

     ARTICLE XIV - AIRLINE'S RIGHT TO TERMINATE; REMEDIES

     14.01  Airline's Right to Terminate and Remedies upon Breach

     a. Airline may terminate this Agreement only at the time, under the conditions and in the manner permitted in this Agreement.

     b. From and after the Effective Date of this Agreement, City shall not participate in the planning, development, funding, financing or operations of any commercial service passenger airport (other than Burke Lakefront Airport in substantially its current configuration) within a 50-mile radius of the Airport, the construction of which would commence within 15 years following the commencement date of the Concourse D Term. In the event that a new commercial passenger airport (except any such airport with respect to which City shall not have participated in the planning -- which, for this purpose, shall not include merely coordinating with a third party developing a competing airport and not acting on behalf of City -- development, funding, financing or operations) within such radius of the Airport shall be opened for operations during the Concourse D Term, Airline shall have the right to terminate this Agreement, the MOU, and any subsequent agreements relating to the 1997 Concourse Expansion or implementing the MOU, upon 45 days notice to City, the Mayor of City, and City Council. If City participates in such planning, development, funding, financing or operations of such commercial service passenger airport, it shall provide Airline with notice within 30 days thereof. City acknowledges and agrees that the damages incurred by Airline as a result of any breach of obligations under this paragraph are not readily ascertainable, that money damages or other legal relief will not adequately compensate Airline for any such breach, and that Airline is entitled to injunctive relief compelling the specific performance of the obligations under this Section 14.01(b).

     c. With respect to matters arising after the end of the Construction Period, and subject to the restrictions in this Agreement and Airline's obligations to pay rentals, fees and charges under this Agreement, Airline shall be entitled to make use of any remedy that might be available to it under this Agreement, at law or in equity in the event City shall neglect, violate, be in default under, or fail to perform or observe any of the covenants, agreements, terms or conditions contained in this Agreement on its part to be performed and shall not have remedied, or commenced action which will promptly remedy same which action is thereafter diligently pursued within 15 business days after specific written notice thereof given by Airline to City and the Mayor of City. Notwithstanding the foregoing, in no event shall City be liable to Airline for: (a) any special, incidental, indirect, punitive, reliance or consequential damages (including without limitation lost profits, revenues, or economic or business development opportunities), whether foreseeable or not, as a result of any breach of any of the provisions of this Agreement; (b) any of Airline's internal administrative expenses incurred, or any interest on any funds expended, in connection herewith; or (c) any amounts other than actual out-of-pocket expenses incurred by Airline as a direct result of the breach and such termination resulting therefrom.

                      (End of Article XIV)

              ARTICLE XV - DELIVERY OF POSSESSION

     Except as otherwise may be required under Section 6.03(c) of this Agreement with respect to the Hydrant Fueling System Special Premises only, Airline agrees to yield and deliver to City possession of each particular element of the Continental Special Facilities (i.e., the Concourse D Special Premises, the Concourse
C Expansion Special Premises, the Deicing Pad Special Premises, and the Hydrant Fueling System Special Premises) at the termination of the applicable Term herein, by expiration or otherwise, or of any applicable renewal or extension, in good condition in accordance with its express obligations hereunder, except for damage or loss due to reasonable wear and tear or fire or other casualty.

                       (End of Article XV)

                  ARTICLE XVI - HOLDING OVER

     If Airline shall, with the consent of City, hold over after the expiration or earlier termination of any Term contained in this Agreement as applicable to any element of the Continental Special Facilities (i.e., the Concourse D Special Premises, the Concourse
C Expansion Special Premises, the Deicing Pad Special Premises, and the Hydrant Fueling System Special Premises), the resulting tenancy shall, unless otherwise mutually agreed, be for an indefinite period of time on a month-to-month basis. During such month-to-month tenancy, Airline shall pay to City the same rate of Basic Rent as in effect at the expiration of the final Additional Term and thereafter as subsequently adjusted as herein provided, unless a different rate shall be agreed upon, and shall be bound by all of the additional provisions of this Agreement insofar as they may be pertinent.

                      (End of Article XVI)

            ARTICLE XVII - MISCELLANEOUS PROVISIONS

     17.01  Employment Opportunities

     With respect to Airline jobs created by the operation of the 1997 Concourse Expansion, Airline shall use Best Efforts to adopt and pursue a City residency hiring goal of 50%, a minority hiring goal of 30%, and a female hiring goal of 35%, taking into account appropriate qualifications and reasonable nondiscriminatory hiring and recruiting practices. These goals shall not apply to Airline's flight crews.

     17.02  No Personal Liability

     No elected official, director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or because of any breach thereof or because of its or their execution or attempted execution.

     17.03  Taxes

     Airline shall pay, but such payment shall not be considered part of Basic Rent, Bond Rent or any other rent payable hereunder, all taxes, assessments and charges of a like nature, if any, imposed upon or with respect to the Continental Special Facilities which at any time during the term of this Agreement may be levied or become a lien by virtue of any levy, assessment or charge by the federal government, the State of Ohio, any municipal corporation, any governmental successor in authority to the foregoing, or any other tax or assessment levying bodies, in whole or in part, upon or in respect to the Continental Special Facilities or in respect to or upon any personal property belonging to Airline situated on the Continental Special Facilities. Payment of such taxes, assessments and charges, when and if levied or assessed, shall be made by Airline directly to the taxing or assessing authority charged with collection thereof in accordance with applicable law, and Airline shall be responsible for obtaining bills for all of said taxes, assessments and charges and promptly providing City with evidence of payment therefor. If any tax, assessment or like levy in the nature of a real estate tax chargeable to the Continental Special Facilities is not separately stated and billed by the taxing authority, but is included in a larger area billing or assessment, upon receipt of such billing or assessment by City, City shall bill Airline for and Airline shall pay to City its share of said larger area tax billing. Airline's share shall be determined by multiplying the amount of such larger area tax billing by a fraction the numerator of which is the Basic Rent realized from the Continental Special Facilities, and the denominator of which is the income realized from all property comprising the tax billing, such determination to be made by City after consultation with the parties involved in such billing.

     Airline may, at its expense, contest the amount or validity of any tax or assessment against the Airport System, or the inclusion of the Continental Special Facilities as taxable or assessable property, directly against the taxing or assessing authority, after providing such security to City as the Director of Law of City reasonably deems adequate to cover any delinquency, penalty and interest charges that may arise from such contest. Airline shall indemnify City from all taxes, penalties, cost, expense and attorneys' fees incurred by City resulting directly or indirectly from all such tax contests.

     Upon any termination of this Agreement, all taxes then levied or a lien upon any of such property or taxable interest therein for which Airline is responsible pursuant to this Section 17.03 shall be paid in full without proration by Airline forthwith, or as soon as a statement thereof has been issued by the tax collector if termination occurs during the interval between the attachment of the lien and issuance of the statement.

     17.04  Interpretation of Agreement

     This Agreement shall be deemed to have been made in, and be construed in accordance with the laws of, the State of Ohio.

     17.05  Notices, Requests and Other Communications

     Except as herein otherwise expressly provided, all notices, requests and other communications under this Agreement shall be in writing and shall be deemed given (a) when made by personal delivery, (b) one day after being sent by a nationally recognized overnight courier for next-day delivery, or (c) three days after being sent by U.S. registered or certified mail, postage prepaid, return receipt requested, in any such case addressed as follows:

     If to Airline:

            Continental Airlines, Inc.
            Suite 1401
            2929 Allen Parkway
            Houston, TX  77019
            Attn:  Vice President
            Corporate Real Estate

     with a copy to:

            Continental Airlines, Inc.
            Suite 2010
            2929 Allen Parkway
            Houston, TX  77019
            Attn:  Chief Financial Officer
                   General Counsel

     If to City:

            City of Cleveland
            Department of Port Control
            Cleveland Hopkins International Airport
            5300 Riverside Drive
            Cleveland, Ohio  44135-3193
            Attn:  Director

     with a copy to:

            City of Cleveland
            Department of Law
            Cleveland City Hall
            Room 106
            601 Lakeside Avenue
            Cleveland, Ohio  44114
            Attn:  Director

     and a copy (until the end of the Construction Period) to:

            City of Cleveland
            Department of Port Control
            Cleveland Hopkins International Airport
            5300 Riverside Drive
            Cleveland, Ohio  44135-3193
            Attn:  Project Manager of CAL CLE Program

     If to Director of Port Control:

            City of Cleveland
            Department of Port Control
            Cleveland Hopkins International Airport
            5300 Riverside Drive
            Cleveland, Ohio  44135-3193
            Attn:  Director

     If to City Project Manager:

            City of Cleveland
            Department of Port Control
            Cleveland Hopkins International Airport
            5300 Riverside Drive
            Cleveland, Ohio  44135-3193
            Attn:  Project Manager of CAL CLE Program

     If to Fiscal Officer:

            City of Cleveland
            Department of Finance
            Cleveland City Hall
            601 Lakeside Avenue
            Cleveland, Ohio  44114
            Attn:  Director

     If to the Properties Division of the Department of Port
Control:

            City of Cleveland
            Department of Port Control
            Cleveland Hopkins International Airport
            5300 Riverside Drive
            Cleveland, Ohio  44135-3193
            Attn:  Properties

     If to City's Department of Community Development:

            City of Cleveland
            Department of Community Development
            Cleveland City Hall
            601 Lakeside Avenue
            Cleveland, Ohio  44114

     If to the Mayor of City:

            City of Cleveland
            Cleveland City Hall
            601 Lakeside Avenue
            Cleveland, Ohio  44114
            Attn:  Mayor

     If to City Council:

            City of Cleveland
            Cleveland City Hall
            601 Lakeside Avenue
            Cleveland, Ohio  44114
            Attn:  Clerk of Council

     If to Project Counsel:

            Squire, Sanders & Dempsey L.L.P.
            4900 Key Tower, 127 Public Square
            Cleveland, Ohio  44114-1304
            Attn:  Frederick R. Nance, Esq.

     If to Airline's Director of Corporate Real Estate (Design and
Construction):

            Continental Airlines, Inc.
            Suite 1401
            2929 Allen Parkway
            Houston, TX  77019
            Attn: Director of Corporate Real Estate (Design and Construction)

     If to the Trustee, at the address set forth in the Indenture.

     The parties to this Agreement, or either of them, may designate in writing from time to time any changes in addresses or any addresses of substitute or supplementary persons in connection with said notices. The effective date of service of any such notice shall be the date such notice is received by Airline or by City. Except as otherwise expressly provided herein, any provision herein that one party shall notify the other of some matter is to be construed as a requirement that notice is to be given in accordance with the provisions of this Section 17.05.

     Where notice of payment due is to be given by City to Airline under this Agreement, such notice shall be accompanied by, or given in the form of, an invoice.

     17.06  Entire Agreement; Amendment

     This Agreement constitutes the entire agreement between the parties hereto with respect to the 1997 Concourse Expansion and supersedes all other representations or statements heretofore made, oral or written, except as otherwise herein provided; provided, however, that certain agreements of the parties relating to the 1997 Concourse Expansion as expressed in the MOU may remain in force as described in Section 3.02(b) of this Agreement. This Agreement may be amended only in writing, and executed by duly authorized representatives of the parties hereto in connection with the issuance of the Bonds and, thereafter, only in accordance with the terms as may be set forth in the Indenture (so long as it remains in effect), provided that the description of the 1997 Concourse Expansion facilities set forth herein may be revised from time to time on the written request of Airline approved in writing by the Director of Port Control on behalf of City, provided that no such revision materially alters the 1997 Concourse Expansion facilities as initially contemplated hereunder.

     17.07  Waiver

     No waiver of default by either party of any of the terms, covenants and conditions hereof to be performed, kept and observed by the other party shall be construed as, or operate as, a waiver of any subsequent default of any of the terms, covenants or conditions herein contained, to be performed, kept and observed by the other party.

     17.08  Non-Discrimination

     Airline for itself, its heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree "as a covenant running with the land" that in the event facilities are constructed, maintained, or otherwise operated on the said property described in this Agreement for a purpose for which a U.S. Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, Airline shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

     Airline for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree "as a covenant running with the land" (1) that no person on the grounds of race, color, gender, sexual orientation, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the construction of any improvements on, over, or under such land and the furnishing of services thereon, and (3) that Airline shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

     If Airline shall breach any of the above non-discrimination covenants and shall not have remedied, or commenced action which will promptly remedy same which action is thereafter diligently pursued, within 15 business days after specific written notice thereof given by City, City shall have the right to terminate this Agreement and to re-enter and repossess said land and the facilities thereon in accordance with Article XII hereof.

     17.09  Force Majeure

     Neither City nor Airline shall be deemed in violation of this Agreement if it is prevented from performing any of the obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortage of material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, riots, rebellion, sabotage, or any other circumstances for which it is not responsible or which is not within its reasonable control; provided, however, that these provisions shall not excuse Airline from its obligation to pay the rentals specified in Sections 7.02,
7.03 and 7.05 promptly when due or to procure insurance. City agrees to use its Best Efforts to restore as soon as practicable any interrupted utilities or services which it is obligated to furnish or provide under this Agreement but Airline shall not be entitled to any abatement of rental payments or discharge of rental obligations in the event of any interruption or cessation of any utilities or services.

     17.10  Severability

     In the event any covenant, condition or provision herein contained is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained, provided the invalidity of any such covenant, condition or provision does not materially prejudice either City, Trustee, owners of Bonds, or Airline in their respective rights and obligations contained in the valid covenants, conditions and provisions of this Agreement.

     17.11  Headings

     The headings of the several Articles and Sections of this Agreement are inserted only as a matter of convenience and for reference, in no way define, limit or describe the scope or intent of any provisions of this Agreement and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

     17.12  Non-Exclusivity

     Nothing herein contained shall be deemed to grant to Airline any exclusive right or privilege within the meaning of Section 30 of the Federal Aviation Act for the conduct of any activity on the Airport, except that, subject to the terms and provisions hereof, Airline shall have the right to exclusive possession of the Continental Special Facilities and any other exclusive use rights expressly provided for hereunder.

     17.13  Approvals

     Whenever the approval of City or of Airline is required herein, no such approval shall be unreasonably withheld, conditioned or delayed. Unless otherwise specified herein all approval shall be in writing.

     17.14  Binding Nature

     All of the terms, provisions, covenants, stipulations, conditions and considerations in this Agreement shall extend to, inure to the benefit of, and bind the legal representatives, successors, sublessees and assigns of the respective parties hereto.

     17.15  Incorporation of Exhibits

     All exhibits referred to herein (except Exhibit H) and any appendices, exhibits or schedules which may, from time to time, be referred to in any duly executed amendment hereto are (and with respect to future amendments, shall be) by such reference incorporated herein and shall be deemed a part of this Agreement as fully as if set forth herein.

     17.16  Memorandum of Lease

     In the event that either party so requests, the other party shall execute, attest, acknowledge and deliver for recording with the Recorder of Cuyahoga County a short form Memorandum of Lease of this Agreement and Lease, to be executed pursuant hereto in the form and content prescribed by Section 5301.251 of the Ohio Revised Code.

     17.17  No Agency

     Notwithstanding any provisions hereof, this Agreement does not constitute an appointment of Airline as an agent or representative of City for any purpose whatsoever, and neither a partnership nor a joint venture is created hereby.

     17.18  Counterparts

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

     17.19  Rights and Obligations as to Rates and Charges

     The parties agree that the provisions of this Agreement shall not modify or limit the parties' rights and obligations as to the rates and charges procedures in any other agreements, which agreements remain in full force and effect in accordance with their terms.

     17.20  Accommodation of 1997 Concourse Expansion

     On the basis of the description of the 1997 Concourse Expansion elements in Exhibits B and J hereto, such elements described therein have been coordinated with City to ensure that they can be accommodated within City's overall, long-term development plan for the Airport, and City acknowledges that, subject to any required federal or state governmental approvals, they can be so accommodated.

     17.21  Letter Agreement

     Certain agreements of City and Airline with respect to the method of funding the GARB Improvements and other capital improvements at the Airport and with respect to certain other matters relating to the 1997 Concourse Expansion are set forth in the Letter Agreement attached as Exhibit K hereto.

     17.22  Special Obligation of City; Subject to Laws

     This Agreement constitutes a special obligation of City. The obligations of City under this Agreement shall be payable solely from revenues derived by City from its ownership and operation of the Airport. This Agreement shall not constitute a general obligation or pledge of the full faith and credit of City, and Airline shall have no right to have taxes levied by City for the payment of City's obligations under this Agreement.

     The performance by City under this Agreement is subject to the Charter of City and all applicable laws of the State of Ohio.

                      (End of Article XVII)

    IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.


WITNESSES as to those signing on    CITY OF CLEVELAND
behalf of the City of Cleveland:

________________________________    By:  _______________________
                                         Michael R. White, Mayor
Print Name: ____________________

________________________________

Print Name: ____________________

________________________________    By:  ________________________
                                         Martin Carmody, Director
                                         of Finance
Print Name: ____________________

________________________________


Print Name: ____________________

________________________________    By: _______________________
                                        William F. Cunningham, Jr.,
                                        Director of Port Control
Print Name: ____________________

________________________________


Print Name: ____________________


The within instrument is hereby approved as to legal form and correctness _____________, 1997

                                    Director of Law


By __________________________
    Assistant Director of Law



WITNESSES as to those signing       CONTINENTAL AIRLINES, INC.
on behalf of Continental
Airlines, Inc.:

_____________________________       By:  ______________________
                                         Holden Shannon,
Print Name: _________________            Vice President,
                                         Corporate Real Estate

STATE OF OHIO                       )
                                    )SS:
COUNTY OF CUYAHOGA                  )

     Before me ___________________________________________, a
Notary Public in and for said County, personally appeared Michael
R. White, known to me to be the person who, as Mayor of the City of Cleveland, executed the above and foregoing Agreement and acknowledged that, being duly authorized by Ordinance of the Council of the City of Cleveland, he signed said Agreement for and on behalf of the said City as its free and voluntary act, and as his own free and voluntary act.

     IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this _______ day of __________________, 19__.


                                    ____________________________
                                    Notary Public

                                    My commission expires:

STATE OF OHIO                      )
                                    )SS:
COUNTY OF CUYAHOGA                  )

     Before me ___________________________________________, a
Notary Public in and for said County, personally appeared Martin Carmody, known to me to be the person who, as Director of Finance of the City of Cleveland, executed the above and foregoing Agreement and acknowledged that, being duly authorized by Ordinance of the Council of the City of Cleveland, he signed said Agreement for and on behalf of the said City as its free and voluntary act, and as his own free and voluntary act.

     IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this _______ day of __________________, 19__.


                                    ____________________________
                                    Notary Public

                                    My commission expires:

STATE OF OHIO                      )
                                    )SS:
COUNTY OF CUYAHOGA                  )

     Before me ___________________________________________, a
Notary Public in and for said County, personally appeared William
F. Cunningham, Jr., known to me to be the person who, as Director of Port Control of the City of Cleveland, executed the above and foregoing Agreement and acknowledged that, being duly authorized by Ordinance of the Council of the City of Cleveland, he signed said Agreement for and on behalf of the said City as its free and voluntary act, and as his own free and voluntary act.

     IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this _______ day of __________________, 19__.


                                    _____________________________
                                    Notary Public

                                    My commission expires:

STATE OF ________                  )
                                    )SS:
COUNTY OF _________                 )

     Before me __________________________, a Notary Public in and
for said County, personally appeared Holden Shannon, known to me to be the person who, as Vice President, Corporate Real Estate, of Continental Airlines, Inc., executed the above and foregoing Agreement and Lease and acknowledged that, being duly authorized by Resolution of the Board of Directors of said Corporation, he signed said Agreement for and on behalf of the said Corporation as its free and voluntary act and as his own free and voluntary act.

     IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this ______ day of ________________________, 1997.


                                    ____________________________
                                    Notary Public

                                    My commission expires:

                           Exhibit A

                         Original Lease

                           Exhibit B

                 Continental Special Facilities


(The following general descriptions of the Continental Special
Facilities, as well as the attached diagrams, are subject to change through the normal course of submission and approval of plans and specifications pursuant to this Agreement.)

                          Exhibit B-1

                  Concourse D Special Premises

     (Concourse D Generally. A proposed Concourse D (of approximately 170,000 gross square feet) is to be constructed parallel to Concourse C and to accommodate up to 12 EMB 145 regional jets and up to 24 turbo-prop aircraft for the Continental Express, Inc., operation. The new Concourse D will include passenger facilities, airline operation support, building support, and concessions, including all necessary furniture, equipment, and utilities. Concourse D is to be configured with a central two-story component providing concourse-level jetbridge loading of the regional jets. The ramp level of this component will house Airline operations and building support.)

     Concourse D Special Premises. The Concourse D Special Premises consist of the following exclusive use areas and facilities of Concourse D: holdroom, passenger and related space, concourse office and operations space, a ramp control tower, and furniture, equipment, and other moveable personal property necessary or appropriate for the use of Concourse D. In addition, the Concourse D facilities leased to Airline will include nonexclusive use rights with respect to the building support facilities funded in part with the proceeds of the Bonds. The diagrams on following two pages depict the approximate dimensions and proposed locations of the various elements of the Concourse D Special Premises.

                          Exhibit B-2

             Concourse C Expansion Special Premises


     (Concourse C Expansion Generally. Improvements to the existing Concourse C are to include a new approximately 10,548 square-foot Presidents Club (an airline lounge) on the concourse level, removal of the existing Presidents Club (to allow for holdroom expansion), jetbridge reconfiguration for revised aircraft layout, improvements of operations areas at the ramp level, and construction, installation or relocation of all necessary utilities.)

     Concourse C Expansion Special Premises. The exclusive use areas comprising the Concourse C Expansion Special Premises will include the new Presidents Club as well as all necessary or appropriate furniture, equipment, and other moveable personal property. The diagram on the following page is attached for the purpose of generally depicting the proposed location of the new Presidents Club.

                          Exhibit B-3

                  Deicing Pad Special Premises


     One new pad (of approximately 3.7 acres) is to be constructed for remote parking of seven turbo-prop aircraft and winter deicing. This pad, also known as "Pad 2," is to be specifically constructed for conversion to a deicing facility where effluent can be collected for treatment and disposal when tied into an Airport-wide deicing master plan. The diagram on the following page is attached for the purpose of generally depicting the proposed location of Pad 2.

                          Exhibit B-4

             Hydrant Fueling System Special Premises


     A new in-ground hydrant fueling system is to be constructed for use by aircraft on both the existing Concourse C and the new Concourse D. This system will be fed from tank farm facilities to the south of the Taxilane J extension. The diagram on the following page is attached for the purpose of generally depicting the proposed location of the Hydrant Fueling System Special Premises.

                           Exhibit C

                     Cost Allocation Policy

GARB-Related Costs

     - All costs associated with the connector tunnel between Concourses C & D, including its vertical transportation components, moving sidewalks, structure, mechanical, electrical, and plumbing systems, and architectural fit-up

     - All site and ramp costs for the area five feet outside of the Concourse D building perimeter (concourse-level floor plate projected downward) and beyond

     - Costs of constructing and installing utilities in that area which is five feet outside of the Concourse D building perimeter (concourse-level floor plate projected downward) and beyond

     - Costs of relocating underground utilities in public areas or preferential use areas

     - Within the footprint of Concourse D, all costs associated with non-exclusive spaces, such as:

     -  All retail and concession areas

     -  Certain building support areas/systems

        -  Public toilet rooms
        -  Public circulation
        -  Drive-through lanes (2)
        -  Drive-through triturator

     - All costs associated with the permanent rental car relocation

     - All costs associated with the outbound bag room, bag claim and security check point expansion in the Terminal Building

Bond-Related Costs

     - All site and ramp costs of the area extending from the face of the Concourse D building at ramp level (note five-foot overhang of concourse level) to a point 10 feet outward

     - Costs of constructing and installing utilities in Airline's Concourse D leasehold, including costs of constructing and installing utilities in the area extending from the face of the Concourse D building at ramp level to a point 10 feet outward

     -  All costs associated with the Hydrant Fueling System
        Special Premises and the Deicing Pad Special Premises ("Pad
        2")

     -  All costs associated with the airline lounge ("Presidents
        Club") on Concourse C

     - Within the footprint of Concourse D, all costs associated with exclusive use spaces, such as:

     -  Airline operations areas:

        -  Ramp control tower
        -  Dedicated communications rooms
        -  Jetbridges and other equipment
        -  Cart staging
        -  GSE parking

     -  Airline passenger facilities:

        -  Holdrooms
        -  Ticketing areas
        -  Service centers

     - Site preparation costs associated with the interim relocation of rental car facilities for which Airline shall not receive reimbursement from other sources of funds

GARB-Related/Bond-Related Mixed Costs

- All Costs of the Facilities not directly allocable to GARB-related costs or Bond-related costs in accordance with the foregoing provisions of this Cost Allocation Policy shall be allocated as follows:

     -  Concourse D
           64.58% to Bonds
           35.42% to GARBs
           (based on the ratio of exclusive use square footage (103,460 square feet) to non-exclusive use/non-"shared" square footage (56,753 square feet, representing 75,779 square feet of non-exclusive use space minus 19,026 square feet of "shared" building support systems space -
           - see below))

     -  Ground Service Equipment Paving
           09.23% to Bonds
           90.77% to GARBs
           (based on the ratio of square footage under the Concourse D building and within five feet outside of the Concourse D building perimeter (concourse-level floor plate projected downward) (10,860 square feet) to the square footage more than five feet outside of the Concourse D building perimeter (106,740 square feet))

     -  Site Paving
           00.91% to Bonds
           99.09% to GARBs
           (based on the ratio of square yardage within five feet outside of the Concourse D building perimeter (concourse-level floor plate projected downward) (1,200 square yards) to the square yardage more than five feet outside of the Concourse D building perimeter (131,100 square yards))

     -  Direct Costs
           38.59% to Bonds
           61.41% to GARBs
           (based on the ratio of the Bond-related portions of the 1997 Concourse Expansion Budget ($52,812,093) to the GARB-related portions of said Budget ($84,034,642); the parties agree that these percentages are subject to change to reflect Bond-funded items not listed on the 1997 Concourse Expansion Budget (Exhibit I))

     -  Building Support Systems for Concourse D
           Costs of certain elevators, fire stairs and dedicated egress, MEP systems distribution, and dumpster locations shall be allocated according to the percentages specified under "Concourse D" above. The diagrams on the following two pages depict the location of the 19,026 square feet of "shared" building support systems space subject to such allocation.

    -  Relocation of Utilities within Exclusive Leased Areas
           50.00% to Bonds
           50.00% to GARBs

                           Exhibit F

             Maintenance and Repair Responsibilities



Responsibility                 Definition or          Responsible
Center                         Reference Item         Party

Air Conditioning/Heating:      1 a to h               City
  Central System               1 i                    City

  Air Distribution             2 a to g to lease line  City
                               2 a & b within         City
                               leasehold
                               2 c to g within        Airline
                               leasehold

  Domestic Hot Water;          3 a & b to lease line  City
  Circulating Hot              3 a & b within         Airline
  Water Heat; Chilled Water    leasehold
  Distribution System

  Temperature Controls which   4 a to e to lease line  City
  includes:                    4 a to e within        Airline
                               leasehold

Water & Sewerage:
  Main & Rough-In Lines        to lease line          City
                               within leasehold       City
  Fixtures                     to lease line          City
                               within leasehold       Airline
  Rough-In Stoppages (which
  may include use of diagnostic
  cameras to identify
  such stoppages)                                     City
  Fixture Stoppages                                   Airline

Storm Drains                   to lease line          City
                               within leasehold       City

Power Supply:
  Line side                                           City
  Main Feed                                           City
  Circuit Panels               to lease line          City
                               within leasehold       Airline

Fire Protection System         5 a, c, e              City
                               5 b, d                 Airline
Building Structure
  Interior                     6 a to g to leasehold  City
  Interior                     6 a to g within
                               leasehold              Airline
  Exterior                     6 a, e, f              Airline
  Exterior                     6 b, c, d, g, h        City

Cleaning                       7 a to j within
                               leasehold              Airline

Extermination                  within leasehold       Airline

Window Washing
  Interior                     within leasehold       Airline
  Interior                     to lease line          City
  Exterior                     within leasehold
                                 (ramp level)         Airline
  Exterior                     within leasehold
                                 (boarding level)     City
  Exterior                     to lease line          City

Loading Bridges/Mech Systems   8 a & b                Airline

Electrical
  Interior                     9 a to g within
                               leasehold              Airline
  Interior                     9 a to g to lease
                               line                   City
  Exterior                     9 a, d, f              City
  Exterior                     9 b to lease line      City
  Exterior                     9 b, c, e within
                               leasehold              Airline
  Exterior                     9 g                    Airline

Plumbing & Fixtures
  Within leasehold             10 a to f              Airline
  Public Area                  10 a to f              City

Preferential Ramp & Apron      11 a to e, g, h        Airline
                               11 f, i                City

Security Access Points and
Associated Controls            12 a within leasehold  Airline
                               12 b                   City

Environmental                  13 a to d              Airline

Miscellaneous
  Public Address System        14 a                   City
  F.I.D.S.                     14 b                   Airline
  Airline Finishes
    & Improvements             14 c                   Airline
  Elevators/Escalators         14 d                   City
  Speedwalks                   14 e                   City
  Stairwells                   14 f                   Airline
                               14 g                   City
  Triturator                   14 h                   City

                  DEFINITIONS AND REFERENCES


1.   Air Conditioning/Heating

     Central Systems within apron-level mechanical rooms which serve public areas and Airline leasehold within the terminal which includes:

        a.  Air Handlers
        b.  Heating and Ventilating Units
        c.  Exhaust Fans
        d.  Perimeter/Reheat Convertor Systems
        e.  Pneumatic Compressors and Filtration Systems
        f.  High/Low Pressure Reducing Stations
        g. Circulating Hot Water Heat and Condensate Distribution System from Valve Room II to Penthouse Mechanical Rooms
        h. Chilled Water Supply and Return from Valve Room II to Penthouse Mechanical Rooms
        i. Heating and ventilating units, unit heaters, exhaust fans and associated controls, both electric and pneumatic, which serve exclusive use premises

2.   Central Systems Air Distribution which includes:

        a. Supply, return and exhaust duct work in ceiling space of tenant areas
        b. Associated hardware with duct work such as: Volume dampers and diverting vanes
        c. Repair and cleaning of all ceiling diffusers for supply, return and exhaust air
        d.  Balancing of system
        e. Air distribution as listed above on zones off existing systems back to the main supply air duct and return air duct
        f.  Cleaning of coil face annually
        g.  Associated dampers, linkage filters and motors (Mixed
            Boxes)

3.   Domestic Hot Water, High Pressure Steam, Chilled Water
     Distribution Systems:

        a. Associated piping, valves and strainers back to the main supply and return connection
        b. All pipe covering in ceiling back to the main supply and return connections

4.   Temperature Controls which include:

        a. All thermostats pneumatic or electric maintenance and calibration
        b.  All wiring and pneumatic control tubing from
            thermostats to operating device to ceiling
        c.  Pneumatic control and electric control valves,
            including diaphragms, valve stem and seat
        d. Thermostats and maintenance and repair of other unit heaters
        e. All temperature controls and associated systems listed above connecting to existing systems back to the main connections

5.   Fire Protection System

        a.  Sprinklers
        b.  Fire Hoses
        c.  Fire Alarms
        d.  Fire Extinguishers
        e.  Hydrants

6.   Building Structure

     Interior
        a.  Maintenance and repair of walls and columns such as
            painting, plastering, wall papering and cove base
        b.  Maintenance and repair of metal and wooden doors and
            associated hardware such as hinges, door knob assemblies, locks and latch assemblies
        c. Maintenance and repair of any glass panels or door glass
        d. Maintenance and repair to plaster, dropped or metal ceilings and associated framework
        e. Maintenance and repairs to ceramic tile, wooden and carpeted floors
        f.  Maintenance, repairs and cleaning of signs
        g. Maintenance and repair of ticket counters and holdroom furniture/fixtures

     Exterior:
        a. Painting, maintenance and repair of exclusive area such as overhead doors, window and door frame work
        b.  Caulking of walls, windows, panels and framework
        c. Masonry and carpentry repairs to architectural facades or building skin
        d.  Roof drains to remain free of debris
        e. All attached enclosures such as canopies and conveyor housing
        f.  Maintenance, repairs and cleaning of tenant signs
        g.  Cleaning and repairs to glass
        h.  Roof maintenance

7.   Cleaning

        Cleaning of demised premises which includes:
        a.  Walls
        b.  Ceilings
        c.  Floors
        d.  Windows
        e.  Fixtures
        f.  Furniture
        g.  Ceiling Diffusers
        h. Trash Removal including dumpsters in accordance with City specifications
        i.  Equipment storage areas
        j.  Holdroom areas

8.   Loading Bridges/Mechanical Systems
        a.  Daily maintenance and repair of loading bridges.
            Maintenance and repair of mechanical support equipment, including inbound and outbound baggage conveyor systems, scales, etc., by acceptable contractor or by Airline's maintenance personnel.
        b.  ADA-required lift for jetways/commuter walkways

9.   Electrical
        Interior:
        a.  Cleaning of fixtures and shades
        b.  Replacement of burnt bulbs
        c.  Replacement of burnt ballasts and starters
        d.  Repairs to wall outlets and wall switches
        e.  All associated wiring within Airline's space
        f.  Replacement of burnt bulbs and ballast for signs
        g.  Airline installed panels

        Exterior:
        a. Maintenance, repairs and cleaning of perimeter flood, apron and obstruction lighting and associated wiring and conduit
        b. Maintenance and repairs to weatherproof outlets, electrical panels, transformers, local disconnects and associated wiring and conduit
        c.  Maintenance and repairs to luminated tenant signs
        d.  Fixed pole ramp lighting
        e.  Ground power system
        f. Electrical panels and transformers for public areas and fixed pole ramp lighting
        g.  Tenant-installed lighting

10.  Plumbing

        a. All water closets, lavs, urinal and associated piping and hardware such as flushometers, faucets and soap dispensers
        b.  Sanitary napkin dispensers
        c.  Towel dispensers and trash containers
        d. Partitions and hardware such as hinges, door latch assembly and coat hooks
        e. Water fountains piping and refrigeration compressors and controls
        f. Floor drains are to have proper catch basin with strainer to keep drain free of debris

11.  Preferential Ramp and Apron

        a. Daily FOD inspection and removal of debris, grease, oil, fuel or other foreign material on ramp or apron areas
        b. Cleaning with degreasing solvent on a routine basis consistent with usage
        c. Maintenance and repairs to bumpers, rails or other guides
        d. Striping for parking of aircraft and ground equipment in accordance with approved City procedures
        e. Ramp and apron drains to be cleaned of debris on a scheduled basis
        f.  Minor pavement repairs
        g.  Sweeping
        h.  Snow removal, ice removal, and sanding
        i. Operation and maintenance of snow melters; structural pavement repairs and rehabilitation

12.  Security Access

        a. Door hardware, i.e.: latches, locksets, hinges, closures, door frames, thresholds and panic hardware
        b. All electronic components i.e.: card reader, keypad, push buttons, audio visual units, door strikes and magnetic locks

13.  Environmental Health and Safety

        a.  Storage Tank Systems (if applicable)

            1. Maintenance, testing, management, removal and remediation, (if required), compliance with regulations and associated documentation for any storage tanks located on leased premises including responsibility for releases and remedial actions

            2. Compliance with all applicable Federal, State, and City Rules and Regulations

        b. Oil, gas, grease, sand, and any other similar interceptors and or separators (if applicable)

            1. Required maintenance and associated documentation to ensure efficient operation and proper disposal of any residual per applicable regulations

        c. Spill Prevention and Control Countermeasures (SPCC) (if applicable)

            1. Maintenance of and compliance with a current certified SPCC Plan, which is reviewed annually and updated and re-certified by a professional engineer every 3 years

            2.  Reporting of releases which exceed Reportable
                Quantities to appropriate Federal and State
                Agencies and City personnel

        d.  Environmental Health and Safety

            1. Compliance with all applicable Federal, State and City Regulations including LSP Services pertaining to all environmental health and safety issues

14.  Miscellaneous

        a.  Maintenance of existing public address system
        b. Maintenance of tenant's flight information display systems (F.I.D.S.)
        c.  Airline installed finishes and improvements
        d.  Maintenance of elevators/escalators
        e.  Speedwalks
        f.  Stairwells leading to exclusive use premises (4)
        g. Stairwells leading to mechanical room used by City or freight elevator used by City and Airline (2 -- col. lines 7.1 and 8, and 21 and 21.9)
        h.  Triturator

                           Exhibit G

                    Equal Opportunity Clause


                    (Section 187.11(B) C.O.)

     During the performance of this contract, the contractor agrees as follows:

     1. The contractor shall not discriminate against any employee or applicant for employment because of race, religion, color, sex, sexual orientation, national origin, age, disability, ethnic group or Vietnam-era or disabled veteran status. The contractor shall take affirmative action to insure that applicants are employed and that employees are treated during employment without regard to race, religion, color, sex, sexual orientation, national origin, age, disability, ethnic group, or Vietnam-era or disabled veteran status. As used herein, "treated" means and includes without limitation the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship, promoted, upgraded, demoted, downgraded, transferred, laid off and terminated. The contractor agrees to and shall post in conspicuous places, available to employees and applicants for employment, notices to be provided by the hiring representatives of the contractor setting forth the provisions of this nondiscrimination clause.

     2. The contractor will, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that the contractor is an equal opportunity employer.

     3. The contractor shall send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract, or understanding, a notice advising the labor union or worker's representative of the contractor's commitments under the equal opportunity clause, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

     4. It is the policy of the City that business concerns owned and operated by minority persons and/or women shall have every practicable opportunity to participate in the performance of contracts awarded by the City.

     5. The contractor shall permit access by the Director or his designated representative to any relevant and pertinent reports and documents to verify compliance with the Business Enterprise Code, and with the regulations of the Office of Equal Opportunity. All such materials provided to the Director or his designated representative by the contractor shall be considered confidential.

     6. The contractor will not obstruct or hinder the Director or his designated representative in the fulfillment of the duties and responsibilities imposed by the Business Enterprise Code.

     7. The contractor agrees that each subcontract will include this Equal Opportunity Clause, and the contractor will notify each subcontractor, materialman and supplier that the subcontractor must agree to comply with and be subject to all applicable provisions of the Business Enterprise Code. The contractor shall take any appropriate action with respect to any subcontractor as a means of enforcing the provisions of the Code.

                           Exhibit H

                         Blacklined MOU

     MEMORANDUM OF UNDERSTANDING FOR PROPOSED EXPANSION OF
      CONTINENTAL AIRLINES FACILITIES AT CLEVELAND HOPKINS
                      INTERNATIONAL AIRPORT

                         March 26, 1997


The City of Cleveland ("City") and Continental Airlines, Inc. ("CAL") propose the following business terms as a framework for the preparation of definitive agreements covering the design, financing, construction, and operation of the proposed program for the expansion of CAL's facilities ("CAL's CLE Program") at Cleveland Hopkins International Airport ("Airport"). This Memorandum of Understanding shall be binding upon the parties after approval by Cleveland City Council and by CAL's Board of Directors. It is the intention of the parties to engage in good faith negotiations leading to the execution of such definitive agreements consistent with this Memorandum of Understanding.

No tax abatement or General Fund monies of City shall be utilized to provide funding for CAL's CLE Program. However, the parties acknowledge that CAL has obtained commitments for, and expects to receive, incentives for CAL's CLE Program from various state and local programs as described in Attachment A attached hereto.

I.   DESCRIPTION OF PROPOSED EXPANSION OF CAL FACILITIES

A.   CAL'S CLE PROGRAM

1. "CAL's CLE Program" shall consist of the following project elements:

     a. Construction of a new regional jet concourse, currently denominated as Concourse D (including a connector tunnel with moving walkways between existing Concourse C and Concourse D);

     b. Aircraft ramp expansion;

     c. Improvements to existing Concourse C, including President's Club, holdroom expansion, jetbridge reconfiguration, reconfigurations and improvements of ramp level operations areas, vertical access to the connector tunnel to Concourse D, utility work and any other improvements to Concourse C mutually agreed upon by CAL and City (collectively, the "Expansion Premises");

     d. Rental car facilities relocation (interim and permanent);

     e. New employee parking lot;

     f. Deicing pads;

     g. Hydrant fuel system and pits for Concourses C and D; and

     h. Construction of such other improvements as mutually may be agreed upon by CAL and City.

     A more detailed description of CAL's CLE Program is provided in Attachment B attached hereto and incorporated herein by this reference.

B.   REGIONAL JET LINE MAINTENANCE BASE

1. In addition to the elements of CAL's CLE Program described above, City and CAL agree that CAL shall locate a regional jet line maintenance base at the Airport based upon (and subject to CAL's actually receiving the satisfactory approvals for and funding of the various incentive programs as described in) the agreements and representations set forth in the two letters between Kenneth G. Silliman, Executive Assistant, Development, Office of the Mayor of the City, and Holden Shannon, Staff Vice President, Corporate Real Estate and Environmental Affairs of CAL, dated March 25, 1997 and March 26, 1997, which are attached hereto as Attachment C and incorporated herein by this reference. Provided that the conditions set forth in this Section I.B. are satisfied and CAL and City enter into appropriate definitive agreements in a timely manner (a) such regional jet line maintenance base shall be established no later than December 31, 2000, subject to force majeure and/or regulatory delays, and (b) City shall have the right to obtain specific performance of CAL's obligation so to establish such regional jet line maintenance base at the Airport, CAL hereby acknowledging that in the event CAL breaches this obligation City shall have no adequate remedy at law.

2. Notwithstanding the foregoing, CAL and City agree that the establishing by CAL of such regional jet line maintenance base at the Airport also is subject to the mutual agreement of CAL and the City as to the location thereof, whether within the existing United Hangar or within a new facility to be constructed on another mutually agreeable site located on Airport property east of the Airport runways. The availability of the existing United Hangar for such purpose, and the duration of any such availability, shall be determined by the joint ingress/egress study described in Section II.A.2.c. below. Any such new facility shall be designed and constructed by CAL, which activities shall be subject to reasonable City approvals.

3. In the event that the existing United Hangar is to be utilized for the regional jet line maintenance base, a long-term exclusive use lease for such facility shall be negotiated in good faith by City and CAL; provided, however, that such lease shall be subject to cancellation if during the term thereof City demonstrates a need to utilize the site of the United Hangar for improvements required for efficient Airport operations and provides to CAL on mutually agreeable terms a mutually agreeable site located east of the Airport runways for construction of a new facility for the regional jet line maintenance base. The costs associated with converting the United Hangar for use as the regional jet line maintenance base shall be financed in a manner mutually agreed upon by CAL and City.

4. In the event that a new facility is constructed for the regional jet line maintenance base, a long-term exclusive use lease for such facility shall be negotiated in good faith by the City and CAL, and the costs associated with such facility (other than typical landlord costs, including without limitation utilities, which shall be financed with GARBs (as hereinafter defined)) shall be financed with SRBs (as hereinafter defined).

C.   JOB CREATION

1. CAL estimates that its City-based work force will increase by the equivalent of approximately 524 full-time jobs over the next five years as CAL adds employees to support the increased flights which will be accommodated by the new regional jet concourse and staffs the regional jet line maintenance base. The foregoing estimate is based upon the following approximate numbers of new employees being required: 240 in flight operations, 100 in in-flight, 100 in customer service, 50 in aircraft maintenance, 25 in catering, 5 in facilities maintenance, 2 in management and 2 in clerical services. In the event that the foregoing estimated numbers of jobs are not actually achieved, there shall be a commensurate reduction, in the manner set forth in the letter from Kenneth Silliman to Holden Shannon attached hereto as Attachment C, in the incentives provided to CAL, but the same shall not constitute a default by CAL hereunder or entitle City to exercise any other remedy.

II.  AIRPORT LAYOUT PLAN ("ALP") AND 5-YEAR CAPITAL IMPROVEMENT
     PROGRAM ("CIP")

A.   CAL SUPPORT

1. CAL is in support of the ALP which the City submitted to the FAA in 1996, with the exception of any improvements to support expansion of commercial air service at Burke Lakefront Airport. However, it is understood that CAL's support for the ALP extends only to FAA coordination. CAL does not at this time commit to majority-in-interest ("MII") support for the ALP except for those items outlined below.

2. The CIP is appended hereto as Attachment D-1. CAL commits its MII endorsement for the implementation and financing of the following projects comprising a portion of the CIP, which endorsed projects are described in Attachment D-2 appended hereto:

     a. New 6,450' runway and associated environmental and site development construction related to the runway project.

     b. After completion of the foregoing 6,450' runway, a runway extension mutually agreed upon by CAL and City sufficient to provide nonstop commercial service between the Airport and the Pacific Rim, and associated environmental and site development construction related to the runway extension. The parties will mutually agree upon which runway shall be so extended and the exact length of such extension.

     c. Vehicle ingress and egress for the terminal building as mutually agreed upon by City and CAL, subject to CAL's approval of the project costs (which approval shall not be unreasonably withheld) and the results of a joint ingress/egress study which currently is underway.

     d. CAL's CLE Program (as described in Section I.A. above).

     e. Permanent rental car facilities relocation, provided that the City intends to obligate the rental car companies or the third-party tenant or other users of such facilities to pay for all reasonably assignable project costs in connection therewith; all such project costs which are not reasonably assignable to such parties shall be assigned to the Airport's parking and roadway cost center. However, CAL shall actively participate and provide input in the discussions regarding the rental car facilities relocation project.

     f. Those other CIP projects which are listed on Attachment
        D-2.

     Such MII endorsement by CAL is conditioned upon (i) the costs of the foregoing projects not exceeding one hundred ten percent (110%) of the costs thereof set forth in the CIP, and
     (ii) City exercising in good faith its best efforts to maximize the level of Airport Improvement Project ("AIP") funds available to fund those projects which are eligible for AIP funding (which AIP funds City currently contemplates will be in an amount equal to the lesser of fifty percent (50%) of the costs of such projects or the maximum level of funding for which the particular project element is eligible); provided, however, that (A) CAL shall support City's applications to obtain such AIP funding, and (B) if City exercises in good faith such best efforts but is unable to achieve such levels of AIP funding, CAL's MII endorsement set forth above shall not be affected, the same shall not constitute a default by City hereunder and CAL shall not be entitled to exercise any other remedy.

3. In addition to AIP funds, City shall reasonably maximize the level of Passenger Facility Charges available to fund a portion of the costs of the projects included in the CIP, subject to the reasonable operational and capital needs of the Airport.

B.   COORDINATION WITH CITY ON CAL'S CLE PROGRAM

1. On the basis of the description of CAL's CLE Program contained in Attachment B hereto, the elements of CAL's CLE Program described therein have been coordinated with the City to ensure that they can be accommodated within the City's overall long-term development plan for the Airport, and the City acknowledges that, subject to any required federal or state governmental approvals, they can be so accommodated.

2. Any material revision(s) to such project elements of CAL's CLE Program shall require City approval, which approval shall be delivered on a timely basis (consistent with the construction schedule and the approval process for plans and specifications outlined in Section IV.E. below) and shall not be unreasonably withheld, conditioned or delayed.

C.   GENERAL

1. CAL agrees to work cooperatively and reasonably with City to evaluate the other projects in the CIP, including but not limited to wastewater treatment as part of the Airport-wide deicing, glycol collection and treatment project (subject to CAL's approval of the project costs and scope).

2. CAL shall support the City's proposed Settlement Agreement with the City of Brook Park once final costs are determined and deemed acceptable to CAL in its reasonable discretion as they affect Airport rates and charges; provided, however, that such pledge of support by CAL is conditioned upon (a) the Settlement Agreement which is the subject of Ordinance No. 203-97 pending before City Council receiving final approval prior to November 1, 1997, or (b) a settlement agreement substantially similar to the above-described Settlement Agreement subsequently being entered into and finalized.

III. FINANCING ARRANGEMENTS FOR CAL'S CLE PROGRAM

A.   UPFRONT FUNDING OF PROGRAM COSTS

1. Because CAL's CLE Program is proceeding on an expedited basis, CAL will be responsible, subject to being reimbursed in the manner set forth in this Memorandum of Understanding, to provide the upfront funding for the implementation of CAL's CLE Program.

B.   PERMANENT FINANCING OF PROGRAM COSTS

1. Notwithstanding the fact that CAL is providing the upfront funding therefor as described above, CAL and City agree that the costs of CAL's CLE Program (including all costs of compliance with environmental requirements, other than any remediation or clean-up costs, allocable to each project element) ultimately are to be financed with a combination of tax-exempt Special Revenue Bonds ("SRBs"), General Airport Revenue Bonds ("GARBs"), and City/third-party tenant funds, as follows:


Project Element                      CAL   GARBs   City, Third-
                                     SRBs          Party Tenant
                                                   or Other

Concourse D exclusive CAL leased
premises                             X
Concourses C and D concession and
public areas (including connector
tunnel)                                    X
Utilities to leaseline for CAL's
CLE Program                                X
Aircraft ramp construction                 X
Concourse C Expansion Premises       X
Interim rental car facilities
relocation                                         X
Permanent rental car facilities
relocation                                 X       X
New employee parking lot                   X
Deicing pads                         X
Hydrant fueling system and pits      X

2. City has introduced an inducement resolution to City Council to provide for the reimbursement to CAL for its eligible upfront financing costs from the proceeds of SRBs and GARBs. City and CAL currently contemplate passage of such resolution by April 7, 1997. In any event, City agrees to take all reasonable steps necessary to protect for reimbursement out of the tax-exempt GARB or SRB proceeds, as applicable, all eligible funds expended by CAL with respect to CAL's CLE Program. If such inducement resolution is not passed by June 2, 1997, or if such eligible funds expended are not so protected, CAL shall have the right to terminate this Memorandum of Understanding, in which event the provisions of
     Section VII.B.3. below shall apply.

3. City shall work cooperatively with CAL to issue SRBs in accordance with CAL's scheduling needs to finance and reimburse CAL's upfront and other project expenditures in connection with those elements of CAL's CLE Program which are intended to be funded by SRBs as set forth in this Section III.B. CAL shall have the financial responsibility to pay debt service on such SRBs.

4. In the event that City shall fail to take any action reasonably necessary to cause the SRBs to be issued by the date which is six (6) months following CAL's written request for such bonds to be issued, despite CAL having taken reasonably in advance of such date all actions necessary on its part in connection with such bond issuance, and provided that CAL shall not then be in default under this Memorandum of Understanding as described in Section VII.A.1. below, CAL shall have the right to terminate this Memorandum of Understanding, in which event the provisions of Section VII.B.3. below shall apply.

5. The SRBs will not be secured by any assets of City, and the SRB issuance shall be subject to the following constraints:

     Bond Amount: An amount sufficient to cover all eligible costs associated with those elements of CAL's CLE Program which are intended to be funded by SRBs as set forth in this Section
     III.B., but not to exceed $225 million.

     Term: The maximum maturity permitted by federal tax law requirements and the length of the terms of the applicable leases set forth in Section V below.

6. In the event the cost to complete those improvements constituting a portion of CAL's CLE Program which are intended to be financed with SRBs hereunder exceeds that portion of the net proceeds of the SRBs which is available to be utilized for such improvements, at CAL's request CAL and City shall work cooperatively and reasonably to issue additional SRBs (to the extent legally permissible) to complete those portions of CAL's CLE Program. If additional SRBs cannot be issued, CAL and City shall work cooperatively to reduce the scope of those elements of CAL's CLE Program which are to be funded by SRBs (the plans and specifications for which scope reduction shall be prepared and submitted by CAL for City's approval in accordance with Section IV.E. below) so that the same may be completed within the net proceeds of the SRBs or to reach another mutually acceptable course of action.

7. In the event the cost to complete those improvements constituting a portion of CAL's CLE Program which are intended to be financed with GARBs hereunder exceeds that portion of the net proceeds of the GARBs which is available to be utilized for such improvements, CAL and City shall work cooperatively and reasonably to agree upon a supplemental financing plan (based upon a mutually agreed revised budget) involving issuance of additional GARBs (to the extent legally permissible) or other funding sources (other than SRBs or CAL credit) to complete those portions of CAL's CLE Program. If no such supplemental financing plan can be implemented, CAL and City shall work cooperatively to reduce the scope of those elements of CAL's CLE Program which are to be funded by GARBs (the plans and specifications for which scope reduction shall be prepared and submitted by CAL for City's approval in accordance with Section IV.E. below) so that the same may be completed within the available net proceeds of the GARBs or to reach another mutually acceptable course of action.

8. The principal of, interest on, and any premiums associated with the SRBs shall not be payable from any funds of City.

9. City and CAL will negotiate in each such party's reasonable discretion mutually agreeable terms regarding the financial structure of the SRBs. Without limiting the foregoing, City and CAL will work cooperatively to structure the SRB financing so as to minimize the bond interest rates and provide for reletting and other provisions that are consistent with current market practices and City's operating needs.

10. City will be reimbursed from the proceeds of the SRBs for its actual, reasonable out-of-pocket and direct dedicated labor costs (for up to 10 full-time dedicated employees) to the extent related to the issuance of the SRBs and the implementation of those portions of CAL's CLE Program which are to be funded by SRBs hereunder, including legal, construction inspection and other consultant fees, all as documented by City and provided to CAL; provided that City will request such reimbursement from the SRB proceeds only to the extent that such costs are directly associated with such portions of CAL's CLE Program. CAL will be reimbursed from the proceeds of the SRBs for all costs and expenses of whatever nature which legally may be financed by tax-exempt SRBs relating to those portions of CAL's CLE Program which are to be funded by SRBs hereunder.

     CAL will be reimbursed from the proceeds of the GARBs for its actual out-of-pocket expenses and direct dedicated labor costs (for up to 10 full-time dedicated employees) to the extent related to those portions of CAL's CLE Program which are to be funded by GARBs hereunder.

     City and CAL each shall be entitled to conduct reasonable audits of the other party's costs and expenses described in this Section III.B.10.

11. Continuing disclosure obligations on SRBs with respect to CAL and its operations will be CAL's responsibility. CAL shall pay arbitrage rebate amounts with respect to the SRBs to the extent required by law.

12. City shall authorize the GARBs contemplated hereby to be offered for sale no later than October 31, 1997, subject to timely MII approval and execution by CAL and City of any applicable special facilities leases, and shall take all steps reasonably necessary to cause the timely issuance thereof to occur. CAL shall provide such information with respect to the cost of CAL's CLE Program as reasonably shall be required in order for City to issue the GARBs, including a budget to be submitted by CAL and approved by City, which approval shall not be unreasonably withheld, conditioned or delayed.

13. CAL will select an underwriter for the issuance of SRBs with such selection being coordinated with (but not expressly subject to the approval of) City. City will select an underwriter for the issuance of GARBs with such selection being coordinated with (but not expressly subject to the approval of) CAL.

14. City will select bond counsel for the issuance of SRBs with such selection being coordinated with (but not expressly subject to the approval of) CAL. CAL shall retain its own company counsel for the issuance of the SRBs.

15. All improvements financed with GARBs and SRBs will be the property of City upon completion of construction, but CAL shall have the use rights thereto set forth in this Memorandum of Understanding. CAL will not take depreciation deductions on such improvements financed with tax-exempt debt.

16. City shall have the right, on terms acceptable to City and CAL in their respective reasonable discretions, to purchase from CAL the rights to CAL's hydrant fueling system if City incorporates the same into a larger fuel distribution system for the Airport, in which event CAL shall pay for its fair share of such larger system based upon system cost and use. CAL shall not be obligated to participate in any manner in the cost of a hydrant fueling system for Concourse A and/or Concourse B unless City shall so purchase CAL's hydrant fueling system and incorporate it into such a larger system.

C.   REIMBURSEMENT OF CAL

1. City will reimburse CAL for CAL's upfront expenditures, in accordance with Section III.B. above, within 60 days of the applicable bond issuance.

2. With respect to those portions of CAL's CLE Program which are to be funded by GARBs, such reimbursement of CAL's upfront expenditures shall, regardless of the actual date of issuance of the GARBs, occur no later than December 31, 1997. If such reimbursement of CAL is not made by December 31, 1997, and provided that CAL is not then in default under this Memorandum of Understanding as described in Section VII.A.1. below, CAL shall have the right to terminate this Memorandum of Understanding, in which event the provisions of Section VII.B.3. below shall apply. Nothing in this paragraph shall diminish City's obligation to issue GARBs or SRBs for CAL's CLE Program.

3. After the issuance of the GARBs, CAL shall be reimbursed for its ongoing costs and expenses relating to those portions of CAL's CLE Program which are to be funded by GARBs hereunder, consistent with approved plans and specifications submitted by CAL pursuant to Section IV.E. below and any budgets agreed upon by City and CAL from time to time, within 30 days of submission of invoices to City's Director, Department of Port Control and to Project Counsel at the addresses set forth in
     Section VIII below. Each such invoice shall be accompanied by documentation reasonably sufficient to support the applicable expenditures(s) and the allocation thereof to the GARB proceeds.

4. After the issuance of the SRBs, CAL shall be reimbursed for its ongoing costs and expenses relating to those portions of CAL's CLE Program which are to be funded by SRBs hereunder upon submission of invoices to the Trustee.

5. For all contracts related to CAL's CLE Program which are to be funded through a combination of SRB's and GARB's, the City and CAL shall mutually agree upon an appropriate allocation of costs. This methodology shall reflect the respective costs of construction for each particular area. Upon completion of CAL's CLE Program, CAL shall perform an accounting with respect to all such allocation matters.

6. CAL and City each shall have the right to reasonably review the books and records of the other party relating to the various costs described in this Section III which are to be reimbursed from GARB proceeds (including the allocations described in Section III.C.5. above), provided that no such review shall delay the construction schedule or unreasonably delay the receipt by CAL of reimbursement payments from the proceeds of the GARBs or the SRBs.

IV.  COORDINATION, DESIGN AND CONSTRUCTION OF CAL'S CLE PROGRAM

A.   ENVIRONMENTAL COMPLIANCE

1. City and CAL will coordinate to obtain any legally necessary environmental approvals, which may include the following (the financial responsibility for these costs to be allocated in accordance with Section III.B. above):

     a. An employee parking lot relocation air quality study shall be contracted for by CAL but coordinated closely with and submitted to the appropriate governmental agencies by City;

     b. A permanent rental car facilities relocation air quality study shall be contracted for by CAL but coordinated closely with and submitted to the appropriate governmental agencies by City;

     c. A Concourse D air quality study (along with any other legally required environmental studies) and an environmental assessment, if required, shall be contracted for by CAL but coordinated closely with and submitted to the appropriate governmental agencies by City; and

     d. An ALP update will be contracted by City (but closely coordinated with CAL) and submitted to the FAA by City.

2. Upon mutual agreement on scope and cost, CAL will participate in the Airport-wide glycol collection and treatment program. City is currently working on, and is responsible for coordinating with Ohio EPA to define, an acceptable program within the consent decree imposed on the Airport by Ohio EPA. City will work cooperatively and reasonably with CAL to define a solution to CAL's operating plans as soon as practicable within the context of the Airport-wide glycol collection and treatment program.

3. Notwithstanding anything herein to the contrary, CAL shall not be responsible for any environmental contamination discovered in connection with CAL's CLE Program to the extent that the presence of the material resulting in the environmental contamination was not caused by CAL's acts. City shall as soon as reasonably practicable remediate any such environmental contamination and charge the costs thereof to the appropriate Airport cost center (e.g., to the cost center for the rental car companies if the contamination relates to a rental car site). In such event City shall exercise, promptly and in good faith, diligent efforts to recover such costs from the party or parties responsible for such contamination and restore the same to the affected cost center.

4. City promptly shall enforce to their fullest extent all rights which City has against the rental car companies with respect to the removal of storage tanks from, and the remediation of any environmental contamination associated with, such companies' sites.

5. Notwithstanding any provision of this Memorandum of Understanding to the contrary, in the event that any of the environmental studies reveals materially adverse conditions, or if any other circumstances outside of CAL's reasonable control relating to the Airport property or the construction thereon of CAL's CLE Program are discovered, which would substantially and materially impact the cost of, or delay the scheduled completion by more than 18 months of, CAL's CLE Program, CAL shall have the right to terminate this Memorandum of Understanding and any subsequent agreements relating to CAL's CLE Program, in which event the provisions of Section VII.B.1. below shall apply.

6. Each party shall provide to the other party copies of all environmental and engineering studies, inspection reports and correspondence with state and federal governmental agencies relating to environmental matters in connection with CAL's CLE Program.

B.   FAA COORDINATION

1. CAL shall prepare Form 7460-1 (Notice of Proposed Construction or Alteration) and City shall submit the same to the FAA.

2. CAL shall prepare the FAA safety phasing plan and City shall submit the same to the FAA.

3. Upon receipt of the FAA's response to the version of the ALP which currently is under review, City shall request an update to the ALP (which update shall be consistent with CAL's CLE
     Program).

4. CAL shall contract for (and coordinate with City on) any required air quality studies, and City shall submit the same to the appropriate governmental agencies.

C.   OHIO DOT COORDINATION

1. City shall be responsible for coordinating all highway signage matters (including those relating to the rental car facilities) with Ohio DOT.

2. City or a third-party tenant, as appropriate, shall be responsible for the rental car traffic impact study.

3.   City shall be responsible for all other issues involving Ohio
     DOT.

D.   REGULATORY DELAYS

1. If any non-City regulatory delay substantially and materially impacts the cost of, or delays (or is jointly anticipated by CAL and City in the exercise of each such party's reasonable discretion to delay) the scheduled completion by more than one year (18 months in the case of any required environmental impact statement) of, CAL's CLE Program, CAL and City each shall have the right to terminate this Memorandum of Understanding and any subsequent agreements relating to CAL's CLE Program, in which event the provisions of Section VII.B.1. below shall apply.

2. Without limiting any other rights which CAL may have under this Memorandum of Understanding, if any City regulatory delay not resulting from CAL's failure to comply with this Memorandum of Understanding substantially and materially (which, for purposes of this Section IV.D.2., shall mean by 12% or more) impacts the cost of, or delays (or is anticipated by CAL in the exercise of its reasonable discretion to delay) the scheduled completion by more than one year of, CAL's CLE Program, CAL shall have the right to terminate this Memorandum of Understanding and any subsequent agreements relating to CAL's CLE Program, in which event the provisions of Section VII.B.3. below shall apply.

E.   APPROVAL OF PLANS AND SPECIFICATIONS

1. Two blueline sets and one electronic copy (in Autocad 12 Windows format) of all detailed plans and specifications for each material element of CAL's CLE Program must be submitted to City's Department of Port Control and approved by City prior to beginning construction, which approval shall not be unreasonably withheld, conditioned or delayed. City shall either approve such plans and specifications or provide specific written objections thereto within 30 days following submission. If the City shall fail so to respond within such 30 day period then, in addition to any other remedies which may be available to CAL, all aspects of such plans and specifications which are not specifically subject to the Ohio Basic Building Code shall be deemed to have been approved by City.

2. Each such submission shall include information reasonably sufficient to permit City to evaluate the impact of the proposed element on CAL's CLE Program as a whole.

3. If City does so object to such a submission by CAL, the parties shall negotiate in good faith to reach a mutually acceptable resolution within no more than 60 days of the original submission.

4. Any material revision(s) to plans and specifications which have been approved or deemed to have been approved by City shall require further City approval, which approval shall be delivered on a timely basis (consistent with the construction schedule and the process outlined in this Section IV.E.) and shall not be unreasonably withheld, conditioned or delayed.

5. City shall hire an appropriately qualified full-time individual who shall be dedicated exclusively to managing the implementation by City of CAL's CLE Program, including without limitation the City process of reviewing and responding to plans and specifications submitted by CAL. The entire salary paid by City to such individual shall be reimbursed to City out of the proceeds of the SRBs in accordance with Section III.B.10. above.

F.   AVAILABILITY OF CONSTRUCTION SITE TO CAL

1. City and CAL expect to adhere to the following schedule for the delivery to CAL of the site necessary for the construction of CAL's CLE Program:

     a. With respect to those areas which are not occupied by rental car company tenants, CAL shall have continuous access for construction purposes, subject to Section
        IV.G.3. below.

     b. With respect to those areas which presently are occupied by rental car company tenants:

            CAL shall make available the interim rental car facilities in operational condition by April 15, 1997;

            City shall cause those rental car company tenants which are to be relocated to the interim rental car facilities to vacate their existing premises by April
            15, 1997;

            City shall deliver full possession of such existing premises to CAL by May 6, 1997, with all improvements (including without limitation all aboveground and underground storage tanks) demolished and/or removed in accordance with all applicable laws (the foregoing being referred to herein as "Interim Site Availability"), and thereafter CAL shall have continuous access to those areas for construction purposes, subject to Section IV.G.3. below;

            City shall cause the permanent rental car facilities to be made available in operational condition by November 1, 1997;

            City shall cause all of the rental car company tenants which were not relocated to the interim rental car facilities to vacate their existing premises by November 1, 1997; and

            City shall deliver full possession of such existing premises to CAL by November 22, 1997, with all improvements (including without limitation all aboveground and underground storage tanks) demolished and/or removed in accordance with all applicable laws (the foregoing being referred to herein as "Permanent Site Availability"), and thereafter CAL shall have continuous access to those areas for construction purposes, subject to Section IV.G.3. below.

2. In the event that Interim Site Availability or Permanent Site Availability does not occur by the applicable date set forth in Section IV.E.1.b. above, the dates set forth in Sections IV.G.5.c. and V.E.1. below shall be extended by the number of days beyond such applicable date that it takes for such event actually to occur.

3. In the event that Interim Site Availability does not occur by the date which is 5 months following the date on which CAL makes available the interim rental car facilities in operational condition, CAL shall have the right to terminate this Memorandum of Understanding, in which event the provisions of Section VII.B.1. below shall apply. In the event that Permanent Site Availability shall not occur by June 1, 1998 (subject to (a) CAL having performed all actions required of it under this Memorandum of Understanding in connection with the permanent rental car facility, (b) force majeure, (c) non-City regulatory delays, and (d) any binding court order precluding the delivery of such site to CAL), CAL shall have the right to terminate this Memorandum of Understanding, in which event the provisions of Section VII.B.3. below shall apply.

G.   CONSTRUCTION ACTIVITIES

1. CAL will be responsible for the design and, other than the permanent rental car facilities, the construction of CAL's CLE Program, including utilities to the site and concession space. The contract which CAL enters into for the design of the permanent rental car facilities shall be assignable to City at no additional cost to City. CAL shall include in the design team for any concourse improvements which constitute a portion of CAL's CLE Program a design consultant designated by City to ensure the consistency of design with the other Airport concourses.

2. City will be responsible for the construction of the permanent rental car facilities.

3. CAL's construction activities shall not unreasonably interfere with the business operations of other tenants at the Airport without City's prior consent. Notwithstanding the foregoing, City and CAL acknowledge that the interim and permanent relocation of the rental car company tenants will by their nature necessarily result in some interference with such tenants' business operations.

4. The quality of the interior elements of CAL's CLE Program shall be at least comparable with that of the existing interior Concourse C improvements. The exterior finish of new Concourse D shall be of a quality at least comparable to that of existing Concourses A, B and C.

5. CAL will enter into construction contracts subject to the provisions of this Memorandum of Understanding and the following conditions:

     a. All construction plans and specifications will be subject to the review and approval of City in accordance with
        Section IV.E. above, which approval must be received prior to the start of construction;

     b. CAL's contractors will post such payment and performance bonds and provide such insurance coverages as shall be reasonably specified by CAL or required by applicable law; and

     c. All construction of Concourse D will be in accordance with a schedule established by CAL and coordinated with City, which schedule currently is contemplated to be consistent with the schedule set forth in Attachment E, but in no event shall Concourse D be completed later than December 31, 2000, subject to force majeure and/or regulatory delays.

6. City will assist CAL in obtaining all required building and other permits on an expedited basis.

7. City shall hire a representative/construction inspector and an accounting/audit consultant to work on CAL's CLE Program.
     Such parties shall be involved throughout construction and shall be permitted reasonable access to plans, specifications and other project information. Project progress meetings involving City's representative/construction inspector will be held on a regular basis. The cost of such parties' services shall be allocated between the proceeds of the SRBs and the GARBs in a manner consistent with this Memorandum of Understanding.

8. All construction in connection with CAL's CLE Program shall be subject to:

     a. State of Ohio prevailing wage requirements;

     b. City's MBE/FBE goals of 30% MBE and 10% FBE for design and construction contracts; provided, however, that contracts for goods and services for which there is no qualified MBE/FBE provider, as determined in consultation with City's Director of Office of Equal Opportunity, shall not be subject to such goals (based upon CAL's experience, CAL believes that contracts which will be so excluded from such goals will include, by way of example and not limitation, those for passenger loading bridges and baggage conveyor systems);

     c. The Competitive Bidding Procedures for Public and Nonpublic Areas set forth in Attachment F attached hereto and made a part hereof by this reference;

     d. City's Equal Opportunity Clause (Section 187.11 of the
        Codified Ordinances); and

     e. A City residency goal of 35% for construction new hires.

9.   With respect to utilities:

     a. CAL will construct and install all utilities required on Airport property for CAL's CLE Program, including HVAC, electrical connections, water facilities and sanitary sewer facilities;

     b. CAL will be financially responsible (subject to reimbursement from SRBs) for the costs for all utilities within its leasehold and City will be responsible for the costs to bring the utilities to the leasehold site; and

     c. CAL will be responsible for relocating all underground utilities affected by CAL's CLE Program; these costs will be paid for 100% by GARBs for any such relocation in preferential leased areas and will be paid for 50% by GARBs and 50% by SRBs for any such relocation within exclusive leased areas.

10. The cost of any modifications to facilities or building maintenance systems on Concourse C needed to accommodate Concourse D shall be funded through a combination of SRBs and GARBs and shall be allocated in accordance with Section III.C.5. above. City and CAL will mutually agree upon the standards of such improvements.

11. CAL shall indemnify and hold harmless City for all loss, cost, damage, or expense, including reasonable attorneys fees, arising out of claims for personal injury or property damage arising out of or relating in any way to the construction of CAL's CLE Program by CAL or CAL's employees, agents or contractors, except to the extent caused by the acts or omissions of City or its agents or contractors.

V.   CAL/CITY LEASE MATTERS

A.   CAL LEASED PREMISES

1.   CAL's leased premises at the Airport relating to CAL's CLE
     Program shall consist of:

     a. Existing Premises: CAL's existing Agreement and Lease (City Contract No. 38171) dated as of May 15, 1987 (as the same has been amended, the "Original Agreement") covering certain portions of the Airport (the "Existing Premises") shall remain in full force and effect and is not modified or extended by implication by this transaction.

     b. Existing Special Facilities Premises:  The Special
        Facilities Lease covering certain portions of the Airport
        (the "Existing Special Facilities") shall remain in full force and effect and is not modified or extended by implication by this transaction.

     c. Expansion Premises: The Expansion Premises to be financed by SRBs shall be leased to CAL on an exclusive basis on a term coterminous with the existing Special Facilities Lease Agreement dated as of December 1, 1989 governing certain facilities financed with Special Revenue Bonds, Series 1990 (the "Special Facilities Lease") or such shorter period as may be mandated by federal tax law.

     d. Concourse D Premises: A satellite Concourse D which will be constructed by CAL and leased to CAL on an exclusive basis (with the exception of any public areas or concession facilities), as more fully described in Section V.E. below.

     e. Other Premises: All other elements of CAL's CLE Program which are contemplated hereunder to be financed with SRBs shall be leased to CAL on an exclusive basis for the maximum lease term permitted by federal tax law.

B.   USE OF CAL'S CLE PROGRAM IMPROVEMENTS

1. Any uses permitted within the Original Agreement will be allowed under the same terms and conditions.

2. Any uses not permitted under the Original Agreement will be negotiated in good faith by CAL and City to be consistent with CAL's planned hub growth and City's reasonable need to plan and manage the Airport in a prudent manner.

3. It is understood that Concourse D will be used primarily in connection with passenger operations. Any material deviations to such primary use must first be mutually agreed upon by CAL and City.

4. Subject to the terms of this Memorandum of Understanding, City will control use of all facilities financed by GARBs;
     provided, however, that there shall be no unreasonable interference with CAL's access to or use of such facilities or in connection with CAL's access to and use of its exclusive leased areas.

C.   RENT FOR CAL'S CLE PROGRAM IMPROVEMENTS

1. Rent payable by CAL for CAL's CLE Program improvements shall consist of:

     a. "Bond Rent" for the new exclusive use facilities sufficient to pay debt service and related costs on the SRBs;

     b. with respect to Concourse D and the Expansion Premises, "Basic Rent" consistent with the rate making methodology contained in the Original Agreement; and

     c. also with respect to Concourse D and the Expansion Premises, commencing with the commencement of the term of the Concourse D lease (as described in Section V.E.1. below) a rates and charges reserve fund deposit in a manner consistent with the Special Facilities Lease (e.g., not including any SRB rent).

D.   MAINTENANCE AND REPAIR OF CAL'S CLE PROGRAM IMPROVEMENTS:

1. The division of responsibilities for maintenance and repair of the improvements resulting from CAL's CLE Program will be consistent with Airport cost allocation methods as set forth in the Original Agreement; provided, however, that in no event shall total collections from all Airport tenants (including
     CAL) for the costs thereof at any time exceed actual Airport maintenance and repair costs.

2. If maintenance and repair responsibilities arise out of CAL's CLE Program which are not covered by the Original Agreement, those responsibilities will be negotiated in good faith by CAL and City for the purpose of allocating appropriately those maintenance and repair costs among the various parties engaged in operations at the Airport.

3. CAL will be responsible for the maintenance and repair of its hydrant fueling system; provided, however, that if City elects to purchase from CAL the rights to CAL's hydrant fuel system in accordance with Section III.B.16. above CAL no longer shall be solely responsible for the ongoing maintenance and repair of such system.

E.   SPECIFIC CONCOURSE D LEASE TERMS

1. The term of the special facilities lease for Concourse D shall be 30 years from date of beneficial occupancy (in no event later than December 31, 1999, subject to force majeure, regulatory delays and the provisions of Section IV.F.2. above) or such shorter period as may be mandated by federal tax law.

2. The Concourse D lease shall provide to CAL (a) access to the aircraft apron adjacent to Concourse D on a preferential basis throughout the term of the Concourse D lease and in a manner consistent with the Original Agreement, and (b) preferential use of the new employee parking lot for so long as CAL shall continue to use it for such purpose. It is understood that CAL shall retain exclusive rights to the Concourse D gates (excluding aircraft apron) and exclusive lease areas and, so long as CAL is not in default under the Concourse D lease remaining uncured following the giving of required notices and the expiration of applicable cure periods, CAL shall not be obligated to make such gates available to any other carriers during the term of the Concourse D lease. This provision shall not include aircraft apron, with respect to which CAL shall retain preferential rights.

3. After the first 20 years of the term of the Concourse D lease, City shall have the right to alter or reconfigure Concourse D and the Expansion Premises to accommodate future Airport expansion; provided, however, that no such alteration or reconfiguration shall materially interfere with CAL's operations or CAL's rights under the Concourse D lease. Under no circumstances will any costs for such alteration or reconfiguration be paid for with any of CAL's rates and charges without CAL's express written consent.

4. If at any point after the first 20 years of the term of the Concourse D lease CAL shall fail to utilize the Concourse D jet gates at an average rate of at least 2 jet turns per jet gate per day during the preceding 12 month period, except due to events of force majeure or regulatory interruptions, City shall have the right to demolish Concourse D to accommodate future Airport expansion plans. In such event, (a) City shall assume (and fully release CAL with respect to) the obligation to pay at its sole cost the outstanding bond principal and interest on the portion of the areas to be demolished (along with any other costs arising by reason of the occupancy of such areas), and (b) CAL shall have no responsibility with respect to ongoing costs associated with the areas so demolished. However, prior to any demolition City must facilitate the relocation of CAL to replacement facilities at locations and on cost terms reasonably acceptable to CAL. Under no circumstances will the costs of the demolition be paid for by any of CAL's rates and charges without CAL's express written consent.

5. No assignment or subleasing of all or any portion of Concourse D will be permitted without the consent of City's Board of Control; provided, however, that without such consent CAL may assign its rights to any corporation into which CAL may merge or consolidate or which may succeed to all or substantially all of the business of CAL; provided further, however, that following any such permitted assignment made without the consent of City's Board of Control, the provisions of Section V.E.6. below shall become applicable. With respect to any assignment or subletting which does require consent of City's Board of Control, City's administration shall exercise its best efforts to ensure that such consent shall not be unreasonably withheld, conditioned or delayed. Consent by City's Board of Control to any assignment or subletting shall not in any way be construed to relieve CAL from obtaining such consent to any subsequent assignment or subletting otherwise requiring consent as described above.

6. If, following any assignment by CAL of Concourse D without the consent of City's Board of Control to any corporation into which CAL may merge or consolidate or which may succeed to all or substantially all of the business of CAL, such assignee shall fail to utilize the Concourse D jet gates at an average rate of at least 2 jet turns per jet gate per day during any consecutive 12 month period, except due to events of force majeure or regulatory interruptions, City shall have the right, but only within 12 months following the end of such 12 month period, to recapture such number of jet gates (each of which shall include its pro rata share of all holdrooms, loading bridges, operational support areas, and associated administrative support areas in the terminal and concourse areas, including but not limited to applicable ticket counter space) in Concourse D as will reduce the remaining number of jet gates which are subject to the Concourse D lease to a level such that there shall have been an average rate of at least 2 jet turns per such remaining jet gate per day during such 12 month period. In such event, the particular jet gates to be recaptured shall be mutually agreed upon by City and such assignee based upon the legitimate operational needs of both such parties, and such assignee shall have no responsibility with respect to ongoing costs associated with the areas so recaptured. As a condition to any such gate recapture, City shall pay to such assignee a cash price equal to the original amount of the actual costs previously incurred by CAL or such assignee in connection with construction and/or renovation of such recaptured areas less the amount of depreciation of such costs through the date of recapture based upon a straight-line depreciation method utilizing as the depreciation period the useful economic life (as determined in accordance with applicable tax law) of the applicable improvements. Under no circumstances will the costs of any such gate recapture or any renovation or reutilization of such areas be paid for by any of such assignee's rates and charges without such assignee's express written consent. For purposes of this Section V.E.6. and Section V.E.4. above (a) the term "jet gate" shall mean an aperture in the wall of Concourse D specifically designed to accommodate a jet loading bridge (provided, however, that a single such aperture to which a dual-loading capable jet bridge is connected shall constitute only 1 jet gate for such purposes), and (b) at no time shall the number of jet gates in Concourse D be deemed to be less than 12, regardless of the actual configuration of Concourse D.

7. City shall not participate in the planning, development, funding, financing or operations of any commercial service passenger airport (other than Burke Lakefront Airport in substantially its current configuration) within a 50 mile radius of the Airport the construction of which would commence within 15 years following the commencement date of the term of the special facilities lease for Concourse D. In the event that a new commercial passenger airport (except any such airport with respect to which the City shall not have participated in the planning (which for this purpose shall not include merely coordinating with a third party developing a competing airport and not acting on behalf of the City), development, funding, financing or operations) within such radius of the Airport shall be opened for operations during the term of the Concourse D lease, CAL shall have the immediate right to terminate the Concourse D lease.

8. Upon termination of the Original Agreement on December 31, 2005, CAL may continue to occupy and use such facilities in the Airport's terminal building as are necessary for CAL to continue to conduct its operations on Concourse D, as follows: from and after the termination of the Original Agreement and until the earlier of (i) the date on which CAL and City shall have entered into a subsequent lease or other agreement providing for CAL's occupancy and use of such facilities in the terminal building, or (ii) the date on which the special facilities lease for Concourse D terminates, CAL will be entitled to occupy such facilities in the Airport's terminal building (including, without limitation, ticket counters, operational areas and offices, but excluding holdrooms and passenger departure lounges) as City reasonably determines are necessary for CAL to utilize Concourse D fully. CAL agrees that such right does not apply to any particular facilities and that City reserves the right and discretion (subject to the following sentence) to fulfill this obligation by permitting CAL to use and occupy facilities other than those actually used and occupied by CAL prior to the termination of the Original Agreement and to change the facilities which CAL is permitted to so use and occupy from time to time. The terms on which CAL shall be entitled to such occupancy and use shall be those agreed upon by CAL and City at the time, provided that, in the absence of such agreement, the terms shall be no less favorable than those which City has offered to any other scheduled airline for such occupancy and use at the time, including without limitation terms that will not impose unreasonable costs upon CAL to refit any such other facilities to make the same comparable to the facilities occupied and used by CAL prior to the termination of the Original Agreement. This Section V.E.6. shall not modify by implication the Special Facilities Lease.

F.   EMPLOYMENT OPPORTUNITIES

1. CAL shall adopt and pursue a City residency hiring goal of 50%, a minority hiring goal of 30% and a female hiring goal of 10% for the incremental jobs (currently estimated to be the equivalent of approximately 524 full-time jobs) created by CAL's CLE Program. These goals shall be pursued in good faith, but shall not apply to CAL flight crews.

G.   GENERAL

1. City and CAL agree to cooperate reasonably to incorporate other provisions in the leases associated with CAL's CLE Program to the extent such other provisions (i) relate to the financing terms set forth in the bond documents, (ii) are not inconsistent with the express provisions hereof, and (iii) are customary in similar transactions or are otherwise reasonably requested by either party.

VI.  CONCOURSE A GATES

     City shall approve (a) the assignment of Gates A-2, A-4, A-6, A-9 and A-11 from US Air to CAL, and (b) immediately thereafter (subject to the terms of this Section VI), the assignment of Gates A-2, A-4 and A-6 from CAL to TWA. The use rights assigned to TWA with respect to such gates shall extend through the duration of the term of, and generally shall be consistent with the provisions contained in, the US Air lease agreement which currently covers such gates. The assignment to TWA may be subject to the satisfaction of such conditions and requirements as may be imposed by City. CAL shall not have any continuing interest in or rights with respect to the gates so assigned to TWA.

VII. DEFAULT; TERMINATION OF MEMORANDUM OF UNDERSTANDING; REMEDIES

A.   DEFAULT

1. If a substantial and material default by either party occurs with respect to a substantial and material obligation under this Memorandum of Understanding and the defaulting party fails to cure the default within 60 days following receipt of written notice from the non-defaulting party specifically describing the default, the non-defaulting party shall as its sole remedy be entitled to terminate this Memorandum of Understanding and exercise the remedies set forth in (a)
     Section VII.B.2. below if City is the non-defaulting party, and (b) Section VII.B.3. below if CAL is the non-defaulting party. Notwithstanding the provisions of Section VIII below, any notice of default given by CAL to City pursuant hereto shall be sent by U.S. registered or certified mail, postage prepaid, return receipt requested and, in addition to the addresses set forth in Section VIII below, any such notice also shall be sent to:

            Mayor Michael R. White
            City of Cleveland
            Cleveland City Hall
            601 Lakeside Avenue
            Cleveland, OH  44114

2. In the event of a termination of this Memorandum of Understanding by CAL, CAL shall not withhold MII approval to the extent required for City to be able to reimburse CAL in the manner set forth in Section VII.B.1. or Section VII.B.3.
     below, as applicable.

B.   TERMINATION OF MEMORANDUM OF UNDERSTANDING

1. In the event that this Memorandum of Understanding is terminated for any reason other than a default by CAL or City hereunder, CAL shall be reimbursed by City for the costs to CAL (including all out-of-pocket expenses and direct dedicated labor costs) of all improvements constituting a portion of CAL's CLE Program which are contemplated to be funded by GARBs hereunder (the "GARB Improvements"), but CAL shall not be entitled to reimbursement for the costs to CAL of those improvements constituting a portion of CAL's CLE Program which are contemplated to be funded by SRBs hereunder (the "SRB Improvements").

     If GARBs shall have been issued at the time of such termination, City shall to the fullest extent legally possible reimburse CAL for such costs of the GARB Improvements from the proceeds of the GARBs. If GARBs shall not yet have been issued at the time of such termination, such reimbursement of CAL by City with respect to the GARB Improvements shall be made from the Airport Improvement Fund, which shall be dedicated exclusively to that purpose (as evidenced by documentation acceptable to CAL in its reasonable discretion) until such time as full reimbursement of CAL shall have been made. In the event that the Airport Improvement Fund shall cease to exist prior to CAL being fully reimbursed with respect to the GARB Improvements, City shall so dedicate another source of Airport funds from which City shall continue to make to CAL reimbursement payments at a level not less than the level of payments which previously had been made to CAL from the Airport Improvement Fund. Until such time as full reimbursement shall have been made to CAL with respect to the GARB Improvements, City shall grant to CAL the right to exclusive use of the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which CAL shall to the fullest extent allowed by law receive a first priority security interest, subject to any security interest required to be created pursuant to the existing Trust Indenture governing City's GARB issuances, in the income stream therefrom evidenced by such documentation as CAL reasonably may request).

     Upon any such termination, City also shall grant to CAL exclusive use rights with respect to the SRB Improvements for the useful economic life (as determined in accordance with applicable tax law) of the SRB Improvements. At any time during such CAL exclusive use period, City may repurchase such exclusive use rights from CAL at a cash price equal to the original amount of such costs to CAL less the amount of depreciation of such costs through the date of repurchase based upon a straight-line depreciation method utilizing as the depreciation period the useful economic life (as determined in accordance with applicable tax law) of the SRB Improvements. City shall not be entitled to repurchase from CAL such exclusive use rights with respect to any portion of the SRB Improvements without at the same time also repurchasing from CAL such exclusive use rights with respect to the remainder of the SRB Improvements (other than CAL's hydrant fueling system).

2. In the event that this Memorandum of Understanding is terminated by City as the result of a default by CAL hereunder, CAL shall not be entitled to reimbursement for the costs of the GARB Improvements or the SRB Improvements. To the extent that CAL shall have been reimbursed from GARB proceeds prior to the date of such termination, CAL shall pay or cause to be paid on or before December 31, 2005 the allocable portion of the GARBs the proceeds of which shall have been so disbursed to CAL. Upon any such termination, City shall grant to CAL exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which CAL shall to the fullest extent allowed by law receive a first priority security interest, subject to any security interest required to be created pursuant to the existing Trust Indenture governing City's GARB issuances, in the income stream therefrom evidenced by such documentation as CAL reasonably may request) and the SRB Improvements for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the SRB Improvements, as applicable. At any time during such CAL exclusive use period, City may repurchase such rights from CAL at a cash price equal to the original amount of such costs to CAL less the amount of depreciation of such costs through the date of repurchase based upon a straight-line depreciation method utilizing as the depreciation period the useful economic life (as determined in accordance with applicable tax law) of the applicable improvements. City shall not be entitled to repurchase from CAL such exclusive use rights with respect to any portion of the SRB Improvements or the GARB Improvements without at the same time also repurchasing from CAL such exclusive use rights with respect to the remainder of the SRB Improvements (other than CAL's hydrant fueling system) and the GARB Improvements.

3. In the event that this Memorandum of Understanding is terminated by CAL as the result of a default by City hereunder, City shall reimburse CAL for all of the costs (including all out-of-pocket expenses and direct dedicated labor costs) incurred by CAL in connection with the GARB Improvements and the SRB Improvements. Upon any such termination, City shall grant to CAL exclusive use rights with respect to the GARB Improvements (other than the interim and permanent rental car facilities, with respect to which CAL shall to the fullest extent allowed by law receive a first priority security interest, subject to any security interest required to be created pursuant to the existing Trust Indenture governing City's GARB issuances, in the income stream therefrom evidenced by such documentation as CAL reasonably may request) and the SRB Improvements for the useful economic life (as determined in accordance with applicable tax law) of the GARB Improvements and the SRB Improvements, as applicable. At any time during such CAL exclusive use period, City may repurchase such rights from CAL at a cash price equal to the original amount of such costs to CAL less the amount of depreciation of such costs through the date of repurchase based upon a straight-line depreciation method utilizing as the depreciation period the useful economic life (as determined in accordance with applicable tax law) of the applicable improvements. City shall not be entitled to repurchase from CAL such exclusive use rights with respect to any portion of the SRB Improvements or the GARB Improvements without at the same time also repurchasing from CAL such exclusive use rights with respect to the remainder of the SRB Improvements and the GARB Improvements.

     If GARBs shall have been issued at the time of such termination by CAL, City shall to the fullest extent legally possible reimburse CAL for such costs of the GARB Improvements and the SRB Improvements from the proceeds of the GARBs.

     If GARBs shall not yet have been issued at the time of such termination by CAL, City shall to the fullest extent legally possible proceed promptly to issue GARBs and reimburse CAL for such costs of the GARB Improvements and the SRB Improvements from the proceeds thereof. Until such time as City shall have fully reimbursed CAL, reimbursement payments with respect to the GARB Improvements and the SRB Improvements shall be made by City to CAL from the Airport Improvement Fund, which shall be dedicated exclusively to reimburse CAL (as evidenced by documentation acceptable to CAL in its reasonable discretion) until such time as full reimbursement of CAL shall have been made. In the event that the Airport Improvement Fund shall cease to exist prior to CAL being fully reimbursed with respect to the GARB Improvements and the SRB Improvements, City shall so dedicate other sources of Airport funds from which City shall continue to make to CAL reimbursement payments at a level not less than the level of payments which previously had been made to CAL from the Airport Improvement Fund.

C.   LIMITATION OF DAMAGES

1. In no event shall either party be liable to the other party for any special, incidental, indirect, punitive, reliance or consequential damage (including without limitation lost profits, revenues, or economic or business development opportunities), whether foreseeable or not, as a result of any breach of any of the provisions of this Memorandum of Understanding.

2. In the event of a termination of this Memorandum of Understanding, neither party shall be liable to the other party for (a) any of the other party's internal administrative expenses incurred, or any interest on any funds expended, in connection herewith, or (b) any amounts other than actual out-of-pocket expenses incurred by the non-defaulting party as a direct result of the breach and such termination resulting therefrom.

D.   GENERAL

1. The foregoing provisions of this Section VII shall survive the termination of this Memorandum of Understanding, unless definitive agreements are executed as contemplated hereby, in which event the terms thereof shall control.

2.   For purposes of this Memorandum of Understanding, the term
     "preferential use" shall mean use by CAL on a priority basis over all other users in connection with all of CAL's airline-wide scheduled and associated irregular operations.

VIII.   NOTICES

     All notices, requests and other communications under this Memorandum of Understanding shall be in writing and shall be deemed given (a) when made by personal delivery, (b) one day after being sent by a nationally recognized overnight courier for next day delivery, or (c) three days after being sent by U.S. registered or certified mail, postage prepaid, return receipt requested, in any such case addressed as follows:

     If to CAL: Continental Airlines, Inc.
                Suite 1401
                2929 Allen Parkway
                Houston, TX  77019
                Attn:   Holden Shannon
                        Staff Vice President
                        Corporate Real Estate

     with a copy to:    Continental Airlines, Inc.
                        2929 Allen Parkway, Suite 2010
                        Houston, TX  77019
                        Attn:  Chief Financial Officer
                               General Counsel

     If to City:        William F. Cunningham, Jr.
                        Director, Department of Port Control
                        Cleveland Hopkins International Airport
                        5300 Riverside Drive
                        Cleveland, OH  44135

     with a copy to:    Sharon Sobol Jordan, Esq.
                        Director, Department of Law
                        Cleveland City Hall
                        Room 106
                        601 Lakeside Avenue
                        Cleveland, OH  44114

     and a copy to:     Frederick R. Nance, Esq.
                        Project Counsel
                        Squire, Sanders & Dempsey
                        Society Center
                        127 Public Square
                        Suite 4900
                        Cleveland, OH  44114

IX.  NO THIRD PARTY BENEFICIARIES

1. This Memorandum of Understanding is for the sole benefit of CAL and City and their respective permitted successors and assigns, and shall not be construed as granting rights to any person or entity other than those parties or as imposing upon either such party any obligation to any person or entity other than the other party hereto.

X.   COUNTERPARTS

1. This Memorandum of Understanding may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

                           Exhibit I

                 1997 Concourse Expansion Budget

                           Exhibit J

                        GARB Improvements


(The following general descriptions of the GARB Improvements, as well as the attached diagrams, are subject to change through the normal course of submission and approval of plans and specifications pursuant to this Agreement.)

                          Exhibit J-1

                  Concourses C & D Public Areas
                               and
                  Concourse D Concession Areas


The proposed Concourse D will include certain space for concessions (currently estimated to be approximately 3,739 square feet), public circulation, public toilet rooms, drive-through lanes, and certain building support systems. (See Exhibit C for the allocation of the costs of certain building support systems as between Bonds and GARBs.)

The proposed public tunnel, currently estimated to be approximately 27,450 square feet and to include moving sidewalks, will be constructed between the existing Concourse C and the proposed
Concourse D.

The following three pages are attached for the purpose of generally depicting the dimensions and locations of the above-described improvements.

                          Exhibit J-2

                        Certain Utilities


New underground utility feeds will be required for Concourse D and the tunnel between Concourses C & D. Certain utility lines will be relocated to accommodate construction. Plans for utility construction and relocation are currently contemplated to include the following:

- Water - A 12' water line and a 6' water line will be relocated to accommodate the construction of the tunnel. The 12' line will provide service for the new concourse. The water systems will take adequate account of fire protection.

- Gas - An existing 4' gas service line will be disturbed during construction and will be replaced. An 8' gas line on S.R. 237 will provide gas service for the new Concourse D.

- Sanitary Sewer - A 6' sanitary force main will be relocated to accommodate the construction of the tunnel. The sanitary outlet for Concourse D will be connected to this relocated main.

- Storm Sewer - A 56' to 72' storm sewer will be relocated for the construction of the tunnel. The relocated pipe will be installed and constructed to meet FAA requirements and applicable drainage, spillage and storage requirements.

- Electrical - New feeders and necessary duct work will be provided for the new Concourse D. Electrical capacity (in number of feeders) will be a minimum of twice the connected load so that a redundant feed is in operation.

The following two pages are attached for the purpose of generally depicting the dimensions and locations of the utilities improvements.

                          Exhibit J-3

              Aircraft Ramp & Other Aircraft Paving


The existing taxilane and apron areas adjacent to Concourse C will be expanded north to the exit road, east to S.R. 237 and south to Five Points Road. The C Concourse Ramp Taxilane will be widened to incorporate what is currently known as "Pad 3" (which pad is also part of this GARB Improvement) and a single taxilane for regional jets will be constructed to the south and east of Concourse D. The following page is attached for the purpose of generally depicting the location of Pad 3 and the relevant ramp areas and taxilanes.

                          Exhibit J-4

                 Permanent Rental Car Facilities


Consolidated rental car facilities will be constructed on the "North Properties" area of the Airport and will be designed to accommodate those rental car companies offering rental car services at the Airport. The following three pages are attached to depict the general design of the proposed consolidated rental car facilities.
               Exhibit J-5

                    New Employee Parking Lot


An approximately 1200-space paved parking area will be built on the west side of the airfield known as the "Sundorph" site. The facility will be equipped with asphalt paving, fencing, lighting, access control, and bus shelters. The following two pages are attached to depict the general design and approximate location of the proposed lot.

                          Exhibit J-6

                           Triturator


A triturator, sized comparably in capacity to that on Concourse C, will be built on the apron level of Concourse D, with appropriate access, connections, accessories, and vehicle door openings. Access will be from the west side, between Concourses C & D. The following page is attached to depict the proposed location of the triturator.

                          Exhibit J-7

  Outbound Bag Room, Bag Claim & Security Check Point Expansion
                    in the Terminal Building


As depicted on the following two pages, improvements located in the Terminal Building are proposed to include an outbound bag room (of approximately 9,600 square feet), additional expansion above the bag room (of approximately 2,800 square feet), bag claim expansion (of approximately 6,000 square feet), and security check point expansion (of approximately 3,600 square feet).

                           Exhibit K

                        Letter Agreement

October 28, 1997


VIA TELECOPIER

Holden Shannon, Vice President
Corporate Real Estate
Continental Airlines, Inc.
2929 Allen Parkway
P.O. Box 4607
Houston, Texas 77210-4607

     Re: CAL MII Approvals in Consideration of City AIP and PFC Funding Commitments, Cleveland Hopkins
            International Airport

Dear Holden:

This letter is to memorialize the agreements between the City of Cleveland and Continental Airlines, Inc. (CAL) with respect to capital projects to be undertaken by the City, the funding of those projects, and related matters.

PFC Funding

The City has agreed that it will apply 40% of the revenues from passenger facility charges (PFCs) collected at Cleveland Hopkins International Airport ("Hopkins") from the year 2000 through the year 2019 to the payment of debt service on the City's general airport revenue bonds (GARBs) issued for the capital projects identified in the attached Exhibit A and Exhibit B. The City will allocate those PFC revenues to eligible airfield project costs identified in Exhibit A and Exhibit B. Those collections will be accumulated during each year and deposited in the subsequent year to offset the expense that would otherwise be payable from airline landing fees.

On the basis of passenger forecasts provided by CAL, we currently project the 40% PFC collections over twenty years to amount to approximately $197 million, assuming a $3 PFC and subject to the City electing to apply for such funds, the FAA actually approving their collection, and the eligibility of projects for PFC funding. The actual amount of PFC collections may be higher or lower than the projected $197 million; the commitment is for 40% of actual collections from the amount of PFCs actually imposed, regardless of the PFC level per passenger that is actually charged.

In the event the Special Facilities Lease Agreement is terminated, the City's agreement to apply PFC revenues to the payment of debt service, as described above, shall cease.

MII Support

In consideration of this PFC commitment by the City, CAL has agreed to unconditionally provide MII approval for the following projects (collectively, the "Capital Projects"), subject to the 110% cap on the Phase II projects (as described below): (i) the capital projects listed in Exhibit A under the caption "1997 MII Request" and approved by Continental on August 11, 1997 in response to the June 27, 1997 MII submission to CAL and the other signatory airlines presented at the July 31, 1997 meeting (the "1997 MII Request"), then estimated to cost approximately $266,188,000; (ii) two projects identified subsequent to the 1997 MII Request that the City seeks to include in the 1997 GARB financing, consisting of the runway lighting improvements and CAL outbound baggage expansion described in Exhibit B (the "1997 Supplemental MII Request"), estimated to cost $8,726,000; (iii) the additional capital projects listed in Exhibit A under the caption "Phase 2 CIP (partial list)", estimated to cost approximately $132,446,000, (the "Phase II projects"); (iv) expenditures from the Airport Improvement Fund of up to $20 million beginning in 1998 for new infrastructure improvements (the "Infrastructure Improvements") and (v) 22% for construction management and contingency for the Phase II projects and Infrastructure Improvements. CAL agrees that it will take such actions as may be requested by the City to implement CAL's support of the 1997 Supplemental MII Request projects, the Phase II projects, and the Infrastructure Improvements under the procedures required by Section 8.07 of the Agreement and Lease between the City and Airline dated as of May 15, 1987 (the "Original Agreement"), including the timely delivery of its vote in support of those projects.

The City acknowledges that CAL's support for the Phase II projects is subject to an aggregate cap of 110% for all the Phase II projects. In the event the cost to complete these projects exceed such 10% cap, the City will advise CAL and seek CAL's input on its plans to reduce the costs of the Phase II projects.

AIP Funding

The City will exercise in good faith its best efforts to maximize the Airport Improvement Program (AIP) funds available to support projects eligible for AIP funding to a level equal to the lesser of (i) 50% of the aggregate costs of the projects eligible for AIP funding, or (ii) the maximum level of AIP funding for which the projects are eligible. Such AIP eligibility shall be determined in accordance with the Airport Improvement Program Handbook promulgated by the FAA or as otherwise determined by the FAA. To implement these efforts, the City has agreed to reduce the principal amount of GARBs issued in 1997 by an amount approximating the amount of AIP grants that CAL believes the City might obtain ($44,876,000) for the 1997 MII Request projects. Specifically, the City will defer the issuance of GARBs from 1997 to early 1999 for the following projects: new runway construction ($28,653,000); ROW/CEI powerline ($11,907,000); and design of
Pacific Rim runway ($4,330,000). The City also will defer a major portion of the new roadway construction.

While the City remains committed to aggressively seeking AIP funding for eligible projects and has already initiated discussions with the FAA regarding a Letter of Intent, we do not expect to be entirely successful in obtaining this level of AIP grants in the context of the current federal funding environment. Therefore, in the event the City does not receive this projected level of AIP funding (approximately $45 million for the 1997 MII Request projects), it will be necessary to issue additional bonds (probably in early 1999) to complete the financing. This subsequent bond issue will not require additional MII approval because Continental provided its approval to proceed with all projects in the 1997 MII Request on August 11, 1997. The City will endeavor to finance such subsequent project costs in a consolidated bond issue, currently anticipated for 1999, rather than with a special, separate financing.

As you know, the City must certify that it has no deposit funds sufficient to pay amounts owed under a contract before the City can enter into a contract. It typically takes a minimum of three months for the City to complete a general airport revenue bond issue. Consequently, in order that construction of the approved projects not be delayed, it may be necessary for the City to undertake issuing another series of bonds before a final notification of AIP funding has been received.

As noted earlier, the City has already initiated the AIP lobbying process and has received the following guidance and feedback from the FAA's Detroit Airport District Office and Great Lakes Region:

          1. The FAA suggested that instead of submitting multiple applications at 50% AIP participation for each eligible project, the City should instead apply for 75% AIP funding (the maximum permitted for Hopkins) for "big ticket" projects and, in essence, get to the same level of AIP funding. The FAA discouraged the City from processing numerous applications for "extraneous" eligible projects, many of which would have low ranking under AIP criteria and therefore a low probability for funding.

          2. The FAA wants the City to apply for a Letter of Intent (LOI) for the three runway projects - the new 6,450-foot runway, the extension of the 6,450-foot runway, and the Pacific Rim runway - and bundle together the various elements of each project. These bundled projects will receive the highest priority for AIP funding based on the FAA's ranking criteria. The City left open the possibility of adding more big ticket projects to the LOI request, including the new roadway project.

          3. The FAA is considering an LOI with a minimum term of ten years whereby the City would obligate all of its entitlement grants over this period (estimated to be about $25 million if the AIP program continues in its current form) with the balance coming from discretionary grants.

In light of AIP eligibility restrictions and the AIP ranking criteria which favor runway projects, we believe that the City's changes of securing AIP funding for the 1997 MII Request would be maximized under the FAA's preferred approach to request 75% funding for high priority projects as illustrated below for just the three runway project elements under the 1997 MII Request.

Project/Element               Total Cost     AIP @ 75%

1.  New 6,450-foot runway       $51,374,000    $38,531,000
2.  Extension of 6,450-foot
    runway (Phase I)             13,365,000     10,024,000
3.  Pacific Rim Runway design     4,330,000      3,248,000

    Total - 1997 MII
    Request elements            $69,069,000    $51,803,000

    CAL AIP goal                               $44,876,000

    Excess over CAL AIP goal                  $  6,927,000

CAL agrees to support the City's application to obtain such AIP funding.

Location of Concourse D

The location proposed by CAL for the new Concourse D, as depicted on the informational drawing A2SI1 last revised September 2, 1997 and attached as Exhibit C is acceptable to the City, subject to confirmation of the scale and location shown in that drawing by a licensed surveyor retained by the City.

Once again, I wish to thank you and your team for the hard work you have performed in reaching these agreements. We certainly appreciate the investment in Cleveland that these agreements represent.

Please indicate CAL's acceptance and agreement as to the matters herein by signing on behalf of CAL in the space provided below and returning this letter to me.

Sincerely,



_____________________________        _________________________
William F. Cunningham, Jr., A.A.E.   Holden Shannon,
Director of Port Control             Vice President
                                     Continental Airlines, Inc.


cc: Mayor Michael R. White (w/enc.)
    Kenneth G. Silliman, Esq. (w/enc.)
    Eric N. Waldron, A.A.E. (w/enc.)
    Rachel Nigro Scalish, Esq. (w/enc.)
    Frederick Nance, Squire, Sanders & Dempsey (w/enc.)
    Wayne Herndon, Continental Airlines, Inc. (w/enc.)